Exhibit 10.23

CONFIDENTIAL TREATMENT REQUESTED

INFORMATION FOR WHICH CONFIDENTIAL TREATMENT

HAS BEEN REQUESTED IS OMITTED AND NOTED WITH “****”.

AN UNREDACTED VERSION OF THIS

DOCUMENT HAS ALSO BEEN PROVIDED TO THE

SECURITIES AND EXCHANGE COMMISSION

MASTER REPURCHASE AGREEMENT

(for SIRVA Mortgage, Inc.)

dated as of December 30, 2009

between

U.S. BANK NATIONAL ASSOCIATION,

as Buyer,

and

SIRVA MORTGAGE, INC. as Seller

TABLE OF CONTENTS

MASTER REPURCHASE AGREEMENT			1

1	APPLICABILITY AND DEFINED TERMS		1
	1.1.	Applicability	1
	1.2.	Defined Terms	1

2	THE BUYER’S COMMITMENT		25
	2.1.	The Buyer’s Commitment to Purchase	25
	2.2.	Expiration or Termination of the Commitments	25
	2.3.	Optional Reduction or Termination of Buyer’s Commitments	25

3	INITIATION; TERMINATION		25
	3.1.	Seller Request; Buyer Confirmation	25
	3.2.	Purchases	26
	3.3.	Request/Confirmation	26
	3.4.	Delivery of Mortgage Files; Review by Buyer	26
	3.5.	Transaction Termination; Purchase Price Decrease	28
	3.6.	Place for Payments of Repurchase Prices	28
	3.7.	Withdrawals from and Credits to Operating Account	28
	3.8.	Delivery of Additional Mortgage Loans	29
	3.9.	Application of Repurchase Price Payments	29
	3.10.	Release of Mortgage Loan Files	29

4	TRANSACTION LIMITS AND SUBLIMITS		31
	4.1.	Transaction Limits	31
	4.2.	Transaction Sublimits	31

5	PRICE DIFFERENTIAL		32
	5.1.	Pricing Rate	32
	5.2.	Seller’s Election of Pricing Rate	32
	5.3.	Seller’s Re-election of the Pricing Rate	32
	5.4.	Balances Deficiency Fees	32
	5.5.	Monthly Conversion of Balance Funded Segments	33
	5.6.	Pricing Rate for Default Pricing Rate Purchased Loans	33
	5.7.	Price Differential Payment Due Dates	33

6	MARGIN MAINTENANCE		33
	6.1.	Margin Deficit; Margin Excess	33
	6.2.	Margin Call Deadline	34
	6.3.	Application of Cash	34
	6.4.	Increased Cost	34
	6.5.	Capital Adequacy	35
	6.6.	Buyer’s Report	35
	6.7.	Provisions Relating to LIBOR Rate	35

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7	TAXES		36
	7.1.	Payments to be Free of Taxes	36
	7.2.	Tax Indemnity; Receipt	36
	7.3.	Survival	36

8	INCOME AND ESCROW PAYMENTS; CONTROL		36
	8.1.	Income and Escrow Payments	36
	8.2.	Income and Escrow Accounts	37
	8.3.	Income and Escrow Accounts after Default	37

9	FACILITY FEE; OTHER FEES		37
	9.1.	Facility Fee	37
	9.2.	Loan Papers Handling Fee	38

10	SECURITY INTEREST; LICENSE		38
	10.1.	Intent of the Parties	38

11	SUBSTITUTION		40
	11.1.	Seller May Substitute Other Mortgage Loans with Notice to and Approval of Buyer	40
	11.2.	Payment to Accompany Substitution	40

12	PAYMENT AND TRANSFER		41
	12.1.	Payments to the Buyer	41
	12.2.	If Payment Not Made When Due	41

13	SEGREGATION OF DOCUMENTS RELATING TO PURCHASED LOANS		41

14	CONDITIONS PRECEDENT		42
	14.1.	Initial Purchase	42
	14.2.	Each Purchase	44

15	REPRESENTATIONS, WARRANTIES AND COVENANTS		45
	15.1.	Buyer and Seller Representations	45
	15.2.	Additional Seller Representations	45
	15.3.	Special Representations Relating to the Purchased Loans	49
	15.4.	Representations and Warranties Relating to Specific Transactions	49
	15.5.	Survival	50

16	AFFIRMATIVE COVENANTS		50
	16.1.	Office of Foreign Assets Control and USA Patriot Act	51
	16.2.	Financial Statements	51
	16.3.	Financial Statements Will Be Accurate	52
	16.4.	Other Reports	52
	16.5.	Maintain Existence and Statuses; Conduct of Business	53
	16.6.	Compliance with Applicable Laws	54
	16.7.	Inspection of Properties and Books; Protection of Seller’s Proprietary Information; Buyer’s Due Diligence of Seller	54
	16.8.	Privacy of Customer Information	55

	16.9.	Notice of Suits, Etc. and Notice	56
	16.10.	Payment of Taxes, Etc.	57
	16.11.	Insurance; fidelity bond	57
	16.12.	Maintain Lien on Mortgaged Premises	58
	16.13.	Subordination of Certain Indebtedness	58
	16.14.	Certain Debt to Remain Unsecured	58
	16.15.	Promptly Correct Escrow Imbalances	58
	16.16.	MERS Covenants	58
	16.17.	Special Affirmative Covenants Concerning Purchased Loans	59
	16.18.	Coordination with Other Lenders/Repo Purchasers and Their Custodians	60

17	NEGATIVE COVENANTS		60
	17.1.	No Merger	61
	17.2.	Limitation on Debt and Contingent Indebtedness	61
	17.3.	Fundamental Changes	61
	17.4.	Liquidations, Dispositions of Substantial Assets	61
	17.5.	Loans, Advances, and Investments	62
	17.6.	Use of Proceeds	62
	17.7.	Transactions with Affiliates	62
	17.8.	Liens	63
	17.9.	ERISA Plans	63
	17.10.	Change of Principal Office	63
	17.11.	Distributions	63
	17.12.	Adjusted Tangible Net Worth	63
	17.13.	Adjusted Tangible Net Worth Ratio	63
	17.14.	Adjusted Net Income	63
	17.15.	Liquidity	63
	17.16.	Special Negative Covenants Concerning Purchased Loans	64
	17.17.	No Changes in Accounting Practices or Fiscal Year	64
	17.18.	Subordinated Debt	64
	17.19.	Other Warehousing and Repurchase Facilities	64

18	EVENTS OF DEFAULT		64
	18.1.	Events of Default	64
	18.2.	Transaction Termination	66
	18.3.	Termination by the Buyer	66
	18.4.	Remedies	67
	18.5.	Liability for Expenses and Damages	67
	18.6.	Liability for Interest	67
	18.7.	Other Rights	67
	18.8.	Seller’s Repurchase Rights	68
	18.9.	Sale of Purchased Loans	68

19	SERVICING OF THE PURCHASED LOANS		68
	19.1.	Servicing Released Basis	68
	19.2.	Servicing and Subservicing	68
	19.3.	Escrow Payments	69

	19.4.	Escrow and Income after Event of Default	69
	19.5.	Servicing Records	69
	19.6.	Subservicer Instruction Letter	69
	19.7.	Termination of Servicing	69
	19.8.	Notice from Seller	70
	19.9.	Seller Remains Liable	70
	19.10.	Backup Servicer	71
	19.11.	Successor Servicer	71

20	PAYMENT OF EXPENSES; INDEMNITY		72
	20.1.	Expenses	72
	20.2.	Indemnity	72

21	SINGLE AGREEMENT		73

22	NOTICES AND OTHER COMMUNICATIONS		73

23	MISCELLANEOUS		74
	23.1.	Further Assurances	74
	23.2.	Buyer as Attorney in Fact	74
	23.3.	Buyer Market Value Determinations	75
	23.4.	Participations	75
	23.5.	Wires to Seller	75
	23.6.	Wires to Buyer	75
	23.7.	Receipt; Available Funds	76

24	ENTIRE AGREEMENT; SEVERABILITY		76

25	NON-ASSIGNABILITY; TERMINATION		76
	25.1.	Limited Assignment	76
	25.2.	Agreement Termination	76

26	COUNTERPARTS		76

27	GOVERNING LAW, JURISDICTION AND VENUE		76

28	WAIVER OF JURY TRIAL		77

29	RELATIONSHIP OF THE PARTIES		77

30	NO WAIVERS, ETC		78

31	USE OF EMPLOYEE PLAN ASSETS		78
	31.1.	Prohibited Transactions	78
	31.2.	Audited Financial Statements Required	78
	31.3.	Representations	79

32	INTENT		79
	32.1.	Transactions are Repurchase Agreements and Securities Contracts	79
	32.2.	Contractual Rights, Etc.	79
	32.3.	FDIA	79
	32.4.	Master Netting Agreement	79

33	DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS		80
	33.1.	Parties not Protected by SIPA	80
	33.2.	SIPA Does Not Protect Government Securities Broker or Dealer Counterparty	80
	33.3.	Transaction Funds Are Not Insured Deposits	80

34	USA PATRIOT ACT NOTIFICATION		80

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EXHIBITS AND SCHEDULES

Exhibit A	Form of Request/Confirmation
Exhibit B	Opinions Required for Opinions of Counsel to Seller
Exhibit C	Form of Compliance Certificate
Exhibit D	List of Subsidiaries of the Seller as of the Effective Date
Exhibit E	Form of Record Layout
Exhibit F	Form of Trust Receipt
Exhibit G	Form for Transmittal of Trailing Documents
Exhibit H	Form of Repurchase Request
Exhibit I	Form of Shipping Request

Schedule AI	Approved Investors
Schedule AR	Authorized Seller Representatives List Effective as of December 30, 2009
Schedule BP	List of Basic Papers
Schedule DQ	Disqualifiers
Schedule EL	Eligible Loans
Schedule SP	List of Supplemental Papers
Schedule 1.2	Deposit Accounts
Schedule 15.2(e)	Material Adverse Changes and Contingent Liabilities
Schedule 15.2(f)	Pending Litigation
Schedule 15.2(l)	Existing Liens
Schedule 15.3	Special Representations and Warranties with Respect to each Purchased Loan

MASTER REPURCHASE AGREEMENT

THIS MASTER REPURCHASE AGREEMENT is made and entered into as of December 30, 2009, by and between SIRVA Mortgage, Inc., an Ohio corporation (the “Seller”) and U.S. Bank National Association (the “Buyer” and sometimes “U.S. Bank”).

RECITALS

1 Applicability and Defined Terms.

1.1. Applicability. From time to time the parties hereto may enter into transactions in which the Seller agrees to transfer to the Buyer Eligible Loans on a servicing released basis against the transfer of funds by the Buyer, with a simultaneous agreement by the Buyer to transfer to the Seller such Eligible Loans at a date certain or on demand in the event of termination pursuant to Section 18, or if no demand is sooner made, on the Termination Date, against the transfer of funds by the Seller. Each such transaction shall be referred to herein as a “Transaction” and shall be governed by this Agreement, as hereinafter defined.

The parties hereby specifically declare that it is their intention that this Master Repurchase Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement,” which term includes the preamble above) and the purchases of Eligible Loans made pursuant to it are to be treated as repurchase transactions under Title 11 of the United States Code, as amended (the “Bankruptcy Code”), including all rights that accrue to the Buyer by virtue of sections 362(b), 559, 561 and 562 and all other sections of the Bankruptcy Code. This Agreement also contains lien provisions with respect to the Purchased Loans so that if, contrary to the intent of the parties, any court of competent jurisdiction characterizes any Transaction as a financing, rather than a purchase, under applicable law, including the applicable provisions of the Bankruptcy Code, the Buyer is deemed to have a first priority perfected security interest in and to the Purchased Loans to secure the payment and performance of all of the Seller’s Obligations under this Agreement.

The Buyer’s agreement to establish and continue the revolving repurchase facility is made upon and subject to the terms and conditions of this Agreement. If there is any conflict or inconsistency between any of the terms or provisions of this Agreement and any of the other Repurchase Documents, this Agreement shall govern and control. If there is any conflict between any provision of this Agreement and any later supplement, amendment, restatement or replacement of it, then the latter shall govern and control.

1.2. Defined Terms. Except where otherwise specifically stated, capitalized terms used in this Agreement and the other Repurchase Documents have the meanings assigned to them below or elsewhere in this Agreement.

“Accepted Servicing Practices” means, with respect to any Mortgage Loan, (a) those mortgage loan servicing standards and procedures in accordance with all applicable state, local and federal laws, rules and regulations and (b)(i) the mortgage loan servicing standards and procedures prescribed by Fannie Mae and Freddie Mac, in each case as set forth in the Fannie

Mae Servicing Guide or Freddie Mac Servicing Guide, as applicable, and in the directives or applicable publications of such agencies, as such may be amended or supplemented from time to time, or (ii) with respect to any Mortgage Loans and any matters or circumstances as to which no such standard or procedure applies, the servicing standards, procedures and practices the Seller uses with respect to its own assets as of the date of this Agreement, subject to reasonable changes.

“Additional Covenant” means any affirmative or negative covenant, or other agreement, term or condition relating to the Seller or any Subsidiary, contained in any mortgage loan repurchase or warehouse loan transaction to which the Buyer is not a party and which is more restrictive on the Seller or such Subsidiary or more beneficial to the lender or buyer, as the case may be, under such agreement than the covenants, agreements, terms and conditions relating to the Seller and its Subsidiaries contained in this Agreement.

“Additional Pricing Term” means any pricing agreement, term or condition contained in any mortgage loan repurchase or warehouse loan transaction to which the Buyer is not a party and which is more favorable to the lender or the buyer, as the case may be, under such agreement than the pricing agreements, terms and conditions contained in this Agreement.

“Additional Purchased Loans” means Eligible Loans transferred by the Seller to the Buyer pursuant to, and as defined in, Section 6.1(a).

“Adjusted Tangible Net Worth” means, as of any date of determination, GAAP Net Worth minus the sum of (i) receivables due from Affiliates other than (a) amounts owed by SIRVA Relocation Funding, LLC with respect to loans permitted under Section 17.7 and (b) the CMSR securitization receivable on the Seller’s balance sheet reflecting the CMSR Reinsurance Ltd. (“CMSR”) Sale Agreement for the sale of Receivables by CMSR to Seller; (ii) intangible assets; and (iii) any other assets not acceptable to the Buyer in its reasonable discretion.

“Affiliate” means and includes, with respect to a specified Person, any other Person:

(a) that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the specified Person (in this definition only, the term “Control” means having the power to set or direct management policies, directly or indirectly);

(b) that is a director, trustee, partner, member or executive officer of the specified Person or serves in a similar capacity in respect of the specified Person;

(c) of which the specified Person is a director, trustee, partner, member or executive officer or with respect to which the specified Person serves in a similar capacity and over whom the specified Person, either alone or together with one or more other Persons similarly situated, has Control;

(d) that, directly or indirectly through one or more intermediaries, is the beneficial owner of five percent (5%) or more of any class of equity securities — which does not include any MBS — of the specified Person; or

(e) of which the specified Person is directly or indirectly the owner of five percent (5%) or more of any class of equity securities of the specified Person.

“Agency” means Ginnie Mae, Fannie Mae or Freddie Mac.

“Agency MBS” means MBS issued or guaranteed as to timely payment of principal and interest by Ginnie Mae, Fannie Mae or Freddie Mac.

“Aggregate Outstanding Purchase Price” means, as of any Determination Date, an amount equal to the sum of the Purchase Prices for all Purchased Loans included in all Open Transactions.

“Agreement” is defined in the Recitals.

“Alternate Base Rate” ****.

“Ally Bank Loan” means a Conforming Mortgage Loan that is a Purchased Loan and originated pursuant to an Investor Commitment from Ally Bank.

“Ally Bank Loans Sublimit” is defined in Section 4.2(c).

“Approved Investor” means Ginnie Mae, Fannie Mae, Freddie Mac and any of the Persons listed on Schedule AI, as it may be supplemented or amended from time to time by agreement of the Seller and the Buyer; provided, that (a) persons listed on Schedule AI shall be Approved Investors only with respect to the type(s) of Mortgage Loans for which they are specified as an “Approved Investor” on Schedule AI, and (b) if the Buyer shall give written notice to the Seller of the Buyer’s disapproval of any Approved Investor(s) named in the notice, the Approved Investor(s) so named shall no longer be (an) Approved Investor(s) from and after the time when the Buyer sends that notice to the Seller or such later date as may be specified by the Buyer in its sole discretion.

“Authorized Seller Representative” means a representative of the Seller duly designated by all requisite corporate action to execute any certificate, schedule or other document contemplated or required by this Agreement on behalf of the Seller and as its act and deed. A list of Authorized Seller Representatives current as of the Effective Date is attached as Schedule AR. The Seller will provide an updated list of Authorized Seller Representatives to the Buyer promptly following each addition to or subtraction from such list, and the Buyer shall be entitled to rely on each such list until such an updated list is received by the Buyer.

“Backup Servicer” means U.S. Bank Home Mortgage, Inc. or any other Person designated by the Buyer, in its sole discretion, to act as a backup servicer of the Purchased Loans in accordance with Section 19.10.

“Balance Funded Rate” means a fixed rate per annum of four and one-quarter percent (4.25%).

“Balance Funded Segment” means a portion of the outstanding Purchase Price on Open Transactions on which the Pricing Rate is determined by reference to the Balance Funded Rate for the applicable type of Eligible Loan.

“Bankruptcy Code” is defined in the Recitals.

“Basic Papers” means all of the Loan Papers that must be delivered to the Buyer (in the case of Dry Loans, prior to the related Purchase Date and, in the case of Wet Loans, on or before the fifth (5th) Business Day after the related Purchase Date) in order for any particular Purchased Loan to continue to have Market Value. Schedule BP lists the Basic Papers.

“Business Day” means any day when both (a) the Buyer’s main branch in Denver, Colorado, is open for regular commercial banking business and (b) federal funds wire transfers can be made.

“Buyer” is defined above.

“Buyer Affiliate” means (i) an Affiliate of the Buyer or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in securities and mortgage reverse repurchase agreements, bank loans and similar financial arrangements in the ordinary course of its business and is administered or managed by the Buyer or an Affiliate of the Buyer.

“Buyer’s Margin Percentage” means:

(i) for all Purchased Loans, except Low CLTV MIP Mortgage Loans, High CLTV Mortgage Loans, and Ally Bank Loans, ninety-five percent (95%);

(ii) for Low CLTV MIP Mortgage Loans, including for Wet Loans that are Low CLTV MIP Mortgage Loans, ninety-four percent (94%);

(iii) for High CLTV MIP Mortgage Loans, including for Wet Loans that are High CLTV MIP Mortgage Loans, ninety-two percent (92%); and

(iv) for Ally Bank Loans, including for Wet Loans that are Ally Bank Loans, ninety percent (90%).

“Capitalized Servicing Rights” means for any Person, all rights to service Mortgage Loans that would be capitalized under GAAP (regardless of whether such rights result from asset securitizations, whole loan sales or originations of Mortgage Loans).

“Cash Equivalents” means and includes, on any day:

(a) any evidence of debt issued by the United States government or any agency thereof, or guaranteed as to the timely payment of principal and interest by the United States government, and maturing ninety (90) days or less after that day; and

(b) any demand deposit, time deposit, certificate of deposit or banker’s acceptance maturing not more than ninety (90) days after that day and issued by a commercial bank that is a member of the Federal Reserve System and has a combined unimpaired capital and surplus and unimpaired undivided profits of not less than Seven Hundred Fifty Million Dollars ($750,000,000); and

(c) money market and cash accounts and money market funds which are invested in investments of the types described above or in commercial paper maturing no more than 90 days from the date of creation thereof and which is rated at least “A-1” by Standard & Poor’s Corporation or at least “P-1” by Moody’s Investors Service, Inc.

“Central Elements” means and includes the value of a substantial part of the Purchased Loans; the prospects for payment of each portion of the Repurchase Price, both Purchase Price and Price Differential, when due; the validity or enforceability of this Agreement and the other Repurchase Documents and, as to any Person referred to in any reference to the Central Elements, such Person’s and its Consolidated Subsidiaries’ property, business operations, financial condition and ability to fulfill and perform its obligations under this Agreement and the other Repurchase Documents to which it is a party, each taken as a whole, and such Person’s prospects of continuing in business as a going concern.

“Certified Copy” means a copy of an original Basic Paper or Supplemental Paper accompanied by (or on which there is stamped) a certification by an officer of either a title insurer or an agent of a title insurer (whether a title agency or a closing attorney) or, except where otherwise specified below, by an Authorized Seller Representative or an officer of the Servicer (if other than the Seller) or subservicer of the relevant Mortgage Loan, that such copy is a true copy of the original and (if applicable) that the original has been sent to the appropriate governmental filing office for recording in the jurisdiction where the related Mortgaged Premises are located. Each such certification shall be conclusively deemed to be a representation and warranty by the certifying officer, agent, Authorized Seller Representative or officer of the relevant Servicer or subservicer, as applicable, to the Buyer upon which the Buyer may rely.

“Change in Law” means (a) the adoption of any applicable Legal Requirement after the Effective Date, (b) any change in any applicable Legal Requirement or in the interpretation or application thereof by any Governmental Authority after the Effective Date, or (c) reasonable compliance by the Buyer (or by any applicable office of the Buyer) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date.

“Change of Control” in respect of the Seller means (a) the occurrence of the Parent not owning directly, or indirectly, all of the issued and outstanding ownership interests of the Seller, or (b) any of the following circumstances: (i) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of equity interests of the Seller representing 10% or more of the combined voting power of all equity interests of the Parent entitled to vote in the election of directors; or (ii) during any period of 12 consecutive months, a majority of the members of the board of directors of Seller cease to be composed of individuals (A) who were members of that board on the first day of such period, (B) whose election or nomination to that board was approved by individuals referred to in clause

(A) above constituting at the time of such election or nomination at least a majority of that board or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board of equivalent governing body; or (iii) any Person or two or more Persons acting in concert acquiring by contract or otherwise, or entering into a contract or arrangement that upon consummation will result in its or their acquisition of, control over equity interests of the Parent representing 10% or more of the combined voting power of all equity interests of the Parent entitled to vote in the election of directors.

“Commitment” means the Buyer’s commitment under Section 2.1, subject to reduction as described in Section 2.3, to fund Transactions, limited to the Buyer’s Committed Sum.

“Committed Sum” means, for any day, the maximum total amount the Buyer is committed to fund for the purchase from the Seller of Eligible Loans on a revolving basis pursuant to this Agreement, on its terms and subject to its conditions. As of the Effective Date, the Buyer’s Committed Sum is $30,000,000.

“Conforming Mortgage Loan” means a first priority Single-family residential Mortgage Loan that is (a) FHA insured, (b) VA guaranteed, (c) guaranteed or provided under the USDA Rural Development program, (d) eligible for sale to an Approved Investor in conjunction with a state or municipal housing bond program, or (e) a conventional mortgage loan that fully conforms to all Agency underwriting and other requirements, excluding expanded criteria loans as defined under any Agency program.

“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries. References herein to a Person’s Consolidated financial statements refer to the consolidated financial statements of such Person and its properly consolidated subsidiaries.

“Contingent Indebtedness” of any Person at a particular date means the sum (without duplication) at such date of (a) all obligations of such Person in respect of letters of credit, acceptances, or similar obligations issued or created for the account of such Person, (b) all obligations of such Person under any contract, agreement or understanding of such Person pursuant to which such Person guarantees, or in effect guarantees, any indebtedness or other obligations of any other Person in any matter, whether directly or indirectly, contingently or absolutely, in whole or in part (excluding such Person’s contingent liability as endorser of negotiable instruments for collection in the ordinary course of business), (c) all liabilities secured by any Lien on any property owned by such Person, whether or not such Person has assumed or otherwise become liable for the payment thereof and (d) any liability of such Person or any Affiliate thereof in respect of unfunded vested benefits under any ERISA Plan, in each case excluding any such liabilities or obligations that constitute Debt.

“Customer” means and includes each maker of a Mortgage Note and each cosigner, guarantor, endorser, surety and assumptor thereof, and each mortgagor or grantor under a Mortgage, whether or not such Person has personal liability for its payment of the Mortgage Loan evidenced or secured thereby, in whole or in part.

“Debt” means, with respect to any Person, on any day, the sum of the following (without duplication):

(a) all GAAP Indebtedness;

(c) all of any other Person’s debt or other obligations for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, to pay or advance money or property as guarantor, surety, endorser or otherwise (excluding such Person’s contingent liability as endorser of negotiable instruments for collection in the ordinary course of business), or which such Person has agreed to purchase or otherwise acquire;

(d) the aggregate principal balance, or repurchase price obligation, of that Person under repurchase agreements, reverse repurchase agreements, mortgage warehouse lines of credit, sale/buy-back agreements or like arrangements;

(e) all debt for borrowed money or for the deferred purchase price of property or services secured by a Lien on any property owned or being purchased by that Person (even though that Person has not assumed or otherwise become liable for the payment of such debt) to the extent that such debt would not be otherwise counted as a liability for purposes of determining that Person’s net worth and to the extent that such debt is less than or equal to the net book value of such property; and

(f) net payment obligations of that Person in respect of any exchange traded or over the counter derivative transaction, including any Hedge Agreement whether entered into for hedging or speculative purposes;

provided that, for purposes of this Agreement, there shall be excluded from the calculation of Debt for that day both (i) such Person’s obligations to pay to another Person any sums collected and held by the subject Person (as loan servicer, escrow agent or collection agent or in a similar capacity) for the account of such other Person, and (ii) Qualified Subordinated Debt.

“Default” means the occurrence of any event or existence of any condition that, but for the giving of notice, the lapse of time or both, would constitute an Event of Default.

“Default Pricing Rate” means, on any day and with respect to any Transaction, a rate per annum equal to the otherwise applicable Pricing Rate plus **** per annum.

“Determination Date” means the date as of, or for, which a specified characteristic of a Mortgage Loan or other subject matter is being determined for purposes of a provision of this Agreement or another Repurchase Document.

“Disqualifier” means any of the circumstances or events affecting Purchased Loans that are described on Schedule DQ.

“Dry Loan” means an Eligible Loan originated by the Seller that has been closed, funded and qualifies without exception as an Eligible Loan, including satisfying the requirement that all of its Basic Papers have been delivered to the Buyer.

“Effective Date” means December 31, 2009.

“Electronic Agent” means MERSCORP, Inc. or its successor in interest or assigns.

“Electronic Tracking Agreement” means a written Electronic Tracking Agreement among the Seller, the Buyer, MERS and the Electronic Agent, in form and substance acceptable to the Seller and the Buyer, as it may be supplemented, amended, restated or replaced from time to time.

“Eligible Loans” is defined on Schedule EL.

“ERISA” means the Employee Retirement Income Security Act of 1974 and any successor statute, as amended from time to time, and all rules and regulations promulgated under it.

“ERISA Affiliates” means all members of the group of corporations and trades or businesses (whether or not incorporated) that, together with the Seller, are treated as a single employer under section 414 of the Internal Revenue Code.

“ERISA Plan” means any pension benefit plan subject to Title IV of ERISA or section 412 of the Internal Revenue Code maintained or contributed to by the Seller or any ERISA Affiliate with respect to which the Seller has a fixed or contingent liability.

“Escrow Account” means the Escrow Account established by the Seller with a bank satisfactory to the Buyer under Section 8, and subject to the control of the Buyer into which amounts paid for escrow accumulation under Purchased Loans are paid for purposes of paying taxes, insurance and other appropriate escrow charges.

“Event of Default” is defined in Section 18.

“Event of Insolvency” means:

(a) the Seller or a Subsidiary has commenced as debtor any case or proceeding under any bankruptcy, insolvency, reorganization, moratorium, delinquency, arrangement, readjustment of debt, liquidation, dissolution, or similar law of any jurisdiction whether now or hereafter in effect, or consents to the filing of any petition against it under such law, or petitions for, causes or consents to the appointment or election of a receiver, conservator, liquidator, trustee, sequestrator, custodian or similar official for the Seller or a Subsidiary or any substantial part of its property, or an order for relief is entered under the Bankruptcy Code; or any of the Seller’s or a Subsidiary’s property is sequestered by court or order; or the convening by the Seller or a Subsidiary of any meeting of creditors for purposes of commencing any such case or proceeding or seeking such an appointment or election;

(b) the commencement of any such case or proceeding against the Seller or any Subsidiary, or another Person’s seeking an appointment or election of a receiver, conservator, liquidator, trustee, sequestrator, custodian or similar official for the Seller or a Subsidiary or any substantial part of its property, or the filing against the Seller or a

Subsidiary of an application for a protective decree under the provisions of SIPA which (i) is consented to or not timely contested by the Seller or such Subsidiary, (ii) results in the entry of an order for relief, such an appointment or election, the issuance of such a protective decree, or the entry of an order having a similar effect or (iii) is not dismissed within sixty (60) days;

(c) the making by the Seller or a Subsidiary of a general assignment for the benefit of creditors; or

(d) the admission by the Seller or a Subsidiary of its inability, or intention not, or the inability of the Seller or a Subsidiary, to pay its debts as they become due.

“Exception Report” is a report issued by the Buyer listing Purchased Loans whose Basic Papers appear to have one or more defects or deficiencies and indicating (either by coding, a summary statement or both) the defect or deficiency identified by Buyer for each Purchased Loan (or grouping of Purchased Loans) listed therein.

“Facility Fee” is defined in Section 9.1.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of one percent) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of Minneapolis on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate quoted to the Buyer on such day on such transactions as determined by the Buyer.

“FHA” means the Federal Housing Administration and any successor.

“FICA” means the Federal Insurance Contributions Act.

“FICO” means Fair Isaac Corporation and, where used in this Agreement, refers to the credit scoring system developed by that company or to any other Customer credit scoring system whose use by the Seller (for purposes of this Agreement and the Transactions) has been specifically approved in writing by the Buyer.

“File” means a file in the possession of the Buyer or its designee (other than the Seller or an Affiliate of the Seller) containing all of the Loan Papers for the relevant type of Mortgage Loan.

“Financial Statements” is defined in Section 15.2(e).

“Funding Account” means the Seller’s non-interest bearing demand deposit account maintained with U.S. Bank and described in Schedule 1.2 into which the Buyer may transfer funds paid as Purchase Price and from which the Buyer is authorized to disburse funds at Seller’s direction for the funding of Transactions. The Funding Account shall be subject to setoff by the Buyer and shall be subject to the control of the Buyer.

“GAAP” means, for any day, generally accepted accounting principles, applied on a consistent basis, stated in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, or in statements and pronouncements of the Financial Accounting Standards Board or in such other statements by another entity or entities as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances for that day. The requirement that such principles be applied on a consistent basis means that the accounting principles observed in a current period shall be comparable in all material respects to those applied in an earlier period, with the exception of changes in application to which the Seller’s independent certified public accountants have agreed and which changes and their effects are summarized in the subject company’s financial statements following such changes. If (a) during the term of this Agreement any change(s) in such principles occur(s) that materially changes the meaning or effect of any provision of this Agreement and (b) the Seller or the Buyer regard such change(s) as adverse to its respective interests, then upon written notice by the Seller to the Buyer, or by the Buyer to the Seller, the parties to this Agreement shall negotiate promptly and in good faith a supplement or amendment to this Agreement to achieve as nearly as possible preservation and continuity of the business substance of this Agreement in light of such change; provided that the Buyer shall not be obligated to commence, continue or conclude any such negotiation or to execute any such supplement or amendment after any Default has occurred (other than a Default caused by such change) and before it has been cured or after any Event of Default has occurred (other than an Event of Default caused by such change) that the Buyer has not declared in writing to have been cured or waived.

“GAAP Indebtedness” of any Person at a particular date means the sum (without duplication) at such date of (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, except that non-recourse MBS Debt arising out of transactions structured to qualify for GAAP sale treatment shall be excluded, or which is evidenced by a note, bond, debenture, or similar instrument, and (b) all obligations of such Person under any lease required by GAAP to be capitalized on the balance sheet of such Person.

“GAAP Net Income” means, as of any date of determination, the Seller’s net income as determined in conformity with GAAP.

“GAAP Net Worth” means, as of any date of determination, the Seller’s shareholders’ equity as determined in conformity with GAAP.

“Ginnie Mae” means the Government National Mortgage Association and any successor.

“Governmental Authority” means any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court or other tribunal.

“Hazard Insurance Policy” means, with respect to each Purchased Loan, the policy of fire and extended coverage insurance required to be maintained for the related Mortgaged Premises’ improvements (and, if the related Mortgaged Premises are located in a federally-designated special flood area, federal flood insurance issued in accordance with the Flood Disaster Protection Act of 1973, as amended from time to time, or, if repealed, any superseding legislation governing similar insurance coverage, or similar coverage against loss sustained by floods or similar hazards that conforms to the flood insurance requirements prescribed by Fannie Mae guidelines, which may be provided under a separate insurance policy), which insurance may be a blanket mortgage impairment policy.

“Hedge Agreement” means any short sale, securities, futures contract, forward contract, options related contract, swap, cap, collar agreement or similar arrangement entered into in the ordinary course of the Seller’s or any of its Subsidiaries’ businesses to protect the Seller against changes in interest rates or the market value of assets.

“High CLTV MIP Mortgage Loan” means a MIP Mortgage Loan which has a Cumulative Loan-to-Value Ratio greater than 103% but not exceeding 105%.

“High CLTV MIP Mortgage Loans Sublimit” is defined in Section 4.2(c).

“HUD” means the U.S. Department of Housing and Urban Development and any successor.

“In Default” means that, as to any Mortgage Loan, any Mortgage Note payment or escrow payment is unpaid for thirty (30) days or more after its due date (whether or not the Seller has allowed any grace period or extended the due date thereof by any means) or another material default has occurred and is continuing, including the commencement of foreclosure proceedings or the commencement of a case in bankruptcy for any Customer in respect of such Mortgage Loan.

“Income” means, with respect to any Purchased Loan on any day, all payments of principal, interest and other distributions thereon or proceeds thereof paid to the relevant party.

“Income Account” means a demand deposit account established by the Seller with a bank satisfactory to the Buyer under the provisions of Section 8, which shall be subject to the control of the Buyer.

“Indemnified Liabilities” is defined in Section 20.2.

“Indemnified Parties” is defined in Section 20.2.

“Internal Revenue Code” means the Internal Revenue Code of 1986 or any subsequent federal income tax law or laws, as amended from time to time.

“Investor Commitment” means an unexpired written commitment held by the Seller from an Approved Investor to buy Purchased Loans, and that specifies (a) the type or item(s) of Purchased Loan, (b) a purchase date or purchase deadline date and (c) a purchase price or the criteria by which the purchase price will be determined.

“Jumbo Mortgage Loan” means a Mortgage Loan that would otherwise be a Conforming Mortgage Loan secured by a first Lien Mortgage except that the original principal amount is more than the maximum Agency loan amount but not more than One Million Dollars ($1,000,000).

“Legal Requirement” means any law, statute, ordinance, decree, ruling, requirement, order, judgment, rule or regulation (or interpretation of any of them), including any of the foregoing that relate to environmental standards or controls, energy regulations and occupational safety and health standards or controls, of any (domestic or foreign) court or other Governmental Authority, and the terms of any license, permit, consent or approval issued by any Governmental Authority.

“LIBOR Business Day” means a Business Day that is also a day for trading by and between banks in United States dollar deposits in the interbank LIBOR market and a day on which banks are open for business in New York City.

“LIBOR Margin” means two and three quarters percent (2.75%).

“LIBOR Rate” means, on any Determination Date, the average offered rate for deposits in United States dollars having a maturity of one month (rounded upward, if necessary, to the nearest 1/16 of 1%) for delivery of such deposits on such Determination Date which appears on the Reuters Screen, LIBOR01 Page, or any successor thereto as of 11:00 a.m., London time (or such other time as of which such rate appears) on such date of determination, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, or the rate for such deposits determined by the Buyer at such time based on such other published service of general application as shall be selected by the Buyer for such purpose; provided, that in lieu of determining the rate in the foregoing manner, the Buyer may determine the rate based on rates at which United States dollar deposits having a maturity of one month are offered to the Buyer in the interbank LIBOR market at such time for delivery in immediately available funds on such date of determination in an amount equal to $1,000,000 (round upward, if necessary, to the nearest 1/16 of 1%).

“LIBOR Segment” means a portion of the outstanding Purchase Price on Open Transactions on which the Pricing Rate is determined by reference to the LIBOR Rate and the applicable LIBOR Margin.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Liquidity” means the Seller’s unencumbered and unrestricted cash and Cash Equivalents (including any amounts held in the Funding Account, Operating Account or Income Account) plus the amount by which the aggregate Purchase Value of all Purchased Loans at such time exceeds the aggregate Repurchase Price outstanding for all Open Transactions at such time.

“Loan Number” means the loan number assigned to a Purchased Loan by the Seller and customarily used by the Seller in its internal and external communications referring to that Purchased Loan.

“Loan Papers” means the Mortgage Note and all of the other papers related to the establishment of a Purchased Loan and the creation, perfection and maintenance of its lien and lien priority for such Purchased Loan, including its Basic Papers and its Supplemental Papers and including any papers securing, guaranteeing or otherwise related to or delivered in connection with any Purchased Loan, in a form reasonably acceptable to the Buyer (including any guaranties, lien priority agreements, security agreements, mortgages, deeds of trust, collateral assignments of the Seller’s interest in underlying obligations or security, subordination agreements, negative pledge agreements, loan agreements and title, mortgage, pool and casualty insurance policies), as any such Loan Paper may be supplemented, amended, restated or replaced from time to time.

“Loan Papers Handling Fees” means the fees payable to the Buyer under Section 9.2.

“Loan Records” means books, records, ledger cards, files, papers, documents, instruments, certificates, appraisal reports, journals, reports, correspondence, customer lists, information and data that describes, catalogs or lists such information or data, computer printouts, media (tapes, discs, cards, drives, flash memory or any other kind of physical, electronic or virtual data or information storage media or systems) and related data processing software (subject to any licensing restrictions) and similar items that at any time evidence or contain information relating to any of the Purchased Loans, and other information and data that is used or useful for managing and administering the Purchased Loans, together with the nonexclusive right to use (in common with the Seller and any repurchase agreement counterparty or secured party that has a valid and enforceable interest therein and that agrees that its interest is similarly nonexclusive) the Seller’s operating systems to manage and administer any of the Purchased Loans and any of the related data and information described above, or that otherwise relates to the Purchased Loans, together with the media on which the same are stored to the extent stored with material information or data that relates to property other than the Purchased Loans (tapes, discs, cards, drives, flash memory or any other kind of physical or virtual data or information storage media or systems), and the Seller’s rights to access the same, whether exclusive or nonexclusive, to the extent that such access rights may lawfully be transferred or used by the Seller’s permittees, and any computer programs that are owned by the Seller (or licensed to the Seller under licenses that may lawfully be transferred or used by the Seller’s permittees) and that are used or useful to access, organize, input, read, print or otherwise output and otherwise handle or use such information and data.

“Low CLTV MIP Mortgage Loan” means a MIP Mortgage Loan which has a Cumulative Loan-to-Value Ratio equal to or greater than 100% but not exceeding 103%.

“Low CLTV MIP Mortgage Loans Sublimit” is defined in Section 4.2(c)

“Margin Call” is defined in Section 6.1(a).

“Margin Deficit” is defined in Section 6.1(a).

“Margin Excess” is defined in Section 6.1(b).

“Margin Stock” has the meaning assigned to that term in Regulation U as in effect from time to time.

“Market Value” means what the Buyer determines as the market value of any Purchased Loan, using a commercially reasonable methodology that is, in its sole discretion, in accordance with standards customarily applicable in the financial industry to third party service providers providing values on comparable assets to be used in connection with the financing of such assets, without reference to Hedge Agreements or Investor Commitments. The Buyer’s determination of Market Value hereunder shall be conclusive and binding upon the parties, absent manifest error.

“MBS” means a mortgage pass-through security, collateralized mortgage obligation, REMIC or other security that (a) is based on and backed by an underlying pool of Mortgage Loans and (b) provides for payment by its issuer to its holder of specified principal installments and/or a fixed or floating rate of interest on the unpaid balance and for all prepayments to be passed through to the holder, whether issued in certificated or book-entry form and whether or not issued, guaranteed, insured or bonded by Ginnie Mae, Fannie Mae, Freddie Mac, an insurance company, a private issuer or any other investor.

“MERS” means Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or its successors or assigns.

“MERS Designated Loan” means a Purchased Loan registered to the Seller on the MERS® System.

“MERS Procedures Manual” means the MERS Procedures Manual, as it may be amended from time to time.

“MERS® System” means the Electronic Agent’s mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

“MIP Mortgage Loan” means a first priority Single-family residential Mortgage Loan (i) that is (a) FHA insured, (b) VA guaranteed, (c) guaranteed or provided under the USDA Rural Development program or (d) is eligible for sale to an Approved Investor in conjunction with a state or municipal housing bond program, and (ii) the principal amount of which includes a prepaid mortgage insurance premium or other similar mortgage insurance obligations.

“Mortgage” means a mortgage, deed of trust, deed to secure debt, security deed or other mortgage instrument or similar evidence of lien legally effective in the U.S. jurisdiction where the relevant real property is located to create and constitute a valid and enforceable Lien, subject only to Permitted Encumbrances, on the fee simple or long term ground leasehold estate in improved real property.

“Mortgage Assignment” means an assignment of a Mortgage, in form sufficient under the Legal Requirements of the U.S. jurisdiction where the real property covered by such Mortgage is located to give record notice of the assignment of such Mortgage, perfect the assignment and establish its priority relative to other transactions in respect of the Mortgage assigned (no Mortgage Assignment is required for any Mortgage that has been originated in the name of MERS and registered under the MERS® System).

“Mortgage Loan” means any loan evidenced by a Mortgage Note and includes all right, title and interest of the lender or mortgagee of such loan as a holder of both the beneficial and legal title to such loan, including (a) all Loan Papers or other loan documents, files and records of the lender or mortgagee for such loan, (b) the monthly payments, any prepayments, insurance and other proceeds, (c) all Servicing Rights related to such loan and (d) all other rights, interests, benefits, security, proceeds, remedies and claims (including, without limitation, REO) in favor or for the benefit of the lender or mortgagee arising out of or in connection with such loan.

“Mortgage Loan Transmission File” means a file containing all information concerning each Mortgage Loan required by the Record Layout, one of which shall be delivered by the Seller to the Buyer for each Purchased Loan on its Purchase Date, both by electronic, computer readable transmission in accordance with such Record Layout and, in the event such electronic transmission is not possible, by faxing a hard copy thereof to the Buyer.

“Mortgage Note” means a promissory note secured by a Mortgage.

“Mortgaged Premises” means the Property securing a Mortgage Loan.

“Multiemployer Plan” means any “multiemployer plan,” as defined in section 4001(a)(3) of ERISA, which is maintained for employees of the Seller or any of the Seller’s Subsidiaries.

“Notices” is defined in Section 22.

“Obligations” means all of the Seller’s present and future obligations and liabilities under this Agreement or any of the other Repurchase Documents, whether for Repurchase Price, Price Differential, Margin Call, premium, fees, costs, attorneys’ fees or other obligation or liability, and whether absolute or contingent, and all renewals, extensions, modifications and increases of any of them.

“Officer’s Certificate” means a certificate executed on behalf of the Seller or another relevant Person by its (or if it is a partnership, its general partner’s) Board of Directors’ Chairman (or if it is a limited liability company, one of its managers), president, chief financial officer, treasurer, any of its executive vice presidents or senior vice presidents, its company secretary, its controller or such other officer as shall be acceptable to the Buyer.

“Open Transaction” means a Transaction in which the Buyer has purchased and paid for the related Purchased Loans but the Seller has not repurchased all of them, such that the remaining Purchased Loans not repurchased by the Seller of the subject Transaction would be an Open Transaction.

“Operating Account” means the Seller’s non-interest bearing demand deposit account maintained with U.S. Bank and described on Schedule 1.2, in which a security interest is granted to the Buyer under this Agreement and from which the Buyer is authorized pursuant to Section 3.7 to withdraw funds on any day in an amount equal to the aggregate Repurchase Prices of all Purchased Loans that are Past Due on that day. The Operating Account shall be subject to setoff by the Buyer and, upon the occurrence and during the continuance of a Default or Event of Default, the Buyer may also terminate the Seller’s right to withdraw, or direct the payment of funds in the Operating Account until the Obligations have been paid in full.

“Organizational Documents” means as to any Person other than a natural Person, its articles or certificate of incorporation, organization, limited partnership or other document filed with a Governmental Authority evidencing the organization of such entity and any bylaws, operating agreement or other governance document governing the rights of the holders of the ownership interests in such Person.

“Other Taxes” is defined in Section 7.1.

“Parent” means SIRVA, Inc., a Delaware corporation.

“Participant” is defined in Section 23.4.

“Past Due” means that the Seller has not repurchased the subject Purchased Loan on or before its Repurchase Date.

“Permitted Encumbrances” means, in respect of the Mortgaged Premises securing a Purchased Loan, (a) tax Liens for real property taxes and government-improvement assessments that are not delinquent; (b) easements and restrictions that do not materially and adversely affect the title to or marketability of such Mortgaged Premises or prohibit or interfere with the use of such Mortgaged Premises as a one-to-four family residential dwelling; (c) reservations as to oil, gas or mineral rights, provided such rights do not include the right to remove buildings or other material improvements on or near the surface of such Mortgaged Premises or to mine or drill on the surface thereof or otherwise enter the surface for purposes of mining, drilling or exploring for, or producing, transporting or otherwise handling oil, gas or other minerals of any kind; (d) agreements for the installation, maintenance or repair of public utilities, provided such agreements do not create or evidence Liens on such Mortgaged Premises or authorize or permit any Person to file or acquire claims of Liens against such Mortgaged Premises; and (f) such other exceptions (if any) as are acceptable under relevant Agency guidelines; provided that any encumbrance that is not permitted pursuant to the standards of any relevant Investor Commitment by which the subject Purchased Loan is covered shall not be a Permitted Encumbrance.

“Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, registered limited liability partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions of them.

“Plan” means an employee pension benefit plan of a type described in section 3(2) of ERISA and that is subject to Title IV of ERISA in respect of which the Seller is an “employer” as defined in section 3(5) of ERISA.

“Plan Party” is defined in Section 31.1.

“Price Differential” means, with respect to any Transaction hereunder for any day, the aggregate amount obtained by multiplication of the Pricing Rate for each day by the Purchase Price for such Transaction, based on a three hundred sixty (360) day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Determination Date, reduced by any such amount previously paid by the Seller to the Buyer with respect to such Transaction.

“Pricing Rate” means the Balance Funded Rate, the LIBOR Rate (or, if applicable under Section 6.7, the Alternate Base Rate) plus the LIBOR Margin or the Default Pricing Rate, as determined under this Agreement; provided that the Pricing Rate (except with respect to the Balance Funded Rate) shall not be less than ****.

“Prime Rate” means at any time of any determination thereof, the rate per annum that is most recently publicly announced by U.S. Bank as its “Prime Rate,” which may be a rate at, above or below the rate at which U.S. Bank lends to other Persons. The Prime Rate is a reference rate and is not necessarily the lowest rate. Any Pricing Rate based on the Prime Rate shall be adjusted as of the effective date of each change in the Prime Rate.

“Principal Balance” means, for any day, the advanced and unpaid principal balance of a Purchased Loan on that day.

“Privacy Requirements” means (a) Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. 6801 et seq., (b) federal regulations implementing such act codified at 12 CFR Parts 40, 216, 332 and 573, (c) the Interagency Guidelines Establishing Standards For Safeguarding Customer Information and codified at 12 CFR Parts 30, 208, 211, 225, 263, 308, 364, 568 and 570 and (d) any other applicable federal, state and local laws, rules, regulations and orders relating to the privacy and security of Seller’s Customer Information, as such statutes, regulations, guidelines, laws, rules and orders may be amended from time to time.

“Property” means any interest of a Person in any kind of property, whether real, personal or mixed, tangible or intangible, including the Mortgage Loans.

“Purchase Date” means, for any Transaction, the date on which the Seller is to convey the subject Purchased Loans to the Buyer.

“Purchase Price” means (a) on the relevant Purchase Date, the price at which the Purchased Loans in a Transaction are sold by the Seller to the Buyer, such price being the Purchased Loans’ initial Purchase Value, and (b) thereafter, except where the Buyer and the Seller agree otherwise, such Purchased Loans’ Purchase Value decreased by the amount of any cash transferred in respect of such Purchased Loans (as determined by the Buyer) by the Seller to the Buyer pursuant to Sections 3.4 and 6.1 (absent manifest error, the Buyer’s determination of for which Transaction(s) cash was transferred by the Seller to the Buyer shall be conclusive and binding).

“Purchase Price Decrease” means a reduction in the outstanding Purchase Price for Purchased Loans without a termination of a Transaction or portion thereof as described in Section 3.5(c).

“Purchase Value” means the lesser of (a) (i) the Buyer’s Margin Percentage for a Purchased Loan multiplied by (ii) the least of:

(A) the face principal amount of the related Mortgage Note;

(B) the unpaid Principal Balance of such Purchased Loan;

(C) the price to be paid for such Purchased Loan under an Investor Commitment or the weighted average price under unused Investor Commitments into which such Purchased Loan is eligible for delivery; and

(D) the Seller’s origination or acquisition price for such Purchased Loan.

and, (b) at the discretion of the Buyer, ninety-five percent (95%) of the Market Value of such Purchased Loan; provided, that (i) the Purchase Value for Purchased Loans in excess of the sublimits set forth in Section 4.2 shall be zero and, (ii) the Purchase Value for any Purchased Loan that is not an Eligible Loan shall be zero.

“Purchased Loans” means the Eligible Loans sold by the Seller to the Buyer in Transactions, and any Eligible Loans substituted therefor in accordance with Section 11. The term “Purchased Loans” with respect to any Transaction at any time shall also include Additional Purchased Loans delivered pursuant to Section 6.1.

“Purchased Loans Curtailment Report” means a written report from the Seller to the Buyer, attached to the compliance certificate in the form of Exhibit C, listing Purchased Loans on which an unscheduled principal payment, prepayment or reduction of more than an amount equal to one regularly scheduled principal and interest installment payment was made in the preceding month, and their resulting new Principal Balances.

“Purchased Loans Support” means all property (real or personal) assigned, hypothecated or otherwise securing any Purchased Loans and includes any security agreement or other agreement granting a lien or security interest in such real or personal property, including:

(1) all Loan Papers, whether now owned or hereafter acquired, related to, and all private mortgage insurance on, any Purchased Loans, and all renewals, extensions, modifications and replacements of any of them;

(2) all rights, liens, security interests, guarantees, insurance agreements and assignments accruing or to accrue to the benefit of the Seller in respect of any Purchased Loan;

(3) all of the Seller’s rights, powers, privileges, benefits and remedies under each and every paper now or hereafter securing, insuring, guaranteeing or otherwise relating to or delivered in connection with any Purchased Loan, including all guaranties, lien priority agreements, security agreements, deeds of trust, Purchased Loans assignments, subordination agreements, intercreditor agreements, negative pledge agreements, loan agreements, management agreements, development agreements, design professional agreements, payment, performance or completion bonds, title and casualty insurance policies and mortgage guaranty or insurance contracts;

(4) all of the Seller’s rights, to the extent assignable, in, to and under any and all commitments issued by (i) Ginnie Mae, Fannie Mae, Freddie Mac, another mortgage company or any other investor or any Buyer or securities issuer to guarantee, purchase or invest in any of the Purchased Loans or any MBS based on or backed by any of them or (ii) any broker or investor to purchase any MBS, whether evidenced by book entry or certificate, representing or secured by any interest in any of the Purchased Loans, together with the proceeds arising from or pursuant to any and all such commitments;

(5) all rights under every Hazard Insurance Policy relating to real estate securing a Purchased Loan for the benefit of the creditor of such Purchased Loan, the proceeds of all errors and omissions insurance policies and all rights under any blanket hazard insurance policies to the extent they relate to any Purchased Loan or its security and all hazard insurance or condemnation proceeds paid or payable with respect to any of the Purchased Loans and/or any of the property securing payment of any of the Purchased Loans or covered by any related instrument;

(6) all present and future claims and rights of the Seller to have, demand, receive, recover, obtain and retain payments from, and all proceeds of any nature paid or payable by, any governmental, quasi-governmental or private mortgage guarantor or insurer (including VA, FHA or any other Person) with respect to any of the Purchased Loans;

(7) all tax, insurance, maintenance fee and other escrow deposits or payments made by the Customers under such Purchased Loans (the Buyer acknowledges that the Seller’s rights in such deposits are limited to the rights of an escrow agent and such other rights, if any, in and to such deposits as are accorded by the Purchased Loans and related papers); and

(8) all monies, accounts, deposit accounts, payment intangibles and general intangibles, however designated or maintained, constituting or representing so-called “completion escrow” funds or “holdbacks,” and being Purchased Loans’ proceeds recorded as disbursed but that have not been paid over to the seller of the subject Mortgaged Premises (the purchase of which is financed by such Purchased Loan), but that are instead being held by the Seller or by a third party escrow agent pending completion of specified improvements or landscaping requirements for such Mortgaged Premises.

“Qualified Subordinated Debt” means Debt of the Seller to any Person that has been approved by the Buyer (a) the papers evidencing, securing, governing or otherwise related to which Debt impose covenants and conditions on the debtor under them that are no more restrictive or onerous than the covenants and conditions imposed on the Seller by this Agreement, (b) that is subordinated to the Obligations pursuant to a currently effective and irrevocable Subordination Agreement, including standstill and blockage provisions, approved by the Buyer, (c) for which no regular payment of principal or mandatory redemption or repurchase payment is due within six (6) months after the date specified in clause (a) of the definition of “Termination Date” and (d) that is otherwise subject to terms and conditions acceptable to the Buyer.

“Qualifying Balances” means, for any day, the lesser of (a) the amount of the Buyer’s outstanding Purchase Price on Open Transactions on such day, and (b) the sum of the collected balances in all identified non-interest bearing accounts of the Seller maintained with the Buyer less (i) amounts necessary to satisfy reserve and deposit requirements and (ii) amounts required to compensate the Buyer for services rendered in accordance with the Buyer’s system of charges for services to similar accounts.

“Record Layout” means the standard instructions and format for transmitting to the Buyer required information for each Mortgage Loan Transmission Files submitted, substantially as stated in Exhibit E, as such standard instructions may be updated or modified from time to time by the Buyer.

“Recourse Servicing” means Servicing Rights under a Servicing Agreement with respect to which the Servicer is obligated to repurchase or indemnify the holder of the related Mortgage Loans in respect of defaults on such Mortgage Loans at any time during the term of such Mortgage Loans.

“Regulation T” means Regulation T promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 220, or any other regulation when promulgated to replace the prior Regulation T and having substantially the same function.

“Regulation U” means Regulation U promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 221, or any other regulation when promulgated to replace the prior Regulation U and having substantially the same function.

“Regulation X” means Regulation X promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 224, or any other regulation when promulgated to replace the prior Regulation X and having substantially the same function.

“REO” means real property improved by a one-through four-family residence owned following judicial or nonjudicial foreclosure (or conveyance by deed in lieu of foreclosure) of a Mortgage securing a Single-family Loan.

“Repurchase Date” means the date on which the Seller is to repurchase Purchased Loans from the Buyer, being the earlier of (a) the date when the Approved Investor is to purchase such Purchased Loans and (b) any date determined by application of the provisions of Section 3.4 or 18.

“Repurchase Documents” means and includes this Agreement, any financing statements or other papers now or hereafter authorized, executed or issued pursuant to this Agreement, and any renewal, extension, rearrangement, increase, supplement, modification or restatement of any of them.

“Repurchase Price” means the price at which Purchased Loans are to be resold by the Buyer to the Seller upon termination of a Transaction (including Transactions terminable upon demand), which will be determined in each case as the sum of (a) the Purchase Price and (b) the Price Differential as of the date of such determination.

“Repurchase Request” means a request for the Seller’s repurchase of Purchased Loans in the form of Exhibit H or another form reasonably acceptable to the Buyer, to be completed by the Seller, signed by an Authorized Seller Representative and delivered to the Buyer as provided in Section 3.12.

“Request/Confirmation” means a letter substantially in the form of Exhibit A, delivered pursuant to Section 3.1 and the related Mortgage Transmission Files.

“Segment” means that portion of an Open Transaction designated as either a LIBOR Segment or a Balance Funded Segment.

“Seller’s Customer” means any natural person who has applied to the Seller for a financial product or service, has obtained any financial product or service from the Seller or has a Mortgage Loan that is serviced or subserviced by the Seller.

“Seller’s Customer Information” means any information or records in any form (written, electronic or otherwise) containing a Seller’s Customer’s personal information or identity, including such Seller’s Customer’s name, address, telephone number, loan number, loan payment history, delinquency status, insurance carrier or payment information, tax amount or payment information and the fact that such Seller’s Customer has a relationship with the Seller.

“Serviced Loans” means all Mortgage Loans serviced or required to be serviced by the Seller under any Servicing Agreement, irrespective of whether the actual servicing is done by another Person (a subservicer) retained by the Seller for that purpose.

“Servicer” means, initially the Seller, and upon termination of the Seller’s right to service the Purchased Loans pursuant to the provisions of Section 19.7, the Backup Servicer or such other Person (including the Buyer) as the Buyer may appoint as Servicer.

“Servicing Agreement” means, with respect to any Person, the arrangement, whether or not in writing, pursuant to which that Person acts as servicer of Mortgage Loans, whether owned by that Person or by others.

“Servicing Functions” means, with respect to the servicing of Mortgage Loans, the collection of payments for the reduction of principal and application of interest, collection of amounts held or to be held in escrow for payment of taxes, insurance and other escrow items and payment of such taxes and insurance from amounts so collected, foreclosure services, and all other actions required to conform with Accepted Servicing Practices.

“Servicing Rights” means the rights and obligations to administer and service a Mortgage Loan, including, without limitation, the rights and obligations to: ensure the taxes and insurance are paid, provide foreclosure services, provide full escrow administration and perform any other obligations required by any owner of a Mortgage Loan, collect the payments for the reduction of principal and application of interest, and manage and remit collected payments.

“Settlement Account” means the Seller’s non-interest bearing demand deposit account maintained with U.S. Bank and described on Schedule 1.2, to be used for (a) the Buyer’s deposits of Purchase Price payments for Purchased Loans to the extent not deposited directly in the Funding Account, (b) any principal payments received by the Buyer (other than regular principal and interest payments) on any Purchased Loans; (c) the Buyer’s deposit of Repurchase

Price payments received from the Seller or from an Approved Investor for the Seller’s account for distribution to the Buyer and (d) only if and when (i) no Default has occurred unless it has been either cured by the Seller or waived in writing by the Buyer and (ii) no Event of Default has occurred unless the Buyer has declared in writing that it has been cured or waived, transfer to the Operating Account of proceeds of sales or other dispositions of Purchased Loans to an Approved Investor in excess (if any) of the Repurchase Price of such Purchased Loan. The Settlement Account is (and shall continuously) constitute collateral for the Obligations. The Settlement Account shall be subject to setoff by the Buyer. The Settlement Account shall be a blocked account from which the Seller shall have no right to directly withdraw funds, but instead such funds may be withdrawn or paid out only against the order of an authorized officer of the Buyer, although under the circumstances described in clause (d) of the preceding sentence and subject to the conditions specified in that clause, the Buyer shall use diligent and reasonable efforts to cause amounts in excess of the applicable Repurchase Prices that are deposited to the Settlement Account before 2:00 PM on a Business Day to be transferred to the Operating Account on that same Business Day.

“Shipping Request” means a request to ship Files to an Approved Investor in the form of Exhibit I or another form reasonably acceptable to the Buyer, to be completed by the Seller, signed by an Authorized Seller Representative and delivered to the Buyer as provided in Section 4.

“Single-family Loan” means a Mortgage Loan that is secured by a Mortgage covering real property improved by a one-, two-, three- or four-family residence.

“SIPA” means the Securities Investors Protection Act of 1970, 15 U.S.C. §78a et. seq., as amended.

“Solvent” means, for any Person, that (a) the fair market value of its assets exceeds its liabilities, (b) it has sufficient cash flow to enable it to pay its debts as they mature, and (c) it does not have unreasonably small capital to conduct its business.

“Statement Date” means September 30, 2009.

“Statement Date Financial Statements” is defined in Section 15.2(e).

“Sublimit” means one or more (as the context requires) of the sublimits described in Section 4.2.

“Subordination Agreement” means a written subordination agreement in form and substance satisfactory to and approved by the Buyer that subordinates (a) all present and future debts and obligations owing by the Seller to the Person signing such subordination agreement to (b) the Obligations, in both right of payment and lien priority, including standstill and blockage provisions approved by the Buyer.

“Subservicer” means any entity permitted by the Buyer to act as a subservicer of the Servicer who shall perform Servicing Functions under a Subservicer Instruction Letter.

“Subservicer Instruction Letter” means an instruction letter to a Subservicer in form and substance agreed to by the Seller and the Buyer.

“Subsidiary” means any corporation, association or other business entity (including a trust) in which any Person (directly or through one or more other Subsidiaries or other types of intermediaries), owns or controls:

(a) more than fifty percent (50%) of the total voting power or shares of stock entitled to vote in the election of its directors, managers or trustees; or

(b) more than ninety percent (90%) of the total assets and more than ninety percent (90%) of the total equity through the ownership of capital stock (which may be non-voting) or a similar device or indicia of equity ownership.

“Supplemental Papers” means the Loan Papers for a particular Purchased Loan that are to be held in trust by the Seller and must be delivered to the Buyer promptly following written request therefor made by the Buyer after the occurrence of any Default, Event of Default or Termination event under the Current Repurchase Agreement. The Supplemental Papers are listed on Schedule SP.

“Taxes” is defined in Section 7.1.

“Termination Date” means the earlier of (a) March 8, 2010, (b) the date when the Buyer’s Commitment is terminated and the Repurchase Prices for all Open Transactions become due and payable under Section 18.2, by order of any Governmental Authority or by operation of law or (c) the date on which the Buyer’s Commitment is reduced to zero pursuant to Section 2.3.

“Total Liabilities” means all liabilities of the Seller and its Subsidiaries, including off-balance sheet liabilities, and including nonrecourse debt and also including all contingent liabilities and obligations (including Recourse Servicing, recourse sale and other recourse obligations, and guaranty, indemnity and mortgage loan repurchase obligations), in each case as are reflected on the Seller’s Consolidated balance sheet as liabilities in accordance with GAAP, but excluding Qualified Subordinated Debt.

“Transaction” is defined in the Recitals.

“Trust Receipt” means the form attached as Exhibit F.

“UCC” means the Uniform Commercial Code or similar laws of the applicable jurisdiction, as amended from time to time.

“VA” means the Department of Veterans Affairs and any successor.

“Wet Loan” means a Purchased Loan originated and owned by the Seller immediately prior to being purchased by the Buyer:

(a) that has been closed on or prior to the Business Day on which the Purchase Price is paid therefor, by a title agency or closing attorney, and that would qualify as an Eligible Loan except that some or all of its Basic Papers are in transit to, but have not yet been received by, the Buyer so as to satisfy all requirements to permit the Seller to sell it pursuant to this Agreement without restriction;

(b) that the Seller reasonably expects to fully qualify as an Eligible Loan when the original Basic Papers have been received by the Buyer;

(c) as to which the Seller actually and reasonably expects that such full qualification can and will be achieved on or before five (5) Business Days after the relevant Purchase Date;

(d) as to which no portion of the principal amount has been or will be funded by any person other than the Seller and the Buyer; and

(e) for which the Seller has delivered to the Buyer a Mortgage Loan Transmission File on or before the Purchase Date, submission of which shall constitute the Seller’s certification that a complete File as to such Purchased Loan, including the Basic Papers, exists and that such File is in the possession of either the title agent or closing attorney that closed such Purchased Loan, the Seller or that such File has been or will be shipped to the Buyer.

Each Wet Loan that satisfies the foregoing requirements shall be an Eligible Loan subject to the condition subsequent of physical delivery of its Mortgage Note, Mortgage and all other Basic Papers, to the Buyer on or before five (5) Business Days after the relevant Purchase Date. Each Wet Loan sold by the Seller shall be irrevocably deemed purchased by the Buyer and shall automatically become a Purchased Loan effective on the date of the related Transaction, and the Seller shall take all steps necessary or appropriate to cause the sale and delivery to the Buyer of such Wet Loan and its Basic Papers to be completed, perfected and continued in all respects, including causing the original promissory note evidencing such Purchased Loan to be physically delivered to the Buyer within five (5) Business Days after the relevant Purchase Date, and, if requested by the Buyer, to give written notice to any title agent, closing attorney or other Person in possession of the Basic Papers for such Purchased Loan of the Buyer’s purchase of such Purchased Loan. Upon the Buyer’s receipt of the Basic Papers relative to a Wet Loan such Purchased Loan shall no longer be considered a Wet Loan.

“Wet Loans Sublimit” is defined in Section 4.2.

Other Definitional Provisions.

(a) Accounting terms not otherwise defined shall have the meanings given them under GAAP.

(b) Defined terms may be used in the singular or the plural, as the context requires.

(c) Except where otherwise specified, all times of day used in the Repurchase Documents are local (U.S. Mountain Time Zone) times in Denver, Colorado.

(d) Unless the context plainly otherwise requires (e.g., if preceded by the word “not”), wherever the word “including” or a similar word is used in the Repurchase Documents, it shall be read as if it were written, “including by way of example but without in any way limiting the generality of the foregoing concept or description”.

2 The Buyer’s Commitment.

2.1. The Buyer’s Commitment to Purchase. Subject to the terms and conditions of this Agreement and provided no Default or Event of Default has occurred that the Buyer has not declared in writing to have been cured or waived (or, if one has occurred and not been so declared cured or waived, if the Buyer, in its sole discretion and with or without waiving such Default or Event of Default, has elected in writing that Transactions under this Agreement shall continue nonetheless), the Buyer agrees to make revolving purchases of Eligible Loans on a servicing released basis through the Termination Date, so long as the Aggregate Outstanding Purchase Price does not exceed the Buyer’s Committed Sum.

2.2. Expiration or Termination of the Commitments. Unless extended in writing or terminated earlier in accordance with this Agreement, the Buyer’s Commitment shall automatically expire at the close of business on the Termination Date, without any requirement for notice or any other action by the Buyer or any other Person.

2.3. Optional Reduction or Termination of Buyer’s Commitments. The Seller may, at any time, without premium or penalty, upon not less than ten (10) Business Days prior written notice to the Buyer, reduce or terminate the Buyer’s Committed Sum, with any such reduction in a minimum amount of Five Million Dollars ($5,000,000), or, if more, in an integral multiple of Five Million Dollars ($5,000,000); provided, however, that (a) the Seller may reduce the Buyer’s Committed Sum no more than once each calendar quarter, (b) at no time may the Aggregate Outstanding Purchase Price exceed the Buyer’s Committed Sum after giving effect to any such reduction, and (c) unless terminated in full, the Buyer’s Committed Sum shall not be reduced to less than Ten Million Dollars ($10,000,000). Upon termination of the Buyer’s Commitment pursuant to this Section 2.3, the Seller shall pay to the Buyer the full amount of all outstanding Obligations under the Repurchase Documents.

3 Initiation; Termination.

3.1. Seller Request; Buyer Confirmation.

(a) Any request to enter into a Transaction shall be made by notice to the Buyer at the initiation of the Seller. To request a Transaction, the Seller shall deliver to the Buyer the Mortgage Loan Transmission File for each of the Eligible Loans subject to the Transaction by electronic transmission. The Seller shall initiate no more than three (3) requests to enter into a Transaction per day.

(b) The Seller shall deliver a Request/Confirmation to the Buyer no later than 5:00 p.m. on the day the Seller submits each Mortgage Loan Transmission File.

3.2. Purchases.

(a) Provided that the conditions set forth in Section 14 have been satisfied, or waived by the Buyer, the Buyer shall transfer the sum of the Purchase Prices for each Transaction to the Funding Account and disburse the sum of the Purchase Prices for the Transaction to the Seller or to its designee(s) for their account. Any Transaction for which the Mortgage Loan Transmission File is received prior to 1:00 p.m. on a Business Day shall be funded on the same Business Day; any Transaction for which the Mortgage Loan Transmission File is received after 1:00 p.m. shall be funded on the next Business Day.

(b) Submissions to the Buyer for inclusion in the Purchased Loans of Dry Loans that were not previously submitted as Wet Loans shall be made by electronic transmission of a Mortgage Loan Transmission File listing such Dry Loans, and concurrent physical delivery to the Buyer of a submission list and the Basic Papers for such Dry Loans by no later than 10:30 a.m. on the Business Day such Dry Loans are to be first included as Purchased Loans.

(c) Notwithstanding anything to the contrary in this Agreement or any of the exhibits and schedules hereto, in no event shall funds for the purchase of any Mortgage Loan be disbursed directly to the Sellers; rather, (i) funds for the purchase of Mortgage Loans originated by any Seller shall be disbursed to the applicable title agent or attorney through which such Mortgage Loans are closed and (ii) funds for the purchase of Mortgage Loans that have been originated by a correspondent lender or any other third party shall be disbursed only to such originator and only if the Basic Papers delivered to the Buyer were accompanied by a bailee letter from the originator that included wire transfer instructions; provided, however, that Margin Excess may be remitted directly to the Seller in accordance with Section 6.1(b).

3.3. Request/Confirmation. Each Request/Confirmation shall identify the Buyer and the Seller and set forth:

(a) the Purchase Date applicable to the relevant Transaction;

(b) for each of the Eligible Loans to be sold, the Purchase Price; and

(c) any additional terms or conditions of the Transaction mutually agreed to by the Buyer and the Seller.

Each Request/Confirmation shall be binding on the parties, unless written notice of objection is given by the objecting party to the other party within one (1) Business Day after the Buyer has received the completed Request/Confirmation from the Seller. In the event of any conflict between the terms of a Request/Confirmation and this Agreement, this Agreement shall prevail.

3.4. Delivery of Mortgage Files; Review by Buyer.

(a) Conversion of Wet Loans to Dry Loans. Concurrently with physical delivery to the Buyer of the Basic Papers to convert Wet Loans previously submitted into Dry Loans, the Seller shall deliver to the Buyer (by either mail or courier) a submission list listing each Mortgage Loan being converted.

(b) File Folders. The Seller shall place all Basic Papers delivered to the Buyer in an appropriate file folder and in a logical order, properly secured, and clearly marked with the Customer’s last name and the Loan Number. The Seller shall not deliver to the Buyer, nor shall the Buyer be required to assume, or deemed to have assumed, custody of the File for any Purchased Loan that does not contain all of the Basic Papers. If such an incomplete File is delivered to the Buyer, within one (1) Business Day following examination of such File, the Buyer shall notify the Seller that the Buyer is retaining the File pending the Buyer’s receipt of the missing Basic Papers (although the related Purchased Loan shall have zero Purchase Value until all Basic Papers are so received except to the extent (if any) that the Buyer exercises its discretionary authority under Section 4.2(e) to count and treat such Purchased Loan as having Purchase Value).

(c) Review by Buyer. If the Buyer reasonably determines from its initial review of such Basic Papers that they are incomplete or incorrect and that such condition of incompleteness or incorrectness is correctable and returns the subject Basic Papers to the Seller for corrective action under a Trust Receipt, then the affected Purchased Loan(s) shall not be required to be repurchased by the Seller unless and until the Seller fails to correct and return such Basic Papers to the Buyer within ten (10) Business Days after the Buyer so returned them to the Seller. If following such review the related Purchased Loan appears on an Exception Report, then such Purchased Loan shall be excluded from any determination of Purchase Value until such Purchased Loan has been removed from the Exception Report and all Basic Papers for such Purchased Loan are in the possession of the Buyer. The Buyer will issue to the Seller an Exception Report for such Files that it discovers contain errors or omissions either by fax or electronically, in each case within one (1) Business Day after the Buyer’s review of the Files. The Purchased Loans on the Exception Report and Purchased Loans whose Basic Papers are returned to the Seller for correction or completion shall not be included by the Buyer in any calculation of Purchase Value after the related Purchase until all such exceptions relating to it are cured, except to the extent (if any) that the Buyer exercises its discretion under Section 4.2(e) to count and include such Purchased Loans in the calculation of Purchase Value.

(d) Follow-up by the Seller. The Seller shall deliver or cause to be delivered to the Buyer as soon as they are available and without any requirement for the Buyer to request them, and in any case promptly following any Buyer’s request therefor, originals of all Basic Papers, and of any Supplemental Papers that the Buyer has theretofore required, when copies, commitments or preliminary reports were initially submitted, except for appraisal reports, originals of which shall not be delivered unless the Buyer shall specifically request them on a case-by-case basis. Any such trailing documents shall be submitted under cover of a form substantially similar to Exhibit G.

(e) Supplemental Papers. Although the Supplemental Papers are not required to be submitted to the Buyer unless requested, by submitting any Mortgage Loan to the Buyer, the Seller shall be deemed to represent that (a) the Seller, or (if the Seller is not the Servicer) the related Mortgage Loan’s Servicer, has possession of the Supplemental Papers for each Purchased Loan, has no claim, title or ownership interest in them, shall hold them in trust for the Buyer and shall deliver them (or such of them as the Buyer shall from time to time request) to the Buyer promptly upon the Buyer’s request and (b) each Supplemental Paper meets the standards and requirements of all relevant definitions and provisions of this Agreement.

3.5. Transaction Termination; Purchase Price Decrease.

(a) Automatic Termination. Each Transaction, or applicable portion thereof, will automatically terminate on the earlier of (i) the date or dates when the subject Purchased Loans are purchased by Approved Investor(s) and (ii) the Termination Date. Upon any such automatic termination, the Seller shall immediately repurchase the Purchased Loans in accordance with this Section 3.

(b) Repurchase After a Disqualifier. If any Disqualifier occurs in respect of a Purchased Loan and such Disqualifier results in a Margin Deficit, the Seller shall immediately, without the need for prior notice or demand by the Buyer, transfer cash, Additional Purchased Loans or a combination of cash and Additional Purchased Loans to the Buyer in an amount sufficient to eliminate such Margin Deficit in accordance with Section 6.1. Thereafter, the Repurchase Price of such Purchased Loan will be deemed to be zero and the Seller may at any time repurchase such Purchased Loan pursuant to Section 3.4(c).

(c) How Terminations will be Effected. Termination of every Transaction will be effected by (i) the Buyer’s reconveyance to the Seller or its designee of the Purchased Loans, servicing released, and payment of any Income in respect thereof received by the Buyer and not previously either paid to the Seller or applied as a credit to the Seller’s Obligations, against (ii) payment of the Repurchase Price in immediately available funds to the account referred to in Section 3.6 by 2:00 p.m. on the Repurchase Date, so that the Buyer receives the Repurchase Price in immediately available funds on that same Business Day; provided that the portion of the Repurchase Price attributable to accrued and unpaid Price Differential for the Repurchased Loan shall not be due until two (2) Business Days after the Buyer bills the Seller therefor; provided further that all accrued and unpaid Price Differential shall be due and payable on the Termination Date.

(d) Purchase Price Decrease. The Seller may effectuate a Purchase Price Decrease on any Business Day by delivery to the Buyer in immediately available funds of an amount specified by the Seller as a Purchase Price Decrease on that Business Day. No Purchased Loans shall be, or be deemed to be, repurchased in connection with a Purchase Price Decrease.

3.6. Place for Payments of Repurchase Prices. All Repurchase Price payments shall be paid to the Settlement Account.

3.7. Withdrawals from and Credits to Operating Account. If the Seller fails for any reason to repurchase any one or more Purchased Loans on the relevant Repurchase Date, to pay any Price Differential or fees when due or to satisfy any Margin Call in the manner and by the time specified in Sections 3.4 and 3.6, the Buyer is hereby specifically and irrevocably authorized to withdraw funds from the Operating Account or any other account (other than an escrow, trust or deposit account) of the Seller in an amount equal to the sum of the Repurchase

Prices of all Purchased Loans that are Past Due, plus accrued, unpaid Price Differential or fees, plus Margin Deficit (if applicable), on that day and cause application of such funds withdrawn to the payment of the Repurchase Prices of such Purchased Loans, Price Differential or fees, and Margin Deficit (if applicable) in such order and manner as the Buyer may elect and, if funds in the Operating Account or such other accounts are insufficient to pay the Repurchase Prices of all such Purchased Loans, the Seller shall pay the amount due hereunder on demand by wire to the Settlement Account. As long as no Default or Event of Default has occurred and is continuing, the Buyer shall, at the written request of the Seller, cause any amount deposited in the Settlement Account in excess of amounts required hereunder to be transferred to the Operating Account.

3.8. Delivery of Additional Mortgage Loans. The Seller may from time to time deliver to the Buyer Mortgage Loans that are also Eligible Loans without entering into a new Transaction by providing to the Buyer the documents required under Section 3.1 with respect to such Mortgage Loans. The Seller and the Buyer agree that such Mortgage Loans delivered pursuant to this Section 3.8 shall be treated as Purchased Loans subject to the existing Transactions hereunder from the date of such delivery.

3.9. Application of Repurchase Price Payments. Upon receipt by the Buyer of amounts paid or prepaid as Purchase Price Decreases or Repurchase Price (except upon the exercise of remedies provided in Section 18) the Buyer shall apply amounts so received to the payment of all Obligations that are then due, and if the amount so received is insufficient to pay all such Obligations, (a) first to any reimbursement due under Section 20.1, and (b) second to partial payment of Obligations then due or as otherwise agreed by the Buyer.

3.10. Release of Mortgage Loan Files.

(a) Correction of Exceptions. The Buyer may ship Mortgage Notes listed in its Exceptions Report to the Seller for correction under a Trust Receipt. Upon correction or completion of any such Mortgage Note and the Buyer’s receipt of the corrected Mortgage Note or File with all corrected or completed Basic Papers in it in the case of other Loan Papers that have been corrected pursuant to the Exception Report, unless the Buyer has current actual knowledge that the relevant Purchased Loan has been liquidated or is the subject of another uncured Disqualifier, the Buyer shall remove the listing of that Purchased Loan from its next Exception Report. From time to time and as appropriate for the servicing of any of the Purchased Loans, the Buyer may release to the Seller the Files or the Loan Papers under a Trust Receipt. The Seller hereby acknowledges that pursuant to such Trust Receipt the Seller holds the Loan Papers returned to the Seller in trust for the Buyer and that the Buyer shall continue to be the owner of the Purchased Loans and the related Files and the Seller shall not dispute the Buyer’s ownership thereof. The Seller shall promptly return to the Buyer the File or such Loan Papers (whichever the case may be) when the Seller’s need therefor in connection with such servicing no longer exists (but not later in any case, without the Buyer’s consent, than ten (10) Business Days after the Buyer shipped them), unless the Purchased Loan shall be liquidated and the proceeds thereof paid to the Buyer for application to the Obligations.

(b) Shipping Purchased Loans. If no Default or Event of Default exists, the Seller may direct the Buyer to ship any of the Purchased Loans (a) that the Seller intends to sell as whole loans to an Approved Investor for reasonably equivalent value in a bona fide transaction (including sales of Purchased Loans under a repurchase agreement for financing purposes) or (b) to a custodian or trustee for an Approved Investor for pooling and securitization as MBS and sale of such securities to an underwriter or other third party, by delivering a Shipping Request substantially in the form of Exhibit I to the Buyer with all blanks completed to identify (i) the Purchased Loans to be so shipped and sold, (ii) the name, address, and contact information (including contact name, phone number and fax number) of the custodian/trustee of the Approved Investor and/or of the Approved Investor, (iii) the name, if any, with which the Buyer is to complete the Mortgage Notes’ endorsement in blank before shipping them, (iv) the courier to use and the Seller’s account number to be charged and (v) the scheduled closing date and for securitizations, the date when the Seller expects the proceeds of the sale of the MBS created will be wired to the Buyer. If such closing date is subsequently changed, the Seller will give the Buyer prompt notice thereof. While a Default or Event of Default exists, Buyer may, without liability to Seller, continue to deliver Purchased Loans to Approved Investors or any other party acceptable to Buyer in its sole discretion.

(c) Repurchases. If the Seller elects to repurchase any Purchased Loans, the Seller shall deliver a Repurchase Request to the Buyer stating the scheduled repurchase date and identifying those Purchased Loans, whereupon the Buyer shall release and return such Files to the Seller if (and only if) no Event of Default shall have occurred and then be continuing and the Seller shall have paid the Repurchase Price therefor in accordance with Sections 3.5 and 3.6. If the Buyer disagrees with any information set forth in any Repurchase Request received, the Buyer may require that the Seller correct it as a condition to the Buyer’s processing it. The Buyer’s determination of the Repurchase Price for each such Purchased Loan, absent manifest error, shall be conclusive.

(d) Shipping Schedule. If the number of Files to be shipped pursuant to any one or more of the foregoing provisions of this Section 3.10 is one hundred fifty (150) or less and the Shipping Request is received by 10:30 a.m. (Denver time) on a Business Day, the Buyer will use its best efforts to ship the Files on that same Business Day. If more than one hundred fifty (150) Files are to be shipped or the Shipping Request is received later than 10:00 AM (but not later than 2:00 PM) on a Business Day, the Buyer will use its best efforts to ship them on the next Business Day, unless more than two hundred fifty (250) Files are to be shipped, in which event one additional Business Day shall be added for each increment of two hundred (200) files in excess of two hundred fifty (250) files to be shipped, limited to a maximum of ten (10) Business Days.

(e) Payment of Proceeds of Whole Loans and MBS Sold. Upon purchase by an Approved Investor of Purchased Loans to be sold as Whole Loans or, in the case of Purchased Loans to be securitized as MBS, upon the sale of the resulting securities to their underwriter or purchaser, the Seller will:

(i) cause the purchasing Approved Investor to wire to the Buyer, in immediately available funds for deposit in the Settlement Account, all proceeds of such sale of Whole Loans or MBS to which the Seller is entitled; and

(ii) deposit, or cause to be deposited, in the Settlement Account such additional funds, if any, as are needed to cause the total amount so deposited in respect of the Purchased Loans shipped to at least equal the aggregate Repurchases Prices of all such Purchased Loans shipped, and the Buyer’s determination of such amounts for each Purchased Loan shall be conclusive, absent manifest error.

4 Transaction Limits and Sublimits.

4.1. Transaction Limits. Each Transaction shall be subject to the limitation that no purchase will be made if at the time of or after such purchase, the Aggregate Outstanding Purchase Price exceeds or would exceed the Buyer’s Committed Sum.

4.2. Transaction Sublimits. The following sublimits shall also be applicable to the Transactions hereunder such that after giving effect to any proposed Transaction and after giving effect to any repurchase, addition or substitution of any Mortgage Loan hereunder, the following shall be true:

(a) The Aggregate Outstanding Purchase Price of Conforming Mortgage Loans may be as much as one hundred percent (100%) of the Buyer’s Committed Sum.

(b) The Aggregate Outstanding Purchase Price of all Purchased Loans that are Wet Loans shall not exceed (x) fifty percent (50%) of the Buyer’s Committed Sum on any of the first five and last five Business Days of any month or (y) thirty-five percent (35%) of the Buyer’s Committed Sum on any other day (the “Wet Loans Sublimit”).

(c) The Aggregate Outstanding Purchase Price of all Purchased Loans that are of the type listed in the first column of the following table shall not exceed the percentage of the Buyer’s Committed Sum listed in the second column of the table (the name of that Sublimit is set forth in the third column).

Type of Purchased Loan	Maximum percentage/ amount of Buyer’s Committed Sum	Name of Sublimit
Jumbo Mortgage Loans	10%	“Jumbo Loans Sublimit”
High CLTV MIP Mortgage Loans	5%	“High CLTV MIP Mortgage Loans Sublimit”
Low CLTV MIP Mortgage Loans	5%	“Low CLTV MIP Mortgage Loans Sublimit”
Ally Bank Loans	5%	“Ally Bank Loans Sublimit”

(d) The Purchase Value for any Purchased Loan hereunder shall not be more than One Million Dollars ($1,000,000).

(e) The Buyer may, in its sole and absolute discretion, consent to a change in the handling of one or more Purchased Loans at any time (for purposes of clarity, this Section 4.2(e) permits the Buyer to temporarily suspend the effects of one or more Disqualifiers if the Buyer determines that such Disqualifier may be resolved or corrected and to allow funding of a Wet Loan one Business Day after the advance of funds for the purchase of such Wet Loan).

5 Price Differential.

5.1. Pricing Rate. Except as otherwise specified in this Section 5, the Pricing Rate to be applied to the Purchase Prices of Purchased Loans to determine the Price Differential in all Open Transactions shall be the LIBOR Rate plus the LIBOR Margin applicable from time to time (in each case computed annually); provided that the Pricing Rate (except with respect to the Balance Funded Rate) shall not in any event be less than ****.

5.2. Seller’s Election of Pricing Rate. The Seller may elect that the Pricing Rate to be applied to any Segment of Open Transactions owed to the Buyer be the Balance Funded Rate from time to time by giving the Buyer telephonic notice, confirmed by the Buyer, not later than 10:00 a.m. on the effective date of such election, specifying the Business Day when such election is to become effective and confirming the telephonic notice in writing by not later than the close of business on the same day. A Balance Funded Rate may only be selected where the Buyer is holding sufficient Qualifying Balances. Such election shall not change the calculation of Price Differential for any period prior to the specified effective date.

5.3. Seller’s Re-election of the Pricing Rate. If the Seller has elected the Balance Funded Rate for any Segment thereof, the Seller may thereafter elect that the Pricing Rate to be applied to such Segment instead be calculated by reference to the LIBOR Rate plus the LIBOR Margin by giving the Buyer telephonic notice not later than 10:00 a.m. on the effective date of such election, specifying the Business Day when such election is to become effective and confirming the telephonic notice in writing by not later than the close of business on the same day. Such election shall not change the calculation of Price Differential for any period prior to the specified effective date.

5.4. Balances Deficiency Fees. If for any calendar month the Qualifying Balances maintained by the Seller with the Buyer is less than an amount equal to the average daily aggregate unpaid principal balance of the Balance Funded Segments owed to the Buyer during such calendar month (such deficiency being herein referred to as the “Balances Deficiency”), a fee (the “Balances Deficiency Fee”) shall accrue for said calendar month on the Balances Deficiency at a per annum rate equal to the average daily LIBOR Rate in effect during said calendar month; and provided further, that if the Qualifying Balances maintained by the Seller with the Buyer for any calendar month exceeds the weighted average daily aggregate unpaid principal balance of the Balance Funded Segments held by the Buyer during such calendar month (such excess being defined herein as the “Balances Surplus”), then such Balances Surplus may be carried forward and applied to reduce the Balances Deficiency Fee in any succeeding calendar months (but not to any calendar month occurring in any subsequent calendar quarter), and the net positive amount of the Balances Deficiency Fee, if any, will be payable by the Seller at the end of each calendar year promptly after the Seller’s receipt of an invoice for such amount. At the Buyer’s sole discretion, the Balances Surplus may be carried forward from one calendar quarter to a subsequent calendar quarter, but in no event may the Balances Surplus be carried forward to the subsequent calendar year.

5.5. Monthly Conversion of Balance Funded Segments. At the request of the Buyer if a Balance Funded Segment is owed (provided that such request shall not be made more frequently than once in any calendar month), the Seller shall convert such Segment to a LIBOR Segment for a period of at least one Business Day, and provide written confirmation thereof to the Buyer.

5.6. Pricing Rate for Default Pricing Rate Purchased Loans. Notwithstanding any contrary or inconsistent provision of this Section 5, the Pricing Rate to be multiplied by the Purchase Prices of all Purchased Loans shall be the Default Pricing Rate from (and including) (a) the day immediately following the Repurchase Date for any Past Due Purchased Loan and until (but excluding) the date on which such Past Due Purchased Loan is repurchased by transfer to the Buyer of its full Repurchase Price in immediately available funds; and (b) the date designated by the Buyer to the Seller after the occurrence and during the continuance of an Event of Default under Section 18.

5.7. Price Differential Payment Due Dates. Price Differential on each Open Transaction accrued and unpaid to the end of each month before the Termination Date (and any Balance Deficiency Fee) shall be due and payable on the ninth (9th) calendar day of the month following the month when such Price Differential (and Balance Deficiency Fee) were accrued, whether or not such Transaction is still an Open Transaction on such payment due date; provided that (a) all accrued and unpaid Price Differential (and Balance Deficiency Fees) on all Transactions shall be due on the Termination Date, and (b) all Pricing Differential calculated at the Default Pricing Rate shall be due on demand.

6 Margin Maintenance.

6.1. Margin Deficit; Margin Excess.

(a) If at any time the aggregate Purchase Value of all Purchased Loans subject to all Transactions hereunder is less than the aggregate Repurchase Price (excluding Price Differential), minus cash transfers previously made from the Seller to the Buyer in response to previous Margin Calls, if any, for all such Transactions (a “Margin Deficit”), then by notice to the Seller (a “Margin Call”), the Buyer shall require the Seller to transfer to the Buyer, as appropriate, either (at the Seller’s option) cash, additional Eligible Loans reasonably acceptable to the Buyer (“Additional Purchased Loans”), or a combination of cash and Additional Purchased Loans, so that the cash and the aggregate Purchase Value of the Purchased Loans, including any such Additional Purchased Loans, will thereupon at least equal the then aggregate Repurchase Price (excluding Price Differential). The Buyer will recalculate the Purchase Value of all or a portion of the Purchased Loans at the times it deems appropriate in its sole discretion.

(b) On any Business Day on which the Purchase Value of the Purchased Loans subject to Transactions exceeds the then outstanding aggregate Repurchase Price of all Transactions (a “Margin Excess”), so long as no Default or Event of Default has occurred and is continuing or will result therefrom, the Buyer shall, upon receipt of a written request from the Seller, remit cash or release Purchased Loans, as requested by the Seller, in either case in an amount equal to the lesser of (i) the amount requested by the Seller and (ii) such Margin Excess, subject always to the other limitations of this Agreement. If cash is to be remitted the Buyer shall treat the receipt of the written request of the Seller under this Section 6.1(b) as if it were a request for a Transaction. To the extent the Buyer remits cash to the Seller, such cash shall be (A) additional Purchase Price with respect to the Transactions, and (B) subject in all respects to the provisions and limitations of this Agreement.

6.2. Margin Call Deadline. If the Buyer delivers a Margin Call to the Seller at or before 11:00 a.m. on any Business Day, then the Seller shall transfer cash and/or Additional Purchased Loans as provided in Section 6.1 on the same Business Day. If the Buyer delivers a Margin Call to the Seller after 11:00 a.m. on any Business Day, then the Seller shall transfer cash and/or Additional Purchased Loans by no later than 11:00 a.m. on the next following Business Day.

6.3. Application of Cash. Any cash transferred to the Buyer pursuant to this Section 6 shall be applied by the Buyer on receipt, which shall occur on the date received from the Seller or the next Business Day if received after 1:00 p.m.

6.4. Increased Cost. If any Legal Requirement (other than with respect to any amendment made to the Buyer’s articles of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by the Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Effective Date:

(a) shall subject the Buyer to any Tax or increased Tax (other than any Taxes other than that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the jurisdiction under the laws of which such Person is organized or of its applicable lending office, or any political subdivision thereof) of any kind whatsoever with respect to this Agreement or any Transaction or change the basis of taxation of payments to the Buyer in respect thereof;

(b) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of the Buyer that is not otherwise included in the determination of the LIBOR Rate hereunder; or

(c) shall impose on the Buyer any other condition;

and the result of any of the foregoing is to increase the cost to the Buyer, by an amount which the Buyer deems to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, the Seller shall promptly pay the Buyer such additional amount or amounts as calculated by the Buyer in good faith as will compensate the Buyer for such increased cost or reduced amount receivable.

6.5. Capital Adequacy. If the Buyer shall have determined that the adoption of or any change in any Legal Requirement (other than with respect to any amendment made to the Buyer’s articles of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by the Buyer or any corporation controlling the Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Effective Date shall have the effect of reducing the rate of return on the Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which the Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by the Buyer to be material, then from time to time, the Seller shall promptly pay to the Buyer such additional amount or amounts as will compensate the Buyer or such corporation for such reduction.

6.6. Buyer’s Report. In the discretion of the Buyer if it reasonably determines that market conditions warrant, the Buyer may: (a) determine the aggregate Market Values for the Purchased Loans (which may include the Purchase Value of any Mortgage Loans purchased on that day) by summing the values of the individual Purchased Loans as reported on (and recorded by the Buyer from) the Mortgage Loan Transmission Files and Purchased Loans Curtailment Reports, valuing at zero Purchased Loans for which the Buyer has current actual knowledge that a Disqualifier exists; (b) issue a statement of the value of the Purchased Loans as so determined; and (c) provide a copy of such statement to the Seller.

6.7. Provisions Relating to LIBOR Rate. If:

(i)	the Buyer determines that deposits in United States dollars (in the applicable amounts) are not available to the Buyer in the relevant market;

(ii)	Buyer determines that the LIBOR Rate applicable to the LIBOR Segments is not ascertainable or does not adequately and fairly reflect the cost of making, maintaining or funding any Transaction based on the LIBOR Rate; or

(iii)	the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Buyer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for the Buyer to make, maintain or fund Transactions based on the LIBOR Rate;

then the Buyer shall suspend the availability of the LIBOR Rate as of the date of such determination or the Buyer’s notice, whereupon all Open Transactions and any new Transactions shall automatically be converted to have a Pricing Rate equal to the Alternate Base Rate plus the LIBOR Margin; provided that in all events the Pricing Rate shall not be less than **** except for those Open Transactions or any new Transactions for which Seller elects to apply the Balance Funded Rate pursuant to Section 5.2 of this Agreement.

7 Taxes.

7.1. Payments to be Free of Taxes. Any and all payments by the Seller hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges of withholdings, and all liabilities with respect thereto, excluding, in the case of the Buyer, taxes imposed on its overall net income and franchise taxes imposed on it in lieu of net income taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder being hereinafter referred to as “Taxes”). The Seller agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement (hereinafter referred to as “Other Taxes”).

7.2. Tax Indemnity; Receipt. The Seller shall indemnify the Buyer for the full amount of Taxes or Other Taxes imposed on or paid by the Buyer and any penalties, interest and expenses with respect thereto. Payments on this indemnification shall be made within 30 days from the date the Buyer makes written demand therefor. If the Seller shall be required by law or regulation to make any deduction, withholding or backup withholding of any taxes, levies, imposts, duties, fees, liabilities or similar charges of the United States of America, any possession or territory of the United States of America (including the Commonwealth of Puerto Rico) or any area subject to the jurisdiction of the United States of America (“U.S. Taxes”) from any payments to the Buyer pursuant to any Repurchase Document in respect of the Obligations payable to the Buyer then or thereafter outstanding, the Seller shall make such withholdings or deductions and pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law. Within 30 days after the date of any payment of Taxes, the Seller shall furnish to the Buyer, at the address specified in Section 22, a certified copy of a receipt evidencing payment thereof.

7.3. Survival. Without prejudice to the survival of any other agreement of the Seller hereunder, the agreements and obligations of the Seller contained in this Section 7 shall survive the termination of this Agreement. Nothing contained in this Section 7 shall require the Buyer to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

8 Income and Escrow Payments; Control.

8.1. Income and Escrow Payments. Notwithstanding that the Buyer and the Seller intend that the Transactions be sales to the Buyer of the Purchased Loans, where a particular Transaction’s term extends over an Income payment date on the Purchased Loans subject to that Transaction, all payments and distributions, whether in cash or in kind, made on or with respect to the Purchased Loans shall be paid directly to the Servicer by the relevant Customer, and the Buyer shall have no obligation to collect or apply any Income to prevent or reduce any Margin

Deficit, unless the Seller (a) arranges for such Income to be paid to the Buyer, (b) requests that the Buyer apply such Income when received against the Seller’s Margin Deficit(s) and (c) concurrently transfers to the Buyer either (i) cash or (ii) at the Buyer’s option and with the Buyer’s written approval, Additional Purchased Loans, sufficient to eliminate such Margin Deficit. Amounts paid to the Servicer by the relevant Customer shall be deposited into the Income Account within two (2) Business Days of receipt by the Servicer and, as to amounts so paid to the Servicer for escrow payments, into the Escrow Account. The Income Account and the Escrow Account shall be maintained by the Seller with a bank satisfactory to the Buyer and shall be subject to the control of the Buyer. The Income Account and Escrow Account may be interest bearing accounts if allowed or required by applicable law. At all times prior to a Default or Event of Default, the Seller may have full use of all Income and amounts on deposit in the Income Account, subject to the provisions of Section 8.2.

8.2. Income and Escrow Accounts. Prior to the initial Transaction hereunder the Seller shall establish the Income Account and the Escrow Account and shall cause the bank holding such accounts (if such bank is not the Buyer) to enter into a control agreement with the Buyer providing that upon notice from the Buyer (which notice shall be given only upon the occurrence of a Default or Event of Default) no further withdrawals or payment orders from the Seller shall be honored and only payment and withdrawal orders from the Buyer or its designee shall be honored. Prior to the occurrence of a Default or Event of Default and so long as the Seller is also the Servicer, the Seller shall make payments from the Escrow Account of all appropriate amounts payable with respect to each Purchased Loan for taxes, insurance and other purposes for which the funds are paid into the Escrow Account. Subject to Section 8.3, amounts on deposit in the Income Account shall be used by the Seller to pay its fees as Servicer while it serves in such capacity, and may be used to pay to the Buyer amounts due under this Agreement for Margin Deficit or Price Differential and for any other lawful purpose.

8.3. Income and Escrow Accounts after Default. Upon the occurrence and during the continuation of a Default or Event of Default, the Seller shall have no right to direct withdrawal or application of funds in the Income Account and the Escrow Account unless authorized to do so in writing by the Buyer. The Buyer may cause all amounts on deposit in the Income Account to be paid to it or its designee for application as provided in Section 18.4. The Servicer shall direct payments from the Escrow Account for the purposes for which such funds are deposited into the Escrow Account. The Buyer and the Seller shall comply with all Legal Requirements applicable to the operation of the Income Account and the Escrow Account, including any Agency guidelines with respect thereto.

9 Facility Fee; Other Fees.

9.1. Facility Fee. The Seller agrees to pay to the Buyer a facility fee (the “Facility Fee”) in an amount equal to one quarter of one percent (0.25%) per annum of the Buyer’s Committed Sum for the period from the Effective Date to the Termination Date, computed for each calendar month or portion thereof from the Effective Date until the date this Agreement terminates in accordance with its terms. The Facility Fee shall be payable monthly in arrears and shall be due and payable on the ninth (9th) calendar day of the month following the month when such Facility Fee was accrued. If the Buyer’s Committed Sum shall be increased or decreased from time to time either pursuant to a provision of this Agreement or by separate agreement between the Buyer and the Seller (excluding, however, any change occurring as a result of or following the occurrence of a Default or an Event of Default, in respect of which no adjustment of the Facility Fee shall be required), the amount of the Facility Fee shall be adjusted as of the date of such change. The Facility Fee are compensation to the Buyer for committing to make funds available for revolving purchases of Eligible Loans on the terms and subject to the conditions of this Agreement, and are not compensation for the use or forbearance or detention of money. Each calculation by the Buyer of the amount of the Facility Fee shall be conclusive and binding absent manifest error.

9.2. Loan Papers Handling Fee. The Seller agrees to pay the Buyer the following Loan Papers Handling Fees, which shall be due and payable on the ninth (9th) calendar day of the month following the month when such Loan Papers Handling Fees were accrued:

(a) Twenty-five Dollars ($25.00) for each Wet Loan sold to the Buyer;

(b) Twenty-five Dollars ($25.00) for each Purchased Loan with respect to which the Buyer is requested to ship the Basic Papers to an investor on a same-day basis; and

(c) Twenty-five Dollars ($25.00) for each Purchased Loan shipped to an investor but rejected or otherwise returned by an investor and reshipped to the Buyer.

10 Security Interest; License.

10.1. Intent of the Parties. The parties intend that all Transactions hereunder be sales and purchases (other than for accounting and tax purposes) and not loans; nonetheless, as a security agreement under the UCC and as a security agreement or other arrangement or other credit enhancement related to this Agreement and transactions hereunder as provided for in section 101(47) (A)(v) of the Bankruptcy Code, the Seller hereby pledges to the Buyer as security for the performance by the Seller of the Obligations and hereby grants, assigns and pledges to the Buyer a fully perfected first priority security interest in all of the Purchased Loans and all Income and proceeds from the Purchased Loans, including all of the property, rights and other items described in the definition of “Mortgage Loan” in Section 1.1 for each such Purchased Loan and all rights to have, receive and retain the return or refund of funds transferred from any account with the Buyer to any title company, title agent, escrow agent or other Person for the purpose of originating or funding a Mortgage Loan that did not close (for any reason) and that would have been a Purchased Loan if it had closed (all funds so transferred continuously remain the property of the Buyer until disbursed by such agent to or for the account of the related Customer upon the closing of his or her Mortgage Loan), and in all of the following property:

(a) With respect to the Purchased Loans:

(i) all Purchased Loans Support;

(ii) all of the Seller’s right, title and interest in all Mortgaged Premises related to the Purchased Loans

(iii) all rights to deliver Purchased Loans to investors and other purchasers and all proceeds resulting from the disposition of Purchased Loans pursuant thereto, including the Seller’s right and entitlement to receive the entire purchase price paid for Purchased Loans sold;

(iv) all Hedge Agreements relating to or constituting any and all of the foregoing or relating to the Purchased Loans or Obligations, including all rights to payment arising under such Hedge Agreements;

(v) all Servicing Rights in respect of any of the Purchased Loans; and

(vi) all of the Seller’s rights now or hereafter existing in, to or under any MBS secured by, created from or representing any interest in any of the Purchased Loans, whether now owned or hereafter acquired by the Seller, and whether such MBS are evidenced by book entry or certificate (the Buyer’s ownership interest and security interest in each MBS created from, based on or backed by Purchased Loans shall automatically exist in, attach to, cover and affect all of the Seller’s right, title and interest in that MBS when issued and its proceeds and the Buyer’s ownership interest and security interest in the Purchased Loans from which such MBS was so created shall automatically terminate and be released when such MBS is issued, subject to automatic reinstatement if such issuance is voided or set aside by any court of competent jurisdiction), all right to the payment of monies and non-cash distributions on account of any of such MBS and all new, substituted and additional securities at any time issued with respect thereto;

(b) Related Accounts, Payment Intangibles, General Intangibles:

(i) all accounts, payment intangibles, general intangibles, instruments, documents (including documents of title), chattel paper, contract rights and proceeds, whether now or hereafter existing (including all of the Seller’s present and future rights to have and receive interest and other compensation, whether or not yet accrued, earned, due or payable), under or arising out of or relating to the Purchased Loans;

(ii) all instruments, documents or writings evidencing any such accounts, payment intangibles, general intangibles or proceeds or evidencing any monetary obligation under, or security interest in, any of the Purchased Loans, all other papers delivered to the Buyer, and all other rights transferred to the Buyer, in respect of any of the Purchased Loans, including, without limitation, the right to collect, have and receive all insurance proceeds (including, but not limited to, casualty insurance, mortgage insurance, pool insurance and title insurance proceeds) and condemnation awards or payments in lieu of condemnation that may be or become payable in respect of the Mortgaged Premises securing or intended to secure any Purchased Loan, and other personal property of whatever kind relating to any of the Purchased Loans, in each case whether now existing or hereafter arising, accruing or acquired;

(iii) all security for or claims against others in respect of the Purchased Loans; and

(iv) all proceeds and rights to proceeds of any sale or other disposition of any or all of the Purchased Loans;

(c) Settlement Account, Operating Account, Funding Account and other accounts: the Settlement Account, the Operating Account, the Funding Account, the Income Account and the Escrow Account and all cash and all securities and other property from time to time on deposit in each such account;

(d) Loan Records: all Loan Records;

(e) Other Rights: all rights to have and receive any of the Purchased Loans described above, all accessions or additions to and substitutions for any of such Purchased Loans, together with all renewals and replacements of any of such Purchased Loans, all other rights and interests now owned or hereafter acquired by the Seller in, under or relating to any of such Purchased Loans or referred to above and all proceeds of any of such Purchased Loans; and

(f) Proceeds: all proceeds of all the foregoing.

The Seller agrees to do such things as applicable law requires to maintain the security interest of the Buyer in all of the Purchased Loans with respect to all such Transactions and all Income and proceeds from the Purchased Loans that are the subject matter of such Transactions and all of the other collateral described above in this Section 10.1 as a perfected first priority Lien at all times. The Seller hereby authorizes the Buyer to file any financing or continuation statements under the applicable UCC to perfect or continue such security interest in any and all applicable filing offices. The Seller shall pay all customary fees and expenses associated with perfecting such security interest including the costs of filing financing and continuation statements under the UCC and recording assignments of Mortgages as and when required by the Buyer in its reasonable discretion.

11 Substitution.

11.1. Seller May Substitute Other Mortgage Loans with Notice to and Approval of Buyer. So long as no Event of Default has occurred and is continuing and no Margin Deficit exists or occurs as a consequence thereof, subject to agreement with and acceptance by, and upon notice to, the Buyer, the Seller may substitute Mortgage Loans substantially similar to the Purchased Loans for any Purchased Loans. If the Seller gives notice to the Buyer at or before 12:00 noon on a Business Day, the Buyer may elect, by the close of business on the Business Day notice is received or by the close of the next Business Day if notice is given after 12:00 noon on such day, not to accept such substitution. If such substitution is accepted by the Buyer, such substitution shall be made by the Seller’s transfer to the Buyer of such other Mortgage Loans on a servicing released basis and the Buyer’s transfer to the Seller of such Purchased Loans, and after such substitution, the substituted Mortgage Loans shall be deemed to be Purchased Loans. If the Buyer elects not to accept such substitution, the Seller shall offer the Buyer the right to terminate the related Transaction.

11.2. Payment to Accompany Substitution. If the Seller exercises its right to substitute or terminate under this Section 11, the Seller shall be obligated to pay to the Buyer by the close of the Business Day of such substitution or termination, as the case may be, an amount equal to the sum of (a) actual cost (including all customary fees, expenses and commissions) to the Buyer of (i) entering into replacement Transactions; (ii) entering into or terminating hedge transactions and/or (iii) terminating Transactions or substituting securities in like transactions with third parties in connection with or as a result of such substitution or termination, and (b) to the extent the Buyer determines not to enter into replacement Transactions, the loss incurred by the Buyer directly arising or resulting from such substitution or termination. The foregoing amounts shall be solely determined and calculated by the Buyer in good faith.

12 Payment and Transfer.

12.1. Payments to the Buyer. Except as otherwise specifically provided in this Agreement, all payments required by this Agreement or the other Repurchase Documents to be made to the Buyer shall be paid to the Buyer by no later than 1:00 p.m. on the day when due (funds received after the applicable deadline shall be conclusively deemed received on the next following Business Day unless the Buyer shall agree otherwise) and without set-off, counterclaim or deduction, in lawful money of the United States of America in immediately available funds as provided in Section 23.6, or at such other place as the Buyer shall designate from time to time. Whenever any payment to be made under this Agreement or any of the other Repurchase Documents shall be stated to be due on a day that is not a Business Day, the due date for that payment shall be automatically extended to the next day that is a Business Day, and (if applicable) Price Differential at the applicable rate (determined in accordance with this Agreement) shall continue to accrue during the period of such extension. Unless the Buyer shall agree otherwise, funds received by the Buyer after 1:00 p.m. on a Business Day shall be deemed for all purposes to have been paid by the Seller on the next succeeding Business Day.

12.2. If Payment Not Made When Due. If and to the extent any payment is not made when due under this Agreement or any of the other Repurchase Documents, the Seller authorizes the Buyer then or at any time thereafter to charge any amounts so due and unpaid against any or all of the Seller’s accounts with the Buyer; provided that such right to charge the Seller’s accounts shall not apply to any escrow, trust or other deposit accounts designated as being held by the Seller on behalf of third party owners of the escrowed funds other than Affiliates of the Seller. The Buyer agrees to use reasonable efforts to promptly advise the Seller of any charge made pursuant to this Section 12.2, but its failure to do so will not affect the validity or collectibility of such charge. The Buyer shall not have any obligation to charge any Seller account, merely the right to do so.

13 Segregation of Documents Relating to Purchased Loans.

All documents relating to Purchased Loans in the possession of the Seller or its designee (including its agent, or any subservicer) shall be segregated from other documents and securities in its or its designee’s possession and shall be identified as being owned by the Buyer and subject to this Agreement. Segregation may be accomplished by appropriate identification of ownership on the books and records of the holder of such documents, including MERS, a documents custodian, a financial or securities intermediary, or a clearing corporation. All of the Seller’s interest in the Purchased Loans shall pass to the Buyer on the Purchase Date and nothing in this Agreement shall preclude the Buyer from engaging with others in repurchase transactions with the Purchased Loans or otherwise selling, transferring, pledging, or hypothecating the Purchased Loans, but no such transaction shall relieve the Buyer of its obligations to transfer Purchased Loans to the Seller pursuant to Section 3 or 18, or of the Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, the Seller pursuant to Section 8.

14 Conditions Precedent.

14.1. Initial Purchase. The obligations of the Buyer to make the initial purchase under this Agreement are subject to the Seller’s fulfillment of the following conditions precedent:

(a) the Buyer shall have received (or be satisfied that it will receive by such deadline as the Buyer shall specify) the following, all of which must be satisfactory in form and content to the Buyer:

(i) this Agreement duly executed by the parties;

(ii) UCC financing statements for the Purchased Loans covered and security interests granted by this Agreement, each duly authorized by the Seller;

(iii) a current UCC search report of a UCC filings search in the office of the Secretary of State of the State of Ohio and such tax lien, judgment, litigation and bankruptcy searches in such jurisdictions as the Buyer may request, in each case satisfactory to the Buyer;

(iv) the Electronic Tracking Agreement duly executed by the Seller, MERS, MERSCORP, Inc. and the Buyer;

(v) a copy of the corporate resolution (or equivalent thereof) of the Seller authorizing the execution, delivery and performance of the Repurchase Documents, certified as of the date of this Agreement by the Secretary or an Assistant Secretary of the Seller;

(vi) an incumbency certificate showing the names and titles and bearing the signatures of the officers of the Seller authorized to execute the Repurchase Documents, certified as of the date of this Agreement by the Secretary or an Assistant Secretary of the Seller;

(vii) a copy of the bylaws of the Seller, certified as of the date of this Agreement by the Secretary or an Assistant Secretary of the Seller;

(viii) a copy of the Articles of Incorporation of the Seller with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its incorporation as of a date acceptable to the Buyer in its sole discretion;

(ix) a certificate of good standing (or the equivalent thereof) for the Seller in the jurisdiction of its incorporation, certified by the appropriate governmental officials as of a date acceptable to the Buyer in its sole discretion;

(x) evidence reasonably satisfactory to the Buyer (i) as to the due filing and recording in all appropriate offices of all financing statements, (ii) if there are any Purchased Loans that require the Buyer’s interest to be noted by book entry, that such book entry has been duly made and (iii) if there is any “investment property” under the UCC of the State of Minnesota or other applicable law, that such instruments as are necessary to give the Buyer “control” of such investment property have been duly executed by the Seller and the relevant securities intermediary;

(xi) copies of an errors and omissions insurance policy or mortgage impairment insurance policy and blanket bond coverage policy, or certificates in lieu of policies, with insurance providers reasonably acceptable to the Buyer, in each case naming the Buyer as an additional insured and providing for coverage in the amounts specified in Section 16.11;

(xii) favorable written opinions of counsel to the Seller dated on or before the initial Purchase Date, addressed to the Buyer and in form and substance reasonably satisfactory to the Buyer and its legal counsel (a form containing opinions required to be included therein is set forth in Exhibit B), specifically stating that the Buyer and any person or entity that purchases the Purchased Loans from the Buyer can rely on it; provided, that Seller’s outside counsel may deliver its opinion at any time prior to January 15, 2010;

(xiii) payment to the Buyer of the Facility Fee and all other fees and expenses (including the disbursements and reasonable fees of the Buyer’s attorneys) of the Buyer payable by the Seller pursuant to Section 9 accrued and billed for to the date of the Seller’s execution and delivery of this Agreement;

(xiv) control agreements in form and substance reasonably satisfactory to the Buyer establishing its control of the Income Account and Escrow Account; and

(xv) evidence satisfactory to the Buyer that the Seller has entered into an agreement with Citibank, N.A., or another financial institution acceptable to the Buyer in its sole discretion, providing mortgage warehouse financing in a committed amount of no less than Fifty Million Dollars ($50,000,000).

(b) All directors and officers of the Seller and all Affiliates of the Seller, to whom or which the Seller is indebted as of the date of this Agreement either for borrowed money or for any other obligation, excluding salary, bonus or other compensation obligations, shall have caused such Debt to be Qualified Subordinated Debt, by executing and causing to be delivered to the Buyer a Subordination Agreement and taking all other steps, if any, required to cause such Debt to be Qualified Subordinated Debt, and the corporate secretary of the Seller shall have certified each such Subordination Agreement executed to satisfy the requirements of this Section 14.1(b) to be true, complete and in full force and effect as of the date of the initial purchase.

14.2. Each Purchase. The obligations of the Buyer to make any purchase under this Agreement are also subject to the satisfaction, as of each Purchase Date, of the following additional conditions precedent:

(a) The Seller shall have delivered to the Buyer the related Mortgage Loan Transmission Files for the new Mortgage Loans to be purchased.

(b) Unless the requested Transaction is for the purchase of only Wet Loans, the Buyer shall have issued its Exception Report relating to the Purchased Loans then owned by the Buyer (and the Buyer agrees that it will not unreasonably withhold or delay issuing any such Exception Report).

(c) The representations and warranties of the Seller contained in this Agreement and the other Repurchase Documents shall be true and correct in all material respects as if made on and as of each Purchase Date unless specifically stated to relate to an earlier date.

(d) The Seller shall have performed all agreements to be performed by it under this Agreement and all other Repurchase Documents, as well as under all Investor Commitments that the Seller has represented to the Buyer cover any of the Purchased Loans, and after the requested Transaction shall have been executed, no Default or Event of Default will exist that the Buyer has not declared in writing to have been waived or cured, nor will any default exist under any such Investor Commitments.

(e) The Seller shall not have incurred any liabilities (whether or not in the ordinary course of business) that adversely and materially affect any of the Central Elements in respect of the Seller or any of its Subsidiaries since the dates of the Seller’s Financial Statements most recently theretofore delivered to the Buyer.

(f) The Seller shall have paid the Facility Fee and the Loan Papers Handling Fees then due and payable in accordance with Section 9.1 and Section 9.2.

(g) Prior to the execution of the requested Transaction, no Default or Event of Default shall have occurred or will occur after giving effect to such Transaction, that the Buyer has not declared in writing to have been waived or cured.

(h) The requested Transaction will not result in the violation of any applicable Legal Requirement.

(i) The Buyer shall have received such other documents, if any, as shall be specified by the Buyer.

(j) No Margin Deficit exists or will exist after giving effect to such Transaction.

(k) The Termination Date shall not have occurred.

(l) After giving effect to such Transaction, none of the sublimits set forth in Section 4.2 shall be exceeded.

(m) For any Transaction involving a Wet Loan, unless the closing title agency or attorney has previously signed an agreement with the Buyer acknowledging funds received from the Buyer for the purchase of such Wet Loan are held by such title agency or attorney in trust for and as the property of the Buyer until such Wet Loan is closed and purchased by the Buyer and that any such funds so received shall be returned to the Buyer if the Mortgage Loan that is proposed to be so purchased as a Wet Loan does not close on the proposed Purchase Date, the Seller shall have delivered to such closing title agency or attorney an instruction letter stating that funds received from the Buyer for the purchase of such Wet Loan are held by such title agency or attorney in trust for and as the property of the Buyer until such Wet Loan is closed and purchased by the Buyer and that any such funds so received shall be returned to the Buyer if the Mortgage Loan that is proposed to be so purchased as a Wet Loan does not close on the proposed Purchase Date.

15 Representations, Warranties and Covenants.

15.1. Buyer and Seller Representations. The Buyer and the Seller each represents and warrants, and shall on and as of the Purchase Date of any Transaction be deemed to represent and warrant, to the other that:

(a) it is duly authorized to execute and deliver this Agreement, to enter into the Transactions and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance;

(b) it will engage in such Transactions as principal;

(c) the person signing this Agreement on its behalf is duly authorized to do so on its behalf;

(d) it has obtained all authorizations of any governmental body required in connection with this Agreement and the Transactions and such authorizations are in full force and effect; and

(e) the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate any law, ordinance, charter, by-law or rule applicable to it or any agreement by which it is bound or by which any of its assets are affected.

15.2. Additional Seller Representations. With regard to:

(i) Purchased Loans, on and as of the Purchase Date of any Transaction;

(ii) Eligible Loans substituted pursuant to Section 11, on and as of the date of their substitution; and

(iii) Additional Purchased Loans submitted pursuant to Section 6.1, on and as of the date of their transfer to the Buyer, the Seller hereby represents and warrants to the Buyer as follows:

(a) Documents Genuine. The documents delivered or disclosed by the Seller to the Buyer pursuant to this Agreement are either original documents or genuine and true copies thereof.

(b) Organization; Good Standing; Subsidiaries. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio, and each of the Seller’s Subsidiaries is a corporation, partnership or limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation, formation or organization. The Seller has furnished to the Buyer a true and complete copy of its Organizational Documents as in effect as of the date of this Agreement, including all amendments thereto, and agrees to furnish to the Buyer a true and complete copy of any amendment adopted after the Effective Date promptly after it is adopted. The Seller and its Subsidiaries each has the full legal power and authority to own its properties and to carry on its business as currently conducted and each is duly qualified to do business as a limited partnership or foreign corporation or (in the case of any limited liability company Subsidiaries) limited liability company and in good standing in each jurisdiction in which the ownership of its property or the transaction of its business makes such qualification necessary, except in jurisdictions, if any, where a failure to be qualified, licensed or in good standing could not reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries. The Seller does not have any Subsidiaries as of the Effective Date except as set forth on Exhibit D or as have been disclosed by the Seller to the Buyer in writing after the Effective Date. Exhibit D states the name of each such Subsidiary as of the Effective Date, place of organization, each state in which it is qualified as a foreign entity and the percentage ownership of the capital stock or other indicia of equity of each such Subsidiary by the Seller.

(c) Authorization and Enforceability. The Seller has the power and authority to execute, deliver and perform this Agreement and all other Repurchase Documents to which it is a party or in which it joins or has joined. The execution, delivery and performance by the Seller of this Agreement and all other Repurchase Documents to which it is a party have each been duly and validly authorized by all necessary corporate action on the part of the Seller (none of which has been modified or rescinded, and all of which are in full force and effect) and do not and will not (i) conflict with or violate any Legal Requirement, (ii) conflict with or violate the Organizational Documents of the Seller, (iii) conflict with or result in a breach of or constitute a default under any agreement, instrument or indenture binding on the Seller or (iv) require any consent under any such agreement, instrument or indenture, where the conflict, violation, breach, default or nonconsent could reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries, or result in the creation of any Lien upon any property or assets of the Seller, or result in or permit the acceleration of any debt of the Seller pursuant to any agreement, instrument or indenture to which the Seller is a party or by which the Seller or its property may be bound or affected. This Agreement and all other Repurchase Documents constitute the legal, valid, and binding obligations of the Seller enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or other such laws affecting the enforcement of creditors’ rights generally.

(d) Approvals. Neither the execution and delivery of this Agreement and all other Repurchase Documents nor the performance of the Seller’s obligations under such Repurchase Documents requires any license, consent, approval or other action of any state or federal agency or governmental or regulatory authority other than (i) those that have been obtained or will be obtained by the time required and that remain in full force and effect, (ii) those for which the Seller’s failure to obtain them could not reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries and (iii) the filing of any financing statements.

(e) Financial Condition. The Consolidated balance sheet of the Seller (and, to the extent applicable, the Seller’s Consolidated Subsidiaries) and the related statements of income, changes in stockholders’ equity, cash flows and Mortgage Loan production (“Financial Statements”) for the fiscal period ended on the Statement Date (the “Statement Date Financial Statements”), heretofore furnished to the Buyer, fairly present the financial condition of the Seller (and the Seller’s Consolidated Subsidiaries) as of the Statement Date and the results of their operations for the fiscal period ended on the Statement Date. On the Statement Date, the Seller did not have either any known material liabilities, direct or indirect, fixed or contingent, matured or unmatured, other than the contingent liabilities (if any) set forth on Schedule 15.2(e) and contingent liability on endorsements of negotiable instruments for deposit or collection in the ordinary course of business, or any known material liabilities for sales, long-term leases or unusual forward or long-term commitments, which are not disclosed by the Statement Date Financial Statements or reserved against in them or that have not been otherwise disclosed to the Buyer in writing. Each of the Seller and each of its Subsidiaries is Solvent, and since the Statement Date, (i) there has been no material adverse change in any of the Central Elements in respect of the Seller or any of its Subsidiaries, nor is the Seller aware of any state of facts which (with or without notice, the lapse of time or both) would or could reasonably be expected to result in any such material adverse change, and (ii) there have been no unrealized or anticipated losses from any loans, advances or other commitments of the Seller that have resulted in a material adverse change in the Central Elements in respect of the Seller or any of its Subsidiaries, except for the material adverse changes and losses (if any) that are summarized in Schedule 15.2(e).

(f) Litigation. Except as disclosed on Schedule 15.2(f) or except as disclosed in the Statement Date Financial Statements or the most recent Financial Statements furnished to the Buyer (whichever is more current), there are no actions, claims, suits or proceedings pending, or to the knowledge of the Seller, threatened or reasonably anticipated against or affecting the Seller or any of its Subsidiaries in any court, before any other Governmental Authority or before any arbitrator or in any other dispute resolution forum that could reasonably be expected to result in a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries.

(g) Licensing. The Seller and any subservicer of its Mortgage Loans are duly registered as mortgage lenders, bankers or servicers in each state in which Mortgage Loans have been or are from time to time originated, to the extent such registration is required by any applicable Legal Requirement, except where the failure to register could not reasonably be expected to result in a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries or such subservicer.

(h) Compliance with Applicable Laws. Neither the Seller nor any of its Subsidiaries is in violation of any provision of any law, or any judgment, award, rule, regulation, order, decree, writ or injunction of any court, other Governmental Authority or public regulatory body that could reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries.

(i) Regulation U. The Seller is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Transactions directly or indirectly made available to or received by the Seller or for its account will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any debt that was originally incurred to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or that would constitute this transaction a “purpose credit” within the meaning of Regulation U, as now or hereafter in effect.

(j) Investment Company Act. The Seller is not required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(k) Payment of Taxes. All tax returns required to be filed by the Seller and each Subsidiary in any jurisdiction have been filed or extended and all taxes, assessments, fees and other governmental charges upon the Seller and each Subsidiary or upon any of its properties, income or franchises have been paid prior to the time that such taxes could give rise to a Lien thereon, unless protested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been established on the books of the Seller or such Subsidiary. Neither the Seller nor any Subsidiary has any knowledge of any proposed tax assessment against the Seller or any Subsidiary.

(l) Title to Properties. The Seller and each of its Subsidiaries has good, valid, insurable (in the case of real property) and marketable title to all of its material Properties and assets (whether real or personal, tangible or intangible) that are reflected on or referred to in the Statement Date Financial Statements or in the more current Financial Statements (if any) most recently furnished to the Buyer after the Effective Date, except for such properties and assets as have been disposed of since the date of such current Financial Statements either in the ordinary course of business or because they were no longer used or useful in the conduct of its business, and all such Properties and assets are free and clear of all Liens except for (i) the lien of current (nondelinquent) real and personal property taxes and assessments, (ii) covenants, conditions and restrictions, rights of way, easements and other matters to which like properties are commonly subject that do not materially interfere with the use of the property as it is currently being used and (iii) such other Liens, if any, that are permitted pursuant to Section 17.8 and listed on Schedule 15.2(l).

(m) The Seller’s Address. The Seller’s chief executive office and principal place of business are at 6200 Oak Tree Blvd., Ste. 300, Independence, OH 44131, or at such other address as shall have been set forth in a written notice to the Buyer given subsequent to the Effective Date and at least ten (10) Business Days before such notice’s effective date.

(n) ERISA. The Seller does not maintain any ERISA Plans and shall not adopt or agree to maintain or contribute to an ERISA Plan. The Seller shall promptly notify the Buyer in writing in the event an ERISA Affiliate adopts an ERISA Plan. The Seller is not an employer under any Multiemployer Plan or any other Plan subject to Title IV of ERISA.

(o) Commissions. Neither the Seller nor any of its Affiliates have dealt with any broker, investment banker, agent or other person, except for the Buyer, who may be entitled to any commissions or compensation in connection with the sale of Purchased Loans pursuant to this Agreement.

(p) Full Disclosure. Each material fact or condition relating to the Repurchase Documents and the Central Elements has been disclosed in writing to the Buyer. All information previously furnished by the Seller and its Subsidiaries to the Buyer in connection with the Repurchase Documents was and all information furnished in the future by the Seller and its Subsidiaries to the Buyer will be true and accurate in all material respects or based on reasonable estimates on the date the information is stated or certified. To the best knowledge of the Seller, neither the financial statements referred to in Section 15.2(e), nor any Request/Confirmation, officer’s certificate or any other report or statement delivered by the Seller and its Subsidiaries to the Buyer in connection with this Agreement, contains any untrue statement of material fact.

15.3. Special Representations Relating to the Purchased Loans. The representations and warranties concerning each Purchased Loan, as set forth on Schedule 15.3 hereto, are incorporated herein.

15.4. Representations and Warranties Relating to Specific Transactions. At the time each Request/Confirmation is provided to the Buyer the following are true with respect to each of the Mortgage Loans listed on the Mortgage Loan Transmission Files attached to such Request/Confirmation or submitted in connection with such Request/Confirmation:

(a) the Basic Papers have been or will be executed and delivered by all appropriate Persons;

(b) the Seller is electronically communicating to the Buyer a complete Mortgage Loan Transmission File, and the information stated for such Mortgage Loan in such standard Mortgage Loan Transmission File is correct and complete in accordance with the Record Layout;

(c) such Mortgage Loan has been (or will be) originated, closed, funded and (if applicable) negotiated and assigned to the Seller;

(d) for each such Mortgage Loan being offered as a Dry Loan, the Basic Papers are being concurrently delivered to the Buyer;

(e) for each Mortgage Loan being offered as a Wet Loan, the complete File for such Mortgage Loan, including all Basic Papers and all Supplemental Papers, is or will be in the possession of either that Mortgage Loan’s closer, or the Seller, its Basic Papers are in the process of being delivered to the Buyer and such Basic Papers will be delivered to the Buyer on or before five (5) Business Days after the Purchase Date specified above;

(f) no Default or Event of Default has occurred and is continuing and there has been no material adverse change in any of the Central Elements in respect of the Seller or any of its Subsidiaries since the date of the Seller’s most recent annual audited Financial Statements that have been delivered to the Buyer;

(g) all items that the Seller is required to furnish to the Buyer in connection with the requested Transaction and otherwise have been delivered, or will be delivered before the Purchase Date specified in the applicable Request/Confirmation, in all respects as required by this Agreement and the other Repurchase Documents. All documentation described or referred to in the Mortgage Loan Transmission File submitted to the Buyer in connection with the applicable Request/Confirmation conforms in all respects with all applicable requirements of this Agreement and the other Repurchase Documents; and

(h) none of the Purchased Loans (including, but not limited to, the Purchased Loans identified in the applicable Request/Confirmation) has been sold to any Person other than the Buyer, is pledged to any Person other than the Buyer, or supports any borrowing or repurchase agreement funding other than purchases under this Agreement.

15.5. Survival. All representations and warranties by the Seller shall survive delivery of the Repurchase Documents and the sales of the Purchased Loans, and any investigation at any time made by or on behalf of the Buyer shall not diminish the Buyer’s right to rely on them.

16 Affirmative Covenants.

The Seller agrees that, for so long as the Commitments are outstanding or either (i) there are any Purchased Loans that have not been repurchased by the Seller or (ii) any of the Seller’s Obligations remain to be paid or performed under this Agreement or any of the other Repurchase Documents:

16.1. Office of Foreign Assets Control and USA Patriot Act.

(a) The Seller will not knowingly directly or indirectly use any of the proceeds from the sale of the Purchased Loans, or lend, contribute or otherwise make available any such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person or entity that is subject to sanctions under any program administered by the Office of Foreign Assets Control of the United States Department of the Treasury, including those implemented by regulations codified in Subtitle B, Chapter V, of Title 31, Code of Federal Regulations.

(b) The Seller will not (i) be or become subject at any time to any law, regulation or list of any government agency (including the U.S. Office of Foreign Asset Control list) that prohibits or limits the Buyer from entering into any Transaction with the Seller or from otherwise conducting business with the Seller, or (ii) fail to provide documentary and other evidence of the Seller’s identity as may be requested by the Buyer at any time to enable the Buyer to verify the Seller’s identity or to comply with any applicable law or regulation, including section 326 of the USA Patriot Act of 2001, 31 U.S.C. section 5318.

16.2. Financial Statements. The Seller will deliver to the Buyer:

(a) As soon as available and in any event within thirty (30) days after the end of each month (including each quarter end and year end month), Financial Statements for the Seller and its Subsidiaries for the month just ended, all in reasonable detail, and certified by its chief financial officer that such Financial Statements were prepared in accordance with GAAP and present fairly in all material respects the Seller’s and its Consolidated Subsidiaries’ financial condition as of the date thereof and the results of their operations for the period covered, subject, however, to adjustments required by FAS-91 and normal year-end audit adjustments and the omission of notes to the Financial Statements.

(b) As soon as available and in any event within ninety (90) days after the close of each of the Seller’s fiscal years, audited Consolidated and Consolidating Financial Statements for the Seller and its consolidated Subsidiaries, for such year, and the related balance sheet as at the end of such year (setting forth in comparative form the corresponding figures as of the end of and for the preceding fiscal year), all in reasonable detail, prepared in accordance with GAAP and with all notes, and accompanied by:

(i) a report and clean and unqualified opinion of a firm of independent certified public accountants of recognized standing selected by the Seller and acceptable to the Buyer (as of the Effective Date, Crowe Horwath LLP is acceptable to the Buyer), stating that such accountants have audited such Financial Statements in accordance with generally accepted auditing standards and that, in their opinion, such Financial Statements present fairly, in all material respects, the Consolidated financial condition of the Seller and its Consolidated Subsidiaries, as of the date thereof and the Consolidated results of its operations and cash flows for the periods covered thereby in conformity with GAAP;

(ii) any management letters, management reports or other supplementary comments or reports delivered in conjunction with the report and opinion in Section 16.2(b)(i) by such accountants to management or the board of directors of the Seller; and

(iii) a certificate signed by the chief financial officer of the Seller stating that said Financial Statements fairly present the Consolidated financial condition and results of operations (for the Seller and its Consolidated Subsidiaries) as at the end of, and for, such year.

The Seller also agrees to provide to the Buyer such other information related to such annual reports or concerning the Seller’s finances or operations as Buyer may from time to time reasonably request.

(c) Chief Financial Officer’s Certificate. Together with each of the monthly and annual Financial Statements required by Sections 16.2(a) and (b) above, a certificate of the Seller’s chief financial officer in the form of Exhibit C, among other things, (i) setting forth in reasonable detail all calculations necessary to show whether the Seller is in compliance with the requirements of Sections 17.7, 17.11, 17.12, 17.13, 17.14, and 17.15 of this Agreement or, if the Seller is not in compliance, showing the extent of noncompliance and specifying the period of noncompliance and what actions the Seller proposes to take with respect thereto and (ii) stating that the terms of this Agreement have been reviewed by such officer or under his or her supervision, and that he or she has made or caused to be made under his or her supervision, a review in reasonable detail of the transactions and the condition of the Seller during the accounting period covered by such Financial Statements and that such review does not disclose the existence during or at the end of such accounting period and that such chief financial officer does not have knowledge of the existence as of the date of the Officer’s Certificate of any Event of Default or Default or, if any Event of Default or Default existed or exists, specifying the nature and period of its existence and what action the Seller has taken, is taking and proposes to take with respect to it.

16.3. Financial Statements Will Be Accurate. The Seller agrees that all Financial Statements and reports of auditors furnished to the Buyer will be prepared in accordance with GAAP, applied on a basis consistent with that applied in preparing the Statement Date Financial Statements as at the date thereof and for the period then ended, subject, however for Financial Statements other than year-end statements to year-end audit adjustments and the omission of footnotes.

16.4. Other Reports. The Seller will promptly furnish to the Buyer from time to time information regarding the business and affairs of the Seller, including the following and such other information as the Buyer may from time to time reasonably request (each report required must be signed by a duly authorized officer of the Seller, and the Buyer will have no responsibility to verify or track any of the items referenced or conclusions stated in such reports or to verify the authority of its signer):

(a) A report of Purchased Loans prepaid in full, on or before one (1) Business Day after prepayment of any one or more Purchased Loans is reported to the Seller internally or by any Servicer or the Seller’s subservicer (and the Seller, as applicable, will require each such Servicer and subservicer to promptly make such reports to the Seller, as applicable).

(b) Monthly with the certificate required by Section 16.2(c), a report in the form attached to Exhibit C summarizing (i) notices received by the Seller requesting or demanding that the Seller repurchase (or pay indemnity or other compensation in respect of) Mortgage Loans previously sold or otherwise disposed of by the Seller to any investor or other Person pursuant to any express or implied repurchase or indemnity obligation (whether absolute or contingent and whether or not the Seller is contesting or intends to contest such request or demand) and (ii) actual repurchase and indemnity payments made by the Seller to any Person.

(c) Monthly with the certificate required under Section 16.2(c), a Purchased Loans Curtailment Report.

(d) Monthly, a summary of the Seller’s other repurchase, reverse repurchase or asset warehousing facilities. Such report shall be in form and format reasonably acceptable to the requesting party and include the total amount available, amount outstanding and maturity date of each of such facilities, the counterparties and whether such facilities are committed or uncommitted.

(e) Such other reports by the Seller in respect of the Purchased Loans, in such detail and at such times as the Buyer in its reasonable discretion may request at any time or from time to time.

(f) As soon as practicable and in any event within ninety (90) days after the beginning of each fiscal year of the Seller, projected financial information for such fiscal year consisting of income statements, statements of cash flow and loan production estimates for each month in such fiscal year and a projected balance sheet of the Seller as at the end of each month, together with supporting assumptions, all in reasonable detail and reasonably satisfactory in scope to the Buyer.

(g) As soon as available and in any event no later than the first Business Day of the following week, the Seller’s internally generated “marketing position report” and summary showing the Seller’s pipeline and inventory and, with respect to each Investor Commitment, the type, expiration date, price, interest rate and/or required yield, and the original amount or aggregate thereof and the portions thereof that have been utilized and the portions thereof that remain available, together with a calculation of the “weighted average price” of all Investor Commitments as of the end of such week.

16.5. Maintain Existence and Statuses; Conduct of Business. The Seller agrees to preserve and maintain its existence in good standing and all of its rights, privileges, licenses and franchises necessary or desirable in the normal conduct of its business except where the failure to maintain such rights, privileges, licenses or franchises could not reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries, and the Seller will continue in the residential mortgage lending business as its principal and core business.

16.6. Compliance with Applicable Laws. The Seller and its Subsidiaries will comply with all applicable Legal Requirements, the breach of which could reasonably be expected to materially adversely affect any of the Central Elements with respect to the Seller and its Subsidiaries, taken as a whole, except where contested in good faith.

16.7. Inspection of Properties and Books; Protection of Seller’s Proprietary Information; Buyer’s Due Diligence of Seller.

(a) The Seller agrees to permit the Buyer, subject to the provisions of Section 16.8, to perform continuing loan level due diligence reviews with respect to the Purchased Loans, for purposes of verifying compliance with the representations, warranties and specifications made in this Agreement or otherwise, and the Seller agrees that upon reasonable prior notice to the Seller, the Buyer or its authorized representatives will be permitted timely and reasonable access to examine, inspect, and make copies and extracts of the related mortgage loan files and any and all documents, records, agreements, instruments or information relating to such Purchased Loans in the possession or under the control of the Seller, any Servicer or the Buyer. The Seller also shall make available to the Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the mortgage loan files and the Purchased Loans. Without limiting the generality of the foregoing, the Seller acknowledges that the Buyer may purchase Eligible Loans from the Seller based solely upon the information provided by the Seller to the Buyer in the Mortgage Loan Transmission File and the representations, warranties and covenants contained in this Agreement, and that the Buyer, at its option, has the right at any time with reasonable prior notice to conduct a partial or complete due diligence review on some or all of the Purchased Loans prior to or following its purchase in a Transaction, including ordering new credit reports and new appraisals on any property securing any Purchased Loan and otherwise re-generating the information used to originate such Purchased Loan. Notwithstanding any provision to the contrary herein regarding reasonable prior notice, if an Event of Default in respect of the Seller shall have occurred and be continuing, then the Buyer, upon notice to the Seller, shall have the right to immediate access and review of the Seller and the loan information contemplated in this Section 16.7(a), provided that to the extent that the Seller does not have possession of such loan information, the Seller shall cause the applicable Servicer or subservicer to provide the Buyer with access and review of such loan information within a reasonable period of time, but not to exceed any prior notification time provided under the related Servicing Agreement with such Servicer or subservicer. The Buyer may conduct the due diligence review of such Purchased Loans itself or engage a third party underwriter selected by the Buyer to perform such review. The Seller agrees to, and to cause any relevant Servicer and its subservicer to, reasonably cooperate with the Buyer and any third party underwriter in connection with such due diligence review, including providing the Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Loans in the possession, or under the control, of the Seller, such Servicer and such subservicer. The Seller agrees to pay all costs and expenses of the Buyer incurred in the exercise of its rights pursuant to this Section 16.7(a). Such visits shall be coordinated by the Buyer.

(b) The Seller agrees to permit authorized representatives of the Buyer, at the Buyer’s expense except after the occurrence and during the continuance of a Default or Event of Default, to discuss onsite the business, operations, assets and financial condition of the Seller and its Subsidiaries with their respective officers, employees and independent accountants and to examine their books of account and make copies or extracts of them, all at such reasonable times and upon such reasonable notice as the Buyer may request, for any or all of the purposes of ordinary diligence, performing the Buyer’s duties (and any of the Seller’s duties that the Seller has not performed) and enforcing the Buyer’s rights under this Agreement. The Buyer will notify the Seller before contacting the Seller’s accountants and the Seller may have its representatives in attendance at any meetings between the officers or other representatives of the Buyer and such accountants held in accordance with this authorization. The Buyer agrees that it will prevent disclosure by itself or its authorized representatives to third parties of any proprietary information it has received pursuant to this Agreement and will maintain the confidential nature of such material; provided that this restriction shall not apply to information that (i) at the time in question has already entered the public domain, (ii) is required to be disclosed by any Legal Requirement (including pursuant to any examination, inspection or investigation by any Governmental Authority having regulatory jurisdiction over the Buyer), (iii) that is furnished by the Buyer to purchasers or prospective purchasers of participations or interests in the Purchased Loans so long as such purchasers and prospective purchasers have agreed to be subject to restrictions substantially identical to those contained in this sentence, (iv) the disclosure of which the Buyer deems necessary to market or sell Purchased Loans or to enforce or exercise its rights under any Repurchase Document as long as any recipients have agreed to be subject to restrictions substantially similar to those in this sentence, or (v) is disclosed by the Buyer to its attorneys, employees, agents and auditors during the performance of their respective duties, subject to the restrictions set forth in this sentence.

16.8. Privacy of Customer Information. The Seller’s Customer Information in the possession of the Buyer, other than information independently obtained by the Buyer and not derived in any manner from or using information obtained under or in connection with this Agreement, is and shall remain confidential and proprietary information of the Seller. Except in accordance with this Section 16.8, the Buyer shall not use any Seller’s Customer Information for any purpose, including the marketing of products or services to, or the solicitation of business from, Customers, or disclose any Seller’s Customer Information to any Person, including any of the Buyer’s employees, agents or contractors or any third party not affiliated with the Buyer. The Buyer may use or disclose the Seller’s Customer Information only to the extent necessary (a) for examination and audit of the Buyer’s activities, books and records by their regulatory authorities, (b) to market or sell Purchased Loans or to enforce or exercise its rights under any Repurchase Document, (c) to carry out the Buyer’s express rights and obligations under this Agreement and the other Repurchase Documents (including providing the Seller’s Customer Information to potential participants or Approved Investors), or (d) in connection with any hedging transaction related to the Purchased Loans and for no other purpose; provided that the Buyer may also use and disclose the Seller’s Customer Information as expressly permitted by the Seller in writing, to the extent that such express permission is in accordance with the Privacy Requirements. The Buyer shall ensure that each Person to which the Buyer intends to disclose Seller’s Customer Information, before any such disclosure of information, agrees to keep confidential any such Seller’s Customer Information and to use or disclose such Seller’s Customer Information only to the extent necessary to protect or exercise the Buyer’s rights and privileges, or to carry out the Buyer’s express obligations under this Agreement and the other Repurchase Documents (including providing the Seller’s Customer Information to potential participants or Approved Investors). The Buyer agrees to maintain an Information Security Program and to assess, manage and control risks relating to the security and confidentiality of the Seller’s Customer Information pursuant to such program in the same manner as the Buyer does in respect of its own customers’ information, and shall implement the standards relating to such risks in the manner set forth in the Interagency Guidelines Establishing Standards for Safeguarding Company Customer Information set forth in 12 CFR Parts 30, 208, 211, 225, 263, 308, 364, 568 and 570. Without limiting the scope of the foregoing sentence, the Buyer shall use at least the same physical and other security measures to protect all of the Seller’s Customer Information in its possession or control as the Buyer uses for its own customers’ confidential and proprietary information.

16.9. Notice of Suits, Etc. and Notice. The Seller will, as soon as reasonably practical and in any case no later than the no later three (3) Business Days next following the day when the Seller first learns of it, give written notice to the Buyer of:

(a) any material action, suit or proceeding instituted by or against the Seller or any of its Subsidiaries in any federal or state court or before any commission, regulatory body or Governmental Authority, or if any such proceedings are threatened against the Seller or any of its Subsidiaries, in a writing containing the applicable details;

(b) the filing, recording or assessment of any material federal, state or local tax lien against the Seller or any of its Subsidiaries or any assets of any of them;

(c) the occurrence of any Event of Default;

(d) the occurrence of any Default;

(e) the occurrence of:

(i) any event that, with or without notice or lapse of time or both, would constitute a default under, or permit the acceleration or termination of, any other agreement, instrument or indenture to which the Seller or any of its Subsidiaries is a party or to which any of them or any of their properties or assets may be subject if either (A) the effect of any such default is or if uncured and unwaived after notice, the lapse of time or both, would be to cause, or to permit any other party to such agreement, instrument or indenture (or a trustee on behalf of such a party) to cause, Debt of the Seller or any of its Subsidiaries to become or be declared due before its stated maturity or (B) such default, if uncured and unwaived after any relevant notice, the lapse of time or both, could reasonably be expected to result in a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries;

(ii) any margin call requiring the Seller to make a payment with respect to any credit facility or repurchase facility for financing Mortgage Loans or MBS;

(iii) the acceleration of any material Debt obligation of the Seller or the termination of any credit facility of the Seller;

(iv) any other action, event or condition of any nature (excluding general economic conditions) that, if unremedied after any relevant notice, lapse of time or both, could reasonably be expected to result in either (A) the Seller’s being in breach of or out of compliance with any provision of Sections 17.11 through 17.15 (Financial Covenants) or (B) a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries;

(v) the curing by the Seller, or the waiver by the other party to the relevant agreement, instrument or indenture, of any event described in Section 16.9(e)(i) and, in the case of curing, whether the event was cured before any applicable grace or notice and opportunity to cure period had expired;

(vi) any Prohibited Transaction with respect to any Plan, specifying the nature of the Prohibited Transaction and what action the Seller proposes to take with respect to it; or

(vii) the suspension, revocation or termination of Seller’s eligibility, in any respect, as lender, seller/servicer or issuer for any Agency or Approved Investor.

16.10. Payment of Taxes, Etc. The Seller will, and will cause each of its Subsidiaries to, pay and discharge or cause to be paid and discharged promptly all taxes, assessments and governmental charges or levies imposed upon it or its Subsidiaries or upon their respective income, receipts or properties before they become past due, as well as all lawful claims for labor, materials and supplies or other things that, if unpaid, could reasonably be expected to become (or result in the placement of) a Lien or charge upon any part of such properties; provided that it and its affected Subsidiaries shall not be required to pay taxes, assessments or governmental charges or levies or claims for labor, materials or supplies that are being contested in good faith and by proper proceedings being reasonably and diligently pursued, execution or enforcement of which has been effectively stayed (by the posting of a bond or other security sufficient to achieve that result, or by any other fully effective means), and for which reserves determined to be adequate (in accordance with GAAP in all material respects) have been set aside on its books.

16.11. Insurance; fidelity bond. The Seller will, and will cause each of its Subsidiaries to:

(a) maintain liability insurance protecting the Seller and its Subsidiaries against fire and other hazard insurance on its respective properties from which it conducts its business, with responsible insurance companies, in such amounts and against such risks as is customarily carried by similar businesses operating in the same vicinity. Copies of such policies shall be furnished to the Buyer without charge upon the Buyer’s request made from time to time; and

(b) obtain and maintain at its own expense and keep in full force and effect a blanket fidelity bond and an errors and omissions insurance policy covering the Seller’s officers and employees and other persons acting on behalf of the Seller and naming the Buyer as an additional insured. The amount of coverage shall be at least equal to the greater of (i) $1,000,000 for the blanket fidelity bond and $1,000,000 for the errors and omissions policy, or (ii) the coverage that would be required by Fannie Mae or Freddie Mac, whichever is greater, with respect to the Seller if the Seller were servicing and administering the Mortgage Loans for Fannie Mae or Freddie Mac. In the event that any such bond or policy ceases to be in effect, the Seller shall obtain a comparable replacement bond or policy, as the case may be, meeting the requirements of this Section 16.11(b). Coverage of the Seller under any policy or bond obtained by an Affiliate of the Seller and providing the coverage required by this Section 16.11(b) shall satisfy the requirements of this Section 16.11(b). Upon the request of the Buyer, the Seller shall cause to be delivered to the Buyer evidence of such fidelity bond and insurance policies.

16.12. Maintain Lien on Mortgaged Premises. The Seller will maintain the Lien on the Mortgaged Premises securing each Purchased Loan as a first Lien, subject only to Permitted Encumbrances.

16.13. Subordination of Certain Indebtedness. The Seller will cause any and all debt and obligations of the Seller to any Affiliate or any member, manager, stockholder, director or officer of the Seller (excluding debt for directors’ or officers’ salary, bonuses, directors’ fees or other compensation for service) of any Affiliate to be Qualified Subordinated Debt by the execution and delivery by such Affiliate or member, manager, stockholder, director or officer, as applicable, to the Buyer of a Subordination Agreement in form and substance satisfactory to the Buyer and the taking of all other steps (if any) required to cause such Debt to be Qualified Subordinated Debt and deliver to the Buyer an executed copy of that Subordination Agreement, certified by the corporate secretary or assistant secretary of the Seller to be true and complete and in full force and effect, as to all such present and future debts and obligations of the Seller.

16.14. Certain Debt to Remain Unsecured. The Seller will cause any and all obligations of the Seller to any shareholder, officer or Affiliate of the Seller, whether such debt exists as of the Effective Date or is incurred in the future, to remain at all times unsecured.

16.15. Promptly Correct Escrow Imbalances. By no later than seven (7) Business Days after learning (from any source) of any material imbalance in any escrow account(s) maintained by the Seller (or any subservicer for it), the Seller will fully and completely correct and eliminate such imbalance.

16.16. MERS Covenants. The Seller will:

(a) be a “Member” (as defined in the MERS Agreements) of MERSCORP, Inc.;

(b) maintain the Electronic Tracking Agreement in full force and effect and timely perform all of its obligations thereunder;

(c) provide the Buyer with copies of any new MERS Agreement or any amendment, supplement or other modification of any MERS Agreement (other than the Electronic Tracking Agreement);

(d) not amend, terminate or revoke, or enter into any agreement that is inconsistent with or contradicts any provision of the Electronic Tracking Agreement;

(e) register each Purchased Loan in the MERS System and designate the Buyer as “interim funder” of such Purchased Loan no later than three (3) Business Days after it is purchased or deemed purchased hereunder;

(f) at the request of the Buyer, take such actions as may be requested by the Buyer to:

(i) transfer beneficial ownership of any Purchased Loan to the Buyer on the MERS System; or

(ii) de-register or re-register any Purchased Loan on, or withdraw any Purchased Loan from, the MERS System;

(g) provide the Buyer with copies of any or all of the following reports with respect to the Purchased Loans registered on the MERS System at the request of the Buyer:

(i) Co-existing Security Interest (MERS form IA);

(ii) Release of Security Interest by Interim Funder (MERS form IB);

(iii) Interim Funder Rejects (MERS form IC);

(iv) Paid in Full Verification (MERS form DK); and

(v) such other reports as the Buyer may reasonably request to verify the status of any Purchased Loan on the MERS System;

(h) notify the Buyer of any withdrawal or deemed withdrawal of the Seller’s membership in the MERS System or any deregistration of any Purchased Loan previously registered on the MERS System; and

(i) obtain the prior written consent of the Buyer before entering into an electronic tracking agreement (other than the Electronic Tracking Agreement) with any other Person.

16.17. Special Affirmative Covenants Concerning Purchased Loans.

(a) Until both (i) all of the Purchased Loans shall have been repurchased by the Seller and (ii) the Buyer has no obligation to purchase any additional Mortgage Loans hereunder or provide any other financial accommodations to the Seller under or otherwise in respect of this Agreement, the Seller warrants and will defend the right, title and interest of the Buyer in and to the Purchased Loans against the claims and demands of all persons whomsoever.

(b) As soon as they become available and in any event within five (5) Business Days after the Purchase Date for Wet Loans, the Seller will cause to be assembled and delivered to the Buyer all Basic Papers relating to Wet Loans. Without limitation of the foregoing, if original recordation receipts evidencing the recordation of the Mortgage and Mortgage Assignment included in the Purchased Loans have not previously been delivered to the Buyer, the Seller will promptly deliver (or cause to be delivered) to the Buyer either the original recordation receipts or the original recorded Mortgage or Mortgage Assignment showing the recordation data thereon.

(c) The Seller shall maintain, at its principal office or in a regional office not disapproved by the Buyer, or in the office of a computer service bureau engaged by the Seller and not disapproved by the Buyer, and upon request shall make available to the Buyer the originals of all Loan Papers and related instruments, and all files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records and other information and data relating to the Purchased Loans that are held by or under the direction or control of the Seller or any of its Affiliates and that have not already been provided to the Buyer.

(d) The Seller shall ensure that, if a Mortgage Loan that is to be funded and sold to the Buyer as a Wet Loan does not close on the proposed Purchase Date, all amounts remitted by the Buyer for the payment of the Purchase Price shall be returned promptly within one (1) Business Day to the Buyer and if such funds are not so returned, the Seller shall pay promptly within one (1) Business Day a like amount to the Buyer plus any accrued Price Differential. The Seller acknowledges that until such time as the Mortgage Loan is deemed to have been sold to the Buyer, the Seller has no interest in, nor any claim to such amounts and shall, if it receives such amounts, hold such amounts in trust for the Buyer and shall promptly remit such funds to the Buyer.

16.18. Coordination with Other Lenders/Repo Purchasers and Their Custodians. The Seller will provide to the Buyer the current name, address and contact information concerning each of the Seller’s other mortgage warehouse credit and repurchase facilities, will update such information provided to the Buyer as changes to the facilities or such name, address or contact information occurs, and will cooperate and assist the Buyer in exchanging information with such others (and their document custodians or trustees) to prevent conflicting claims to and interests in Purchased Loans between or among repurchase facilities counterparties or lenders, and promptly correct such conflicting claims as may arise from time to time. The Seller will execute and deliver to the Buyer any intercreditor agreement the Buyer may require pursuant to Section 17.8.

17 Negative Covenants.

The Seller agrees that, for so long as the Commitments are outstanding or until all of the Purchased Loans have been repurchased by the Seller and none of the Seller’s Obligations remain to be paid or performed under this Agreement or any of the other Repurchase Documents, the Seller shall not, and shall not permit any Subsidiary to, either directly or indirectly, do any of the following, without the prior written consent of the Buyer:

17.1. No Merger. The Seller shall not merge or consolidate with or into any Person.

17.2. Limitation on Debt and Contingent Indebtedness. At no time shall the Seller or any Subsidiary incur, create, contract, assume, have outstanding, guarantee or otherwise be or become, directly or indirectly, liable in respect of any Debt or Contingent Indebtedness except:

(a) the Obligations;

(b) trade debt (including, without limitation, trade debt for services provided by an Affiliate), equipment leases, loans for the purchase of equipment used in the ordinary course of the Seller’s business and indebtedness for taxes and assessments not yet due and payable owed in the ordinary course of business;

(c) with the prior written consent of the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned upon fees), Debt under a mortgage warehousing facility, mortgage repurchase facility or off-balance sheet indebtedness under another financing arrangement, provided that the Buyer serves as collateral agent for such financing arrangement;

(d) liabilities to the Parent or other Affiliates incurred in the ordinary course of business as currently conducted; Debt in respect of any exchange traded or over the counter derivative transaction or any Hedge Agreement entered into in the ordinary course of business and not for speculative purposes;

(e) Qualified Subordinated Debt; and

(f) other Debt not in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate at any time.

17.3. Fundamental Changes. The Seller shall not and shall not permit any Subsidiary to, (a) directly or indirectly, engage in any businesses that differ materially from those currently engaged in by the Seller or any other businesses customarily engaged in by other Persons in the mortgage banking business or (b) form or acquire any Person that would thereby become a Subsidiary.

17.4. Liquidations, Dispositions of Substantial Assets. Except as expressly provided below in this Section 17.4, neither the Seller nor any Subsidiary shall dissolve or liquidate or sell, transfer, lease or otherwise dispose of any material portion of its property or assets or business. Except as provided herein for the Purchased Loans, the Seller and the Subsidiaries may sell other Mortgage Loans and the right to service such other Mortgage Loans in the ordinary course of their business pursuant to other repurchase facilities or mortgage warehousing facilities allowed hereunder, any Subsidiary may sell its property, assets or business to the Seller or another Subsidiary, and any Subsidiary may liquidate or dissolve if at the time thereof and immediately thereafter, the Seller and the Subsidiaries are in compliance with all covenants set forth in the Repurchase Documents and no Default or Event of Default shall have occurred and be continuing.

17.5. Loans, Advances, and Investments. Neither the Seller nor any Subsidiary shall make any loan (other than Mortgage Loans), advance, or capital contribution to, or investment in (including any investment in any Subsidiary, joint venture or partnership), or purchase or otherwise acquire any of the capital stock, securities, ownership interests, or evidences of indebtedness of, any Person (collectively, “Investment”), or otherwise acquire any interest in, or control of, another Person, except for the following:

(a) Cash Equivalents;

(b) Any acquisition of securities or evidences of indebtedness of others when acquired by the Seller in settlement of accounts receivable or other debts arising in the ordinary course of its business, so long as the aggregate amount of any such securities or evidences of indebtedness is not material to the business or condition (financial or otherwise) of the Seller;

(c) Mortgage Loans acquired in the ordinary course of the Seller’s business;

(d) Investment in any existing Subsidiary; provided that at the time any such investment is made and immediately thereafter, the Seller and the Subsidiaries are in compliance with all covenants set forth in the Repurchase Documents and no Default or Event of Default shall have occurred and be continuing;

(e) Investments in Affiliates incurred in the ordinary course of business as currently conducted; and

(f) Investments arising in connection with the Hedge Agreements entered into in the ordinary course of business and not for speculative purposes.

17.6. Use of Proceeds. The Seller shall not, directly or indirectly, use any of the proceeds of the Transactions for the purpose, whether immediate, incidental or ultimate, of buying any “margin stock” or of maintaining, reducing or retiring any Debt or Contingent Indebtedness originally incurred to purchase a stock that is currently any “margin stock”, or for any other purpose that might constitute this transaction a “purpose credit”, in each case within the meaning of Regulation U or otherwise take or permit to be taken any action that would involve a violation of Regulation U, Regulation T or Regulation X.

17.7. Transactions with Affiliates. The Seller shall not enter into any transactions including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transactions are otherwise permitted under this Agreement (including, without limitation, the transactions permitted under Section 17.2 or Section 17.5) and are in the ordinary course of the Seller’s business; provided, that financing provided by the Buyer to SIRVA Relocation Funding, LLC, shall not exceed Twelve Million Dollars ($12,000,000) in the aggregate at any time and any such financing shall be on arms-length terms consistent with the Seller’s practice as of the Effective Date.

17.8. Liens. The Seller shall not grant, create, incur, assume, permit or suffer to exist any Lien upon any of its REO, repurchased Mortgage Loans, Mortgage Loans held for investment, any Collateral or any property related thereto, including but not limited to the Mortgages securing Purchased Loans and the proceeds of the Purchased Loans other than (a) Liens granted to the Buyer under Article 10 hereof; (b) such non-consensual Liens as may be deemed to arise as a matter of law pursuant to any Investor Commitment; (c) Liens described on Schedule 15.2(l); (d) Liens granted under mortgage warehousing facilities, repurchase facilities or off-balance sheet financing arrangements approved under Section 17.2(c), and (e) Liens that are subject to an intercreditor agreement in form and substance satisfactory to the Buyer.

17.9. ERISA Plans. Neither the Seller nor any Subsidiary shall adopt or agree to maintain or contribute to an ERISA Plan. The Seller shall promptly notify the Buyer in writing in the event an ERISA Affiliate adopts an ERISA Plan.

17.10. Change of Principal Office. The Seller shall not move its principal office, executive office or principal place of business from the address set forth in this Agreement, without prior written notice to the Buyer.

17.11. Distributions. The Seller shall make no payment of dividends or distributions and shall not (i) declare or pay in any fiscal year cash dividends; (ii) declare or pay any dividends payable on any shares of any class of its capital stock; (iii) apply any of its property to the purchase, redemption, or other retirement of any shares of any class of its capital stock; (iv) set apart any sum for the payment of any dividends on, or for the purchase, redemption, or other retirement of, any shares of any class of its capital stock; or (v) make any other distribution, by reduction of capital or otherwise, in respect of any shares of any class of its capital stock, if such action would cause an Default or Event of Default hereunder. Additionally, the Seller shall not (i) declare or pay cash dividends upon any of the stock of the Seller or (ii) make any distributions of the property or assets of the Seller, except that the Seller may declare and pay dividends to its stockholders up to an aggregate amount for all such dividends and distributions not to exceed fifty percent (50%) of the GAAP Net Income during the current fiscal year of the Seller; provided that, at the time of the payment of any such dividends or distributions by the Seller, no Default or Event of Default has then occurred and is continuing or will occur by virtue of the payment of such dividends or distributions.

17.12. Adjusted Tangible Net Worth. At all times, the Seller’s Adjusted Tangible Net Worth shall not be less than Seventeen Million Dollars ($17,000,000).

17.13. Adjusted Tangible Net Worth Ratio. At all times, the ratio of (i) Total Liabilities to (ii) Adjusted Tangible Net Worth shall not be more than 12.0 to 1.0.

17.14. Adjusted Net Income. As of the end of each fiscal quarter, the Seller’s net income, determined in accordance with GAAP, for the Seller’s fiscal quarter then ended shall not be less than One Dollar ($1.00).

17.15. Liquidity. The Seller’s Liquidity shall at all times be no less than Six Million Five Hundred Thousand Dollars ($6,500,000).

17.16. Special Negative Covenants Concerning Purchased Loans. Except to correct errors or omissions in Loan Papers, without the written consent of the Buyer given on a case-by-case basis, the Seller shall not amend or modify, or waive any of the terms and conditions of any Purchased Loans, or settle or compromise any claim in respect of them, or accept other than cash or the exchange of comparable Purchased Loans (which is concurrently sold by the Seller to the Buyer) in liquidation of any Purchased Loans.

17.17. No Changes in Accounting Practices or Fiscal Year. The Seller shall not make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP, or change its fiscal year.

17.18. Subordinated Debt. The Seller shall not make pay any Qualified Subordinated Debt in advance of its stated maturity or otherwise in contravention of the Subordination Agreement with respect thereto.

17.19. Other Warehousing and Repurchase Facilities. The Seller shall not enter into, amend or assume any mortgage loan repurchase or warehouse loan transaction to which the Buyer is not a party, if such agreement includes (or, in the case of an amendment, will thereafter include) one or more Additional Covenants or Additional Pricing Terms, unless, concurrently with the consummation of such transaction, this Agreement shall have been amended to include such Additional Covenants or Additional Pricing Terms.

18 Events of Default.

18.1. Events of Default. The following events shall constitute events of default (each an “Event of Default”) hereunder:

(a) The Seller shall default in the payment of (i) the Repurchase Price for any Purchased Loans on the applicable Repurchase Date, (ii) any Price Differential or Facility Fees when due and fail to cure such default within one (1) Business Day, (iii) any amount required to be paid or transferred or paid to eliminate any Margin Deficit within the time period specified in Section 6.2 or (iv) any other Obligation, when the same shall become due and payable, whether at the due date thereof, or by acceleration or otherwise, and the Seller fails to pay any such other Obligation within three (3) Business Days of the due date therefor.

(b) An Event of Insolvency occurs with respect to the Seller or a Subsidiary.

(c) Any representation or warranty made by the Seller under any Repurchase Document shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated; provided, that in the case of representations and warranties made with respect to the Purchased Loans, such circumstance shall not constitute an Event of Default if, after determining the Purchase Value of the Purchased Loans without taking into account the Purchased Loans with respect to which such circumstance has occurred, no other Event of Default shall have occurred and be continuing.

(d) Any covenant contained in Sections 16.2, 16.4, 16.9 or 17 (except for the covenants contained in Sections 17.10 and 17.17) shall have been breached.

(e) Any covenant contained in Sections 16, 17.10 or 17.17 shall have been breached in any material respect (except for the covenants in Sections 16.2, 16.4, and 16.9), or any other covenant or agreement contained in any Repurchase Document is breached in any material respect, and in each case, such breach is not cured within fifteen (15) calendar days of the earlier of the Seller’s knowledge of such breach or the Seller’s receipt of notice of such breach from any source; provided, that in the case of covenants made with respect to the Purchased Loans, such circumstance shall not constitute an Event of Default if, after determining the Purchase Value of the Purchased Loans without taking into account the Purchased Loans with respect to which such circumstance has occurred, no other Event of Default shall have occurred and be continuing.

(f) Any default or event of default, however denominated or defined, shall occur with respect to any other Debt owed by Seller to U.S. Bank, including Debt under any credit or repurchase facility in which U.S. Bank is a participant, and shall not have been cured or waived within any applicable grace period.

(g) Failure of the Seller or any of its Subsidiaries to pay any other Debt when due, or any default in the payment when due of any principal or interest on any other Debt or in the payment when due of any contingent obligation (other than nonrecourse MBS Debt of any Affiliate formed for the purpose of issuing such Debt), or any breach or default with respect to any other material term of any other debt or of any promissory note, bond, loan agreement, reimbursement agreement, mortgage, indenture, repurchase agreement or financing agreement or other agreement relating thereto, if the effect of any such failure, default, breach or event referred to in this Section 18(g) is to cause, or to permit, with or without the giving of notice or lapse of time or both, the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, Debt of the Seller or any of its Subsidiaries in the aggregate amount of Five Hundred Thousand Dollars ($500,000) or more to become or be declared due before its stated maturity.

(h) A Change of Control shall occur.

(i) A material adverse change shall occur in any of the Central Elements relative to the Seller or any of its Subsidiaries.

(j) The Seller shall repudiate or purport to disavow its obligations under any of the Repurchase Documents or shall contest their validity or enforceability.

(k) This Agreement shall cease to be in full force and effect or its enforceability is disputed or challenged by the Seller.

(l) The Seller shall take or omit to take any act (i) that would result in the suspension or loss of any of its statuses, once achieved or any of such statuses of any of its subservicers, if any, of any Ginnie Mae, Fannie Mae or Freddie Mac Mortgage Loans pools for which the Seller is Servicer as an FHA- and VA-approved lender and mortgagee and a Ginnie Mae-, Fannie Mae- and Freddie Mac-approved issuer and servicer, or (ii) after which the Seller or any such relevant subservicer would no longer be in good standing as such, or (iii) after which the Seller or any such relevant subservicer would no longer currently satisfy all applicable Ginnie Mae, Fannie Mae and Freddie Mac net worth requirements, if both (A) all of the material effects of such act or omission shall have not been cured by the Seller or waived by the relevant Person (Ginnie Mae, Fannie Mae or Freddie Mac) before termination of such status and (B) it could reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries.

(m) Any money judgment, writ or warrant of attachment, or similar process involving in any case an amount in excess of Five Hundred Thousand Dollars ($500,000) (in excess of relevant insurance coverage reasonably satisfactory to the Buyer in its discretion) shall be entered or filed against the Seller or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) days before the date of any proposed sale thereunder (unless, in respect of any such case, the judgment debtor or the subject of the writ or warrant of attachment or similar process is one of the Seller’s Subsidiaries or such Subsidiary’s property, and such order, case commencement, consent, assignment, inability or failure or admission could not reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries).

(n) The Seller, as Servicer, shall fail to service the Purchased Loans in conformance with Accepted Servicing Practices.

(o) Seller’s outside counsel shall fail to provide its opinion, pursuant to Section 14.1(a)(xii), on or prior to January 15, 2010.

18.2. Transaction Termination. If an Event of Default shall have occurred and be continuing, then, at the option of the Buyer (which option shall be deemed to have been exercised, even if no notice has been given, upon the occurrence of an Event of Insolvency), the Buyer may declare the Repurchase Date for any or all Transactions hereunder, upon written notice to the Seller, to be deemed immediately to occur.

18.3. Termination by the Buyer. If the Buyer has exercised or is deemed to have exercised the option to terminate any Transactions referred to in Section 18.2, (a) the Seller’s obligations hereunder to repurchase all Purchased Loans in such Transactions shall thereupon become immediately due and payable, (b) to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily multiplication of (i) the greater of the Pricing Rate for such Transaction and the Default Pricing Rate by (ii) the Purchase Price for such Transaction as of the Repurchase Date as determined pursuant to Section 18.2 (decreased as of any day by (A) any amounts retained by the Buyer with respect to such Purchase Price pursuant to clause (c) of this Section 18.3, (B) any proceeds from the sale of Purchased Loans pursuant to clause (a) of Section 18.4, and (C) any amounts credited to the account of the Seller pursuant to clause (b) of Section 18.4) on a three hundred sixty (360) day per year basis for the actual number of days during the period from and including the date of the Event of Default giving rise to such option to but excluding the date of payment of the Repurchase Price as so increased, (c) all Income paid after such exercise or deemed exercise shall be payable to and retained by the Buyer and applied to the aggregate unpaid Repurchase Prices owed by the Seller and (d) the Seller shall immediately deliver to the Buyer any documents relating to Purchased Loans subject to such Transactions then in the Seller’s, its Servicer’s or its subservicer’s possession.

18.4. Remedies. Upon the occurrence and during the continuance of an Event of Default, the Buyer, without prior notice to the Seller, may (a) immediately sell, in a recognized market at such price or prices as the Buyer may deem satisfactory, any or all Purchased Loans subject to such Transactions on a servicing released or servicing retained basis and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by the Seller hereunder, (b) in lieu of selling all or a portion of such Purchased Loans, give the Seller credit for such Purchased Loans in an amount equal to the Market Value therefor on such date against the aggregate unpaid Repurchase Prices and any other amounts owing by the Seller hereunder, (c) terminate and replace the Seller as Servicer (or any other Servicer or Subservicer) at the cost and expense of the Seller, (d) exercise its rights under Section 8 regarding the Income Account and Escrow Account, (e) by notice to the Seller, declare the Termination Date to have occurred, except that in the case of any event described in Section 18(a), the Termination Date shall be deemed to have occurred automatically upon the occurrence of such event, and (f) deliver a “Notice of Default” (as defined in the Electronic Tracking Agreement) to MERS and the Electronic Agent. The proceeds of any disposition in clause (a) or (b) above shall be applied first to the reasonable costs and expenses incurred by the Buyer in connection with or as a result of an Event of Default (including legal fees, consulting fees, accounting fees, file transfer fees, inventory fees and costs and expenses incurred in respect of a transfer of the servicing of the Purchased Loans and costs and expenses of disposition of such Purchased Loans); second to the aggregate Price Differential owed hereunder; third to the remaining aggregate Repurchase Prices owed hereunder; fourth to any other accrued and unpaid obligations of the Seller hereunder and under the other Repurchase Documents; fifth to any Servicer or Subservicer (other than the Seller) for payment of any servicing fees due and payable as of such date; sixth to the net obligations of the Seller under any Hedge Agreements related to the Purchased Loans; and seventh any remaining proceeds to the Seller.

18.5. Liability for Expenses and Damages. The Seller shall be liable to the Buyer for (a) the amount of all reasonable legal or other expenses incurred by the Buyer in connection with or as a result of an Event of Default, (b) damages in an amount equal to the reasonable cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default and (c) any other reasonable loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a defaulting party.

18.6. Liability for Interest. To the extent permitted by applicable law, the Seller shall be liable to the Buyer for interest on any amounts owing by the Seller hereunder, from the date the Seller becomes liable for such amounts hereunder until such amounts are (a) paid in full by the Seller or (b) satisfied in full by the exercise of the Buyer’s rights hereunder. Interest on any sum payable by the Seller under this Section 18.6 shall be at a rate equal to the greater of the Pricing Rate for the relevant Transaction or the Alternate Base Rate.

18.7. Other Rights. In addition to its rights hereunder, the Buyer shall have any rights otherwise available to it under any other agreement or applicable law.

18.8. Seller’s Repurchase Rights. For avoidance of doubt, subject to the terms and conditions of this Agreement, the Seller may repurchase Purchased Loans, on a servicing released basis, and resell such Purchased Loans; provided that upon the occurrence and during the continuance of an Event of Default, the Seller may repurchase Purchased Loans by payment of the Repurchase Price therefor only upon approval of the Buyer in its sole discretion.

18.9. Sale of Purchased Loans. The parties acknowledge and agree that (a) the Purchased Loans subject to any Transaction hereunder are instruments traded in a recognized market, (b) in the absence of a generally recognized source for prices or bid or offer quotations for any Purchased Loans, the Buyer may establish the source therefor, (c) all prices, bids and offers shall be determined together with accrued Income (except to the extent contrary to market practice with respect to the relevant Purchased Loans) and (d) in soliciting price, bid and offer quotations for any Purchased Loan, it is reasonable for the Buyer to use only the information provided by the Seller pursuant to Section 16.4(g). The parties further recognize that it may not be possible to purchase or sell all of the Purchased Loans on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Loans may not be liquid at such time. In view of the nature of the Purchased Loans, the parties agree that liquidation of a Transaction or the underlying Purchased Loans does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, the Buyer may elect the time and manner of liquidating any Purchased Loan and nothing contained herein shall obligate the Buyer to liquidate any Purchased Loan on the occurrence of an Event of Default or to liquidate all Purchased Loans in the same manner or on the same Business Day and no such exercise of any right or remedy shall constitute a waiver of any other right or remedy of the Buyer.

19 Servicing of the Purchased Loans.

19.1. Servicing Released Basis. Consistent with the Buyer’s purchase of the Purchased Loans on a servicing-released basis, the Seller shall have no ownership right whatsoever as to any of the Purchased Loans or the servicing rights related thereto. Rather, the Seller shall have only servicing responsibilities with respect to the Purchased Loans that are subject to termination in accordance with Section 19.7. The Seller and the Buyer hereby acknowledge and agree that the provisions contained in this Section 19 are intended to be for the benefit of the Buyer and are an essential part of this Agreement, and that the nature and purpose of the purchase and sale obligations and the servicing obligations hereunder are interrelated. The Seller acknowledges that if an Event of Default has occurred and is continuing, the Buyer may, upon written notice to the Seller, without payment of any termination fee or other amount to the Seller, sell any or all of the Purchased Loans on a servicing released basis at the cost and expense of the Seller.

19.2. Servicing and Subservicing. The Seller hereby agrees, for the benefit of the Buyer, to service or contract with Subservicers to service the Purchased Loans in accordance with this Agreement and Accepted Servicing Practices. The Seller’s fees for its duties as Servicer, until terminated under Section 19.7, shall be twenty-five (25) basis points per annum on the unpaid principal balance of each Purchased Loan, payable from Income in accordance with the provisions of Section 8.2. The Servicer shall, and shall cause each Subservicer to, (a) comply with all applicable Federal, State and local laws and regulations in all material respects, (b) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (c) not impair the rights of the Buyer in any Purchased Loans or any payment thereunder. The Buyer may terminate the servicing of any Purchased Loan with the then existing Servicer in accordance with Section 19.7. The Seller shall not be entitled to any servicing fee or other compensation in connection with its performance of the servicing responsibilities with respect to the Purchased Loans except to the extent that the Seller is Servicer. Nothing in this Section 19.2 shall be deemed to impair the rights of any Subservicer to fees and other compensation to which it is entitled under the applicable Servicing Agreement.

19.3. Escrow Payments. The Seller shall cause Servicer and any Subservicers to hold or cause to be held all escrow payments collected by the Seller with respect to any Purchased Loans in trust accounts and shall apply the same for the purposes for which such funds were collected.

19.4. Escrow and Income after Event of Default. After the occurrence and during the continuance of an Event of Default, (a) all funds received on or in connection with a Purchased Loan shall be received and held by the Seller, Servicer and each Subservicer in trust for the benefit of the Buyer as owner of the Purchased Loans, and (b) neither the Seller nor Servicer shall be deemed to have any rights or ownership interest in such funds prior to their being remitted to the Buyer.

19.5. Servicing Records. The Seller agrees that the Buyer is the owner of all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance or guaranty coverage, insurance or guaranty policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Loans (the “Servicing Records”). The Servicing Records are and shall be held in trust by the Seller, Servicer and each Subservicer for the benefit of the Buyer as the owner thereof. Upon notice from the Buyer after the occurrence and during the continuance of an Event of Default, the Seller will cause Servicer and each Subservicer to (a) designate the Buyer as the owner of each Purchased Loan in its collateral tracking system, (b) segregate such Servicing Records from any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of assets that are not Purchased Loans, (c) safeguard such Servicing Records and (d) deliver them promptly to the Buyer or its designee at the Buyer’s request.

19.6. Subservicer Instruction Letter. The Seller shall, prior to the initial Purchase Date of Purchased Loans serviced by any Subservicer, provide to the Buyer a Subservicer Instruction Letter addressed to and agreed to by such Subservicer of the related Purchased Loans.

19.7. Termination of Servicing. At any time in the Buyer’s sole discretion, the Buyer shall have the right to (a) terminate the Seller’s rights as Servicer, and any Subservicer’s rights, if any, and obligations with respect to servicing of the Purchased Loans without payment of any penalty or termination fee (i) immediately with respect to the Seller and (ii) with respect to any Servicer (other than the Seller) or Subservicer, as promptly as possible subject to the terms and conditions of the applicable Servicing Agreement and Subservicer Instruction Letter; provided that any such termination shall be deemed to have occurred automatically upon the occurrence of an Event of Default set forth in Section 18.1(a), (b) require the Seller to enforce its rights and remedies, as agent for and for the benefit of the Buyer in accordance with the Buyer’s commercially reasonable instructions, with respect to any Purchased Loans under any Servicing Agreement, and (c) succeed to the rights and remedies of the Seller with respect to any Purchased Loans under any Servicing Agreement to the extent permitted by, and subject to, the terms of such Servicing Agreement (but not the obligations or liabilities of the Seller incurred prior to the date of such succession) and related Subservicer Instruction Letter. Upon any such termination, the Seller shall, and shall cause each Subservicer to, (A) perform the servicing responsibilities with respect to the Purchased Loans in accordance with the terms of this Agreement until the transfer of servicing responsibilities is effectuated and (B) cooperate, at the Seller’s expense, in transferring such servicing responsibilities with respect to the Purchased Loans to a successor servicer appointed by the Buyer in its sole discretion. Upon termination of the Seller as Servicer and without limiting the generality of the foregoing, the Seller shall, in the manner and at such times as the successor servicer or the Buyer shall request, (1) promptly transfer all data in the Servicing Records relating to the Purchased Loans to the successor servicer in such electronic format as the successor servicer may reasonably request, (2) promptly transfer to the successor servicer, the Buyer or its designee, all other files, records correspondence and documents relating to the Purchased Loans and (3) use commercially reasonable efforts to cooperate and coordinate with the successor servicer and the Buyer to comply with any applicable so-called “goodbye” letter requirements or other applicable requirements of the Real Estate Settlement Procedures Act or other applicable legal or regulatory requirement associated with the transfer of the servicing of the Purchased Loans. Servicer acknowledges and agrees that if it fails to cooperate with the Buyer or any successor servicer in effecting the termination of the Seller as Servicer of any Purchase Loan or the transfer of all authority to service such Purchased Loan to such successor servicer in accordance with the terms hereof, the Buyer will be irreparably harmed and entitled to injunctive relief.

19.8. Notice from Seller. If the Seller should discover that, for any reason whatsoever, any entity responsible to the Seller by contract for managing or servicing any Purchased Loan has failed to perform in any material respects the Seller’s obligations under the Repurchase Documents or any of the material obligations of such entities with respect to the Purchased Loans, the Seller shall promptly notify the Buyer.

19.9. Seller Remains Liable. Notwithstanding any Servicing Agreement or the provisions of this Agreement relating to agreements or arrangements between the Seller and a Subservicer or reference to actions taken through a Subservicer or otherwise, the Seller shall remain obligated and primarily liable to the Buyer for servicing and administering of the Purchased Loans in accordance with the provisions hereof without diminution of such obligation or liability by virtue of such Servicing Agreements or arrangements or by virtue of indemnification from a Subservicer and to the same extent and under the same terms and conditions as if the Seller alone were servicing and administering the Purchased Loans. All actions of each Subservicer performed pursuant to the related Servicing Agreement shall be performed as an agent of the Seller with the same force and effect as if performed directly by the Seller and the Buyer shall have no obligations, duties or liabilities with respect to any Subservicer including no obligation, duty or liability of the Buyer to pay any Subservicer’s fees and expenses, provided, however, that each Subservicer may retain any amounts collected by it that it is entitled to retain pursuant to the applicable Servicing Agreement or Subservicer Instruction Letter. The Seller shall be entitled to enter into any agreement with each Subservicer for indemnification of the Seller by the Subservicer and nothing contained in this Repurchase Agreement shall be deemed to limit or modify such indemnification.

19.10. Backup Servicer. The Buyer shall have the right, in its sole discretion, to appoint a Backup Servicer that will (a) serve as a backup servicer of the Purchased Loans until such time as the Buyer shall elect to appoint the Backup Servicer as successor servicer of the Purchased Loans and (b) become the successor servicer of the Purchased Loans at the Buyer’s option. In connection with the appointment of a Backup Servicer as provided in the preceding sentence, the Buyer may make such arrangements for the compensation of the Backup Servicer out of Income on the Mortgage Loans or otherwise as the Buyer and such Backup Servicer shall agree. The Seller shall provide Backup Servicer with such data, files and information, in form, format and content as the Backup Servicer may request, in order to permit the Backup Servicer to service the Mortgage Loans in accordance with Accepted Servicing Practices; all such data, files and information shall be updated by the Seller on a monthly basis as required by the Backup Servicer.

19.11. Successor Servicer. If the Backup Servicer or any other Person is appointed by the Buyer to act as a successor servicer of the Purchased Loans pursuant to the preceding section, the Seller (in its capacity as Servicer hereunder) shall, and shall cause each Subservicer to, subject to such Subservicer’s rights under any applicable Servicing Agreement, and Subservicer Instruction Letter, discharge its servicing duties and responsibilities during the period from the date it acquires knowledge of such transfer of servicing until the effective date thereof with the same degree of diligence and prudence that it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of the successor Servicer. Within five (5) Business Days of the appointment of a successor Servicer of the Purchased Loans, the Seller shall, and shall cause each Subservicer to, prepare, execute and deliver to such successor Servicer any and all documents and other instruments, place in such successor’s possession all Servicing Records, and do or cause to be done all other acts or things necessary or appropriate to effect the transfer of servicing to the successor Servicer, including but not limited to the transfer and endorsement of the Mortgage Notes and related documents, and the preparation and recordation of assignments of Mortgage. The Seller shall (and shall cause each Subservicer to) cooperate with the Buyer and the successor Servicer in effecting the transfer of servicing responsibilities to the Backup Servicer, including execution and delivery of servicing transfer notices to Mortgagors, MERS (if applicable), taxing authorities and insurance companies, the transfer to the Backup Servicer for administration by it of all Income with respect to the Purchased Loans that shall at the time be held or received by the Seller or any Subservicer. The Seller shall deliver immediately to the successor Servicer all Purchased Loan documents and related documents and statements held by it or any Subservicer hereunder and the Seller shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in the successor Servicer all such rights, powers, duties, responsibilities, obligations and liabilities of the Seller as servicer of the Purchased Loans.

20 Payment of Expenses; Indemnity.

20.1. Expenses.

(a) The Seller shall pay on demand all of the Buyer’s reasonable out-of-pocket fees and expenses (including the fees and expenses for legal services) incurred by the Buyer in connection with this Agreement and the Transactions contemplated hereby and thereby, whether or not any Transactions are entered into hereunder, including the reasonable out-of-pocket fees and expenses incurred in connection with (i) the preparation, reproduction and distribution of this Agreement and any opinions of counsel, certificates of officers or other documents contemplated by the aforementioned agreements, (ii) any Transaction under this Agreement, (iii) the administration and syndication of this Agreement and of any Transaction and (iv) any amendments and waivers regarding any of the foregoing. The obligation of the Seller to pay such fees and expenses incurred prior to or in connection with the termination of this Agreement shall survive the termination of this Agreement.

(b) The Seller shall pay all of the Buyer’s out-of-pocket costs and expenses, including reasonable attorneys’ fees, after the occurrence of any Default or Event of Default in connection with the enforcement of this Agreement and the other Repurchase Documents, including in connection with any (i) bankruptcy, (ii) other insolvency proceeding, or (iii) any workout or consultation involving the Buyer’s rights and remedies, the purchase and repurchase of the Purchased Loans and the payment of Price Differential in connection therewith.

(c) The Seller shall pay, and hold the Buyer and any other owners or holders of any of the Obligations harmless from and against, any and all present and future stamp, documentary and other similar taxes with respect to the foregoing matters and save them each harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

20.2. Indemnity. The Seller shall pay, and indemnify, defend and hold harmless the Buyer and any of its officers, directors, employees, agents, advisors and Affiliates (the “Indemnified Parties”) from and against the “Indemnified Liabilities”, which means any and all claims, liabilities, obligations, losses, damages, penalties, judgments, suits, disbursements and reasonable out-of-pocket costs, and expenses (including reasonable attorneys’ fees and disbursements) of any kind whatsoever that may be imposed upon, incurred by or asserted against any of the Indemnified Parties in any way relating to or arising out of any of the Repurchase Documents or any of the transactions contemplated thereby or the use of proceeds or proposed use of proceeds thereof, provided that to the extent, if any, that any Indemnified Liabilities are caused by any Indemnified Party’s gross negligence or willful misconduct, the indemnity payable to that Indemnified Party shall be equitably and proportionately reduced, although to the full extent permitted under Applicable Law, such indemnity shall not be reduced on account of such claims, liabilities, etc. to any extent (a) owed, in whole or in part, under any claim or theory of strict liability, or (b) caused or contributed to by any Indemnified Party’s sole or concurrent ordinary negligence that does not amount to gross negligence or willful misconduct, it being the Seller’s intention to hereby indemnify the

Indemnified Parties against their own strict liability and their own sole or concurrent ordinary negligence. Without limiting the foregoing, the Buyer shall not be liable for executing, failing to execute, or for any mistake in the execution of, such request or instructions in connection with the certification, release or shipment of any Loan Papers, except in the case of the Buyer’s gross negligence or willful misconduct.

21 Single Agreement.

The Buyer and the Seller acknowledge that, and have entered into this Agreement and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of the Buyer and the Seller agrees (a) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (b) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (c) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

22 Notices and Other Communications.

All notices, demands, consents, requests and other communications required or permitted to be given or made hereunder (collectively, “Notices”), except as otherwise specifically provided in this Agreement, shall be in writing and shall be either (a) delivered in person, or (b) mailed, by certified, registered or express mail, postage prepaid, addressed to the respective parties hereto at their respective addresses specified below, (c) sent in a prepaid overnight delivery envelope via a nationally-recognized courier service (such as Federal Express, United Parcel Service or DHL Worldwide Express) that provides next-Business Day delivery service to the addressee’s location, (d) faxed to their respective fax numbers (with a paper copy mailed the same day as aforesaid) as hereinafter set forth or (e) emailed (with a confirming fax for any funding request) and/or posted to an internet or intranet website and acknowledged as received as hereinafter set forth; provided that any party may change its address for notice by designating such party’s new address in a Notice to the other parties given at least five (5) Business Days before it shall become effective. All Notices shall be conclusively deemed to have been properly given or served when received in person, regardless of how sent. Regardless of when received, all Notices shall be conclusively deemed to have been properly given or served if addressed in accordance with this Section 22 and (i) if mailed, on the second (2nd) Business Day after being deposited in the mails, or (ii) if sent by nationally-recognized courier service, on the next Business Day, or (iii) if faxed before the close of business at the recipient’s location on a Business Day, when faxed, or if faxed after the close of business at the recipient’s location or on a day that is not a Business Day, on the next Business Day thereafter to the fax number set forth below (provided that a paper copy is mailed on the same day as aforesaid), or (iv) if e-mailed, upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if any such faxed or emailed notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (v) notices or communications posted to an internet or intranet website shall be deemed received upon the “receipt” by the intended recipient at its e-mail address as described in clause (iv) above of notification that such notice or communication is available and identifying the website address therefor:

If to the Seller:

SIRVA Mortgage, Inc.

6200 Oak Tree Blvd., Ste. 300

Independence, OH 44131

Attention: Paul E. Klemme, President

Telephone: (216) 606-4145

Fax: (216) 606-7639

email: paul.klemme@sirva.com

If to the Buyer:

U.S. Bank National Association

Mortgage Banking Services

BC-MN-H03B

800 Nicollet Mall

Minneapolis, MN 55402

Attention: Darin Kragenbring

Telephone: (612) 303-3579

Fax: (612) 303-2253

email: darin.kragenbring@usbank.com

23 Miscellaneous.

23.1. Further Assurances. At any time and from time to time, at the sole expense of the Seller, the Seller or the Servicer shall promptly provide such further reasonable assurances, documents and agreements and undertake such actions as the Buyer may reasonably request in order to effect the purposes of this Agreement, including the assignment, conveyance and transfer of all right, title and interest of each Purchased Loan from the Seller to the Buyer, or to otherwise obtain or preserve the benefits or rights granted under this Agreement. In the event the Seller, Servicer or any subservicer, in the performance of the Servicing Functions shall foreclose any Mortgage for which the Buyer has not received the Repurchase Price, all such actions shall be taken in the name of the Buyer and in accordance with Accepted Servicing Practices.

23.2. Buyer as Attorney in Fact. The Buyer is hereby appointed the attorney-in-fact of the Seller for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments or documents that the Buyer may deem reasonably necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest, although the Buyer agrees not to exercise its rights under this power of attorney unless, in its opinion or the opinion of its legal counsel, an Event of Default has occurred that the Buyer has not declared in writing to have been cured or waived. Without limiting the generality of the foregoing, but subject to Section 18.3, the Buyer shall have the right and power during the occurrence and continuation of any Event of Default to receive, endorse, collect and control all checks or instruments made payable to the order of the Seller and all other forms of payment to the Seller that represent any payment on account of the principal of or interest on or proceeds from any of the Purchased Loans and to give full discharge for the same.

23.3. Buyer Market Value Determinations. The parties hereto agree and acknowledge that, in determining the Market Value of the Purchased Loans, the Buyer (a) shall determine Market Value as a third party service provider, in accordance with standards customarily applicable in the financial industry to third party service providers providing values on comparable assets to be used in connection with the financing of such assets, and (b) shall not be obligated to do that same or similar amount of work or analysis as if it were valuing its own assets, or as if it were valuing such assets for the purchase or sale thereof by it or any other party. The parties hereto agree and acknowledge that any asset valuation information produced by the Buyer is intended to be and should be used solely for the limited uses specified in this Agreement and the other Repurchase Documents, and is not intended to be and should not be used by any Person for any other purpose. The parties hereto further agree and acknowledge that the Buyer may elect to determine the Market Value for any Purchased Loan by determining the market bid price for a portfolio containing all Purchased Loans and allocating such portfolio market bid price among each individual Purchased Loan.

23.4. Participations. The Buyer reserves the right, without the consent of the Seller, to sell to one or more banks or other entities (a “Participant”), participations in all or any part of the Buyer’s Commitment and the Purchased Loans or to pledge, collaterally assign or grant a security interest in any or all of its interests under this Agreement and in the Purchased Loans to any Federal Reserve Bank or any other Person; provided that no such pledge, participation, collateral assignment or grant of a security interest shall release the Buyer from any of its obligations hereunder or substitute any such participant, pledgee or assignee for the Buyer as a party hereto. Participants shall have no rights under the Repurchase Documents other than certain voting rights as provided below. The Buyer shall be entitled to obtain (on behalf of its Participants) the benefits of this Agreement with respect to all Participants; provided that the Seller shall not be obligated to pay any amount in excess of the amount that would be due to the Buyer calculated as though no participation had been sold. Except in the case of the sale of a participating interest to a Buyer, the relevant participation agreement shall not permit the Participant to transfer, pledge, assign, sell any subparticipation in or otherwise alienate or encumber its participation interest in the Purchased Loans. In no event may a Participant be an Affiliate of the Seller.

23.5. Wires to Seller. Any amounts to be transferred by the Buyer to the Seller hereunder shall be sent by journal entry (or wire transfer) in immediately available funds to the Operating Account.

23.6. Wires to Buyer. Any amounts to be transferred by the Seller to the Buyer hereunder shall be sent by wire transfer in immediately available funds to the Settlement Account.

23.7. Receipt; Available Funds. Amounts received after 1:00 p.m. Denver time on any Business Day shall be deemed to have been paid and received on the next succeeding Business Day. All payments and transfers of cash pursuant to this Agreement shall be made (only if the paying and receiving accounts are with the same financial institution) by journal entries, or (otherwise) by wire transfer, of immediately available funds in U.S. dollars.

24 Entire Agreement; Severability.

This Agreement supersedes any existing agreements between the parties containing general terms and conditions for repurchase transactions. This Agreement may not be amended, modified or supplemented except in a writing signed by the parties. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

25 Non-assignability; Termination.

25.1. Limited Assignment. The rights and obligations of the Seller under this Agreement and under any Transaction may not be assigned without the prior written consent of the Buyer and any such assignment without the prior written consent of the Buyer shall be null and void. Subject to the foregoing, this Agreement and any Transactions shall bind and benefit the parties and their respective successors and assigns.

25.2. Agreement Termination. This Agreement shall terminate, automatically and without any requirement for notice, on the date after the Termination Date on which all Obligations have been indefeasibly paid in full, provided, that the provisions of Sections 6.4, 6.5, 7, 16.7(b), 16.8 and 20 shall survive the termination of this Agreement, provided further, that this Agreement and any Open Transactions may be extended by mutual agreement of the Buyer and the Seller; and provided further, that no such party shall be obligated to agree to such an extension.

26 Counterparts.

This Agreement may be executed in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

27 Governing Law, Jurisdiction and Venue.

THIS AGREEMENT (INCLUDING THIS CHOICE-OF-LAW PROVISION) AND THE OTHER REPURCHASE DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED AND ALL CONTROVERSIES AND DISPUTES ARISING UNDER, IN CONNECTION WITH OR RELATING TO THIS AGREEMENT AND THE OTHER REPURCHASE DOCUMENTS SHALL BE RESOLVED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA AND THE UNITED STATES OF AMERICA APPLICABLE TO CONTRACTS MADE AND TO BE WHOLLY

PERFORMED WITHIN SUCH STATE. THE SELLER AND THE BUYER EACH HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION AND VENUE OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MINNESOTA OR, IF SUCH COURT DOES NOT HAVE JURISDICTION, ANY STATE COURT SITTING IN HENNEPIN COUNTY, MINNESOTA, FOR THE PURPOSE OF ANY ACTION OR OTHER PROCEEDING ARISING UNDER, IN CONNECTION WITH OR RELATING TO THE REPURCHASE DOCUMENTS OR ANY RELATED TRANSACTION. To the fullest extent permitted by applicable law, the Seller and the Buyer each irrevocably waives any objection that it may now or hereafter have to the laying of venue for any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum and agrees that service of process may be made upon it in any such proceeding by registered or certified mail. Nothing herein shall affect any applicable right of any party at any time to initiate any suit in the United States District Court for the District of Minnesota, or to remove any pending suit to that court. Nothing herein shall affect the right of the Buyer to accomplish service of process in any manner permitted by applicable law or to commence legal proceedings or otherwise proceed against the Seller in any other jurisdiction or court.

28 Waiver of Jury Trial.

EACH OF THE SELLER (IN ITS CAPACITY AS SELLER AND SERVICER), AND THE BUYER HEREBY (a) COVENANTS AND AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY A JURY, AND (b) WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN, KNOWINGLY AND VOLUNTARILY, BY EACH OF THE SELLER AND THE BUYER, AND THIS WAIVER IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT OF A JURY TRIAL WOULD OTHERWISE ACCRUE. THE BUYER IS HEREBY AUTHORIZED AND REQUESTED TO SUBMIT THIS AGREEMENT TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND THE PARTIES HERETO, SO AS TO SERVE AS CONCLUSIVE EVIDENCE OF THE FOREGOING WAIVER OF THE RIGHT TO JURY TRIAL. FURTHER, THE SELLER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE BUYER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO ANY STOCKHOLDER, DIRECTOR, OFFICER, AGENT OR REPRESENTATIVE OF THE SELLER THAT THE BUYER WILL NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.

29 Relationship of the Parties.

This Agreement provides for the sale by the Seller and the purchase by the Buyer of Eligible Loans and the obligation of the Seller to repurchase them upon termination of each Transaction. The relationship between the Seller and the Buyer is limited to that of seller and repurchaser on the one hand and buyer and reseller on the other. The provisions in this Agreement and the other Repurchase Documents for compliance with financial covenants and delivery of financial statements are intended solely for the benefit of the Buyer, to protect the interests of the Buyer as buyer, including the Buyer’s interest in assuring repurchase of Purchased Loans at the termination of each Transaction, and nothing contained in this Agreement or any of the other Repurchase Documents shall be construed as permitting or obligating the Buyer to act as a financial or business advisor or consultant to the Seller, as permitting or obligating the Buyer to control the Seller or to conduct the Seller’s operations, as creating any fiduciary obligation on the part of the Buyer to the Seller, or as creating any joint venture, agency or other relationship between the parties other than as explicitly and specifically stated in this Agreement. The Seller acknowledges that it has had the opportunity to obtain the advice of experienced counsel of its own choosing in connection with the negotiation and execution of this Agreement and the other Repurchase Documents and to obtain the advice of such counsel with respect to all matters contained in the Repurchase Documents including the provision for waiver of trial by jury. The Seller further acknowledges that it is experienced with respect to financial and credit matters and has made its own independent decisions to apply to the Buyer to enter into this Agreement, and to execute and deliver this Agreement and the other Repurchase Documents.

30 No Waivers, Etc.

No express or implied waiver of any Event of Default by any party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by the Seller and the Buyer. Without limitation on any of the foregoing, the failure to give a notice pursuant to Section 22 will not constitute a waiver of any right to do so at a later date. The rights and remedies of the Buyer hereunder shall be cumulative and not exclusive of any rights and remedies that the Buyer would otherwise have. No failure or delay on the part of the Buyer in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

31 Use of Employee Plan Assets.

31.1. Prohibited Transactions. If assets of an employee benefit plan subject to any provision of ERISA are intended to be used by any party hereto (the “Plan Party”) in a Transaction, the Plan Party shall so notify the other parties prior to the Transaction. The Plan Party shall represent in writing to the other parties that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other parties may proceed in reliance thereon but shall not be required so to proceed.

31.2. Audited Financial Statements Required. Subject to the last sentence of Section 31.1, any such Transaction shall proceed only if the Seller furnishes or has furnished to the Buyer its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.

31.3. Representations. By entering into a Transaction pursuant to this Section 31, the Seller shall be deemed (a) to represent to the Buyer that since the date of the Seller’s latest such financial statements, there has been no material adverse change in the Seller’s financial condition that the Seller has not disclosed to the Buyer, and (b) to agree to provide the Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as it is a Seller in any Open Transaction involving a Plan Party.

32 Intent.

32.1. Transactions are Repurchase Agreements and Securities Contracts. The parties intend and acknowledge that each Transaction is a “repurchase agreement” and a “master netting agreement” as such terms are defined in section 101 of the Bankruptcy Code (except insofar as the type of Mortgage Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in section 741 of the Bankruptcy Code (except insofar as the type of assets subject to such Transaction would render such definition inapplicable). This Agreement also constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to FDICIA (except insofar as any or all of the parties is not a “financial institution” as that term is defined in FDICIA). The Seller hereby agrees that it shall not challenge the characterization of this Agreement as a “repurchase agreement” as that term is defined in section 101 of the Bankruptcy Code, or as a “securities contract” as that term is defined in section 741 of the Bankruptcy Code in any dispute or proceeding.

32.2. Contractual Rights, Etc. Any party’s right to liquidate Mortgage Loans delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 18 is a contractual right to liquidate, terminate or accelerate such Transaction as described in sections 555, 559 and 561 of the Bankruptcy Code.

32.3. FDIA. Each Transaction hereunder is a “qualified financial contract,” as that term is defined in the Federal Deposit Insurance Act, as amended, and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

32.4. Master Netting Agreement. It is understood and agreed that this Agreement constitutes a “master netting agreement” as that term is defined in section 101 of the Bankruptcy Code, and that a party’s right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement or any Transaction is a contractual right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement or any Transaction as described in section 561 of the Bankruptcy Code.

33 Disclosure Relating to Certain Federal Protections.

The parties acknowledge that they have been advised that:

33.1. Parties not Protected by SIPA. In the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of SIPA do not protect the other party with respect to any Transaction hereunder.

33.2. SIPA Does Not Protect Government Securities Broker or Dealer Counterparty. In the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder.

33.3. Transaction Funds Are Not Insured Deposits. In the case of Transactions in which one of the parties is a financial institution, funds held by such financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation (through either the Bank Insurance Fund or the Savings Association Insurance Fund) or the National Credit Union Share Insurance Fund, as applicable.

34 USA Patriot Act Notification.

The Buyer hereby notifies the Seller that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Buyer is required to obtain, verify and record information that identifies the Seller, including the Seller’s name and address and other information that will allow them to identify the Seller in accordance with said Act.

The remainder of this page is intentionally blank; signature pages follow.

EXECUTED as of the Effective Date.

SIRVA MORTGAGE, INC., as Seller and Servicer

By:	/s/ Paul E. Klemme
Title:	President
Date:	12/29/09

Sig-1

U.S. BANK NATIONAL ASSOCIATION\ as Buyer

By:	/s/ Darin Kragenbring
Title:	Vice President
Date:	December 29, 2009

Sig-2

EXHIBIT A

TO MASTER REPURCHASE AGREEMENT

FORM OF REQUEST/CONFIRMATION

To:	From:
U.S. Bank National Association	SIRVA Mortgage, Inc.
Compliance Group	6200 Oak Tree Blvd., Ste. 300
800 Nicollet Mall	Independence, OH 44131
Minneapolis, MN 55402

Fax: (612) 303-2253	Attention:
Phone:
Fax:
Email:

Please refer to the Master Repurchase Agreement dated December 30, 2009, between SIRVA Mortgage, Inc. (the “Seller”) and U.S. Bank National Association (the “Buyer”) (as it may have been or may hereafter be supplemented, amended, restated or otherwise modified from time to time, the “Current Repurchase Agreement”). Any term defined in the Current Repurchase Agreement and used in this request shall have the meaning given to it in the Current Repurchase Agreement.

The Seller currently qualifies under the Current Repurchase Agreement for, and hereby requests, purchases of Eligible Loans as set forth below (the “Requested Purchases”) to be made on the following Purchase Date:                     , 20         (which must be a Business Day).

Previous Day Aggregate Outstanding Purchase Price

Purchase Price Advanced

Repurchase Price Paid

Aggregate Outstanding Purchase Price

Amount of Outstanding Purchase Price to which LIBOR Rate applies

Amount of Outstanding Purchase Price to which Balance Funded Rate applies

After giving effect to the Requested Purchases, the Aggregate Outstanding Purchase Price will not exceed the Buyer’s Committed Sum.

Ex A-1

The Seller has delivered to the Buyer today multiple Mortgage Loan Transmission Files. All Mortgage Loans listed in such Mortgage Loan Transmission Files and included in the foregoing calculations, which are listed on the attached Schedule of Mortgage Loans (the “Purchased Loans”), are Eligible Loans. For each of the Purchased Loans the representations set forth in Section 15.3 and 15.4 of the Current Repurchase Agreement are true and correct.

Acknowledging and agreeing that new value, as that term is used in the Minnesota Uniform Commercial Code, has been given in reliance thereon, the Seller hereby sells, negotiates and transfers to the Buyer the Mortgage Loans listed on the attached Schedule of Mortgage Loans. The Seller acknowledges that the Buyer will rely on the truth of each statement in this Request/Confirmation and the Mortgage Loan Transmission Files in purchasing the Purchased Loans referred to herein.

The Buyer is directed to deposit the Purchase Prices for the Purchased Loans to the Funding Account and to further disburse such funds to the applicable closing agent or correspondent lender as set forth on the instructions in the Mortgage Loan Transmission Files.

No Default has occurred under the Repurchase Documents that has not been cured by the Seller or declared in writing by the Buyer to have been waived, and no Event of Default has occurred under the Repurchase Documents that the Buyer has not declared in writing to have been cured or waived. There has been no material adverse change in any of the Central Elements in respect of the Seller or any of its Subsidiaries since the date of the Seller’s most recent annual audited Financial Statements that have been delivered to the Buyer.

All items that the Seller is required to furnish to the Buyer in connection with the Requested Purchases have been delivered in all respects as required by the Current Repurchase Agreement and the other Repurchase Documents. All documentation described or referred to in the Mortgage Loan Transmission Files conform in all material respects with all applicable requirements of the Current Repurchase Agreement and the other Repurchase Documents.

The Seller hereby warrants and represents to the Buyer that none of the Purchased Loans has been sold to any Person other than the Buyer, is pledged to any Person other than the Buyer, or supports any borrowing or repurchase agreement funding other than purchases under the Current Repurchase Agreement.

The undersigned officer hereby certifies that all of the Seller’s representations and warranties (a) in the Current Repurchase Agreement and all of the other Repurchase Documents (except only to the extent that (i) such a representation or warranty speaks to a specific date or (ii) the facts on which a representation or warranty is based have been changed by transactions or conditions contemplated or expressly permitted by the Repurchase Documents) and (b) in this request, are true and correct on the date of this request; and that the conditions to the Requested Purchases set forth in the Current Repurchase Agreement have been or will be satisfied contemporaneously herewith.

Ex A-2

SIRVA MORTGAGE, INC.

By:
Name:
Title:

Attached:

Mortgage Loan Transmission Files

Schedule of Mortgage Loans

Ex A-3

EXHIBIT B

TO MASTER REPURCHASE AGREEMENT

OPINIONS REQUIRED FOR OPINIONS OF COUNSEL TO SELLER

1. The Seller and its affiliates are each duly organized and validly existing as a corporation in good standing under the laws of the State of Ohio (their organization) and each has power and authority to enter into and perform its obligations under and to consummate the transactions contemplated by the Repurchase Agreement and all other Repurchase Documents to which it is a party. The Seller is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of the Seller and its Subsidiaries, considered as a whole.

2. The Repurchase Agreement and all other Repurchase Documents to which the Seller is a party have each been duly authorized, executed and delivered by the Seller, and each constitutes a valid and legally binding obligation of the Seller enforceable against the Seller in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights generally and to general equity principles.

3. No consent, approval, authorization or order of any Ohio state or federal court or government agency or body is required to be obtained by the Seller for the execution, delivery or performance of or the consummation of the transactions contemplated by the Repurchase Agreement or any of the other Repurchase Documents.

4. The execution, delivery or performance of and the consummation of any of the transactions contemplated by the Repurchase Agreement and the other Repurchase Documents will not conflict with, result in a breach of, or constitute a default under the limited partnership agreement or any other organizational or governance document of the Seller or the terms of any indenture or other material agreement or instrument known to such counsel to which the Seller is party or bound, or any order known to such counsel to be applicable to the Seller or any laws, rules or regulations applicable to the Seller, of any state or federal court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Seller.

5. There is no pending or, to such counsel’s actual knowledge, threatened action, suit or proceeding before any court or governmental agency, authority or body or any arbitrator involving the Seller or relating to the Transactions contemplated by the Repurchase Agreement or any of the other Repurchase Documents that, if adversely determined, would have a material adverse effect on the Seller.

6. In the event of a recharacterization of any Transaction under the Repurchase Agreement as a financing rather than a purchase under applicable law, the Repurchase Agreement together with the filing of a financing statement identifying all Mortgage Loans designated by the Seller from time to time as Purchased Loans purchased by the Buyer creates a valid, perfected nonpossessory security interest in such Mortgage Loans in favor of the Buyer.

Ex B-1

7. In the event of a recharacterization of any Transaction under the Repurchase Agreement as a financing rather than a purchase under applicable law, the Repurchase Agreement together with delivery to the Buyer of the Mortgage Notes related to Purchased Loans purchased by the Buyer in Transactions from time to time creates a valid security interest perfected by possession in such Purchased Loans in favor of the Buyer.

Ex B-2

EXHIBIT C

TO MASTER REPURCHASE AGREEMENT

FORM OF OFFICER’S CERTIFICATE WITH COMPUTATIONS

TO SHOW COMPLIANCE OR NON-COMPLIANCE WITH

CERTAIN FINANCIAL COVENANTS

OFFICER’S CERTIFICATE

BUYER: U.S. Bank National Association

SELLER: SIRVA Mortgage, Inc.

SUBJECT PERIOD:                      ended                     , 20

DATE:                     , 20

This certificate is delivered to the Buyer under the Master Repurchase Agreement dated as of December 30, 2009 (as supplemented, amended or restated from time to time, the “Current Repurchase Agreement”) between the Seller and the Buyer. Unless they are otherwise defined in this request, terms defined in the Current Repurchase Agreement have the same meanings here as there.

The undersigned officer of the Seller certifies to the Buyer that on the date of this certificate that:

1. The undersigned is an incumbent officer of the Seller, holding the title stated below the undersigned’s signature below.

2. The Seller’s Financial Statements that are attached to this certificate were prepared in accordance with GAAP (except that interim, i.e. other than annual, Financial Statements exclude notes to Financial Statements and statements of changes to stockholders’ equity and are subject to year-end adjustments) and (subject to the aforesaid proviso as to interim Financial Statements) present fairly the Seller’s financial condition and results of operations as of                      for that month (the “Subject Period”) and for the year to that date.

3. The undersigned officer of the Seller supervised a review of the Seller’s activities during the Subject Period in respect of the following matters and has determined the following:

(a) except to the extent that a representation or warranty speaks to a specific date, the representations and warranties of the Seller in the Current Repurchase Agreement and the other Repurchase Documents are true and correct in all material respects, other than the changes, if any, described on the attached Annex A;

(b) no event has occurred that could reasonably be expected to have a materially adverse effect on any of the Central Elements of the Seller;

Ex C-1

(c) the Seller has complied with all of its obligations under the Repurchase Documents, other than the deviations, if any, described on the attached Annex A;

(d) no Event of Default has occurred that has not been declared by the Buyer in writing to have been cured or waived, and no Default has occurred that has not been cured before it became an Event of Default, other than those Events of Default and/or Defaults, if any, described on the attached Annex A; and

(e) compliance by the Seller with the financial covenants in Sections 17.7, 17.11, 17.12, 17.13, 17.14 and 17.15 of the Current Repurchase Agreement is accurately calculated on the attached Annex A.

SIRVA MORTGAGE, INC.

By:
Name:
Title:

Ex C-2

ANNEX A TO OFFICER’S CERTIFICATE

1. Describe changes from representations and warranties, if any — clause 3(a) of attached Officer’s Certificate — if none, so state:

2. Describe deviations from compliance with obligations, if any — clause 3(b) of attached Officer’s Certificate — if none, so state:

3. Describe Defaults or Events of Default, if any — clause 3(c) of attached Officer’s Certificate — if none, so state:

4. Calculate compliance with covenants in Section 17.7 and Sections 17.11 through 17.15 of Current Repurchase Agreement:

(a) Section 17.7.

The Buyer is currently providing $                     in financing to SIRVA Relocation Funding, LLC (the maximum under Section 17.7 is $12,000,000). List existing loans to SIRVA Relocation Funding here — if none, so state:

(b) Section 17.11.

GAAP Net Income during the current fiscal year:	$	(A)
50% of (A):	$	(B)
Distributions and cash dividends declared or paid during current fiscal year:	$	(C)

Exhibit C: Annex A-1

Mark an “X” in each box to indicate compliance with the corresponding requirements of Section 17.11 of the Current Repurchase Agreement:

	Requirement	Compliance (“X”)
1.	The Seller has made no payment of dividends or distributions and has not (i) declared or paid cash dividends; (ii) declared or paid any dividends payable on any shares of any class of its capital stock; (iii) applied any of its property to the purchase, redemption, or other retirement of any shares of any class of its capital stock; (iv) set apart any sum for the payment of any dividends on, or for the purchase, redemption, or other retirement of, any shares of any class of its capital stock; or (v) made any other distribution, by reduction of capital or otherwise, in respect of any shares of any class of its capital stock, that caused, or will cause, an Default or Event of Default under the Current Repurchase Agreement.

2.	The Seller has not (i) declared or paid cash dividends upon any of the stock of the Seller or (ii) made any distributions of the property or assets of the Seller, other than declaring and paying dividends to its stockholders up to an aggregate amount for all such dividends and distributions of less than fifty percent (50%) of the GAAP Net Income during the Seller’s current fiscal year.

(c) Section 17.12. The Seller’s Adjusted Tangible Net Worth as of                  is

$             (the minimum under Section 17.12 is $17,000,000.)

Adjusted Tangible Net Worth

GAAP Net Worth	$
Minus Receivables due from Affiliates	$
Excluding:
Loans to SIRVA Relocation Funding, LLC	-$
CMSR securitization receivable	-$

Minus Intangible Assets	$

Minus Assets not acceptable to Buyer	$

ADJUSTED TANGIBLE NET WORTH:	$

Exhibit C: Annex A-2

(d) Section 17.13. The ratio of the Seller’s to Total Liabilities to Adjusted Tangible Net Worth of the Seller on a consolidated basis with their Subsidiaries, measured monthly is         to 1.0 (the maximum ratio under Section 17.13 is 12.0:1.0.)

Leverage Ratio

Total Liabilities (excluding Qualified Subordinated Debt, but including off-balance sheet liabilities):	$

Adjusted Tangible Net Worth:	$

LEVERAGE RATIO:		to 1.0

(e) Section 17.14. The Seller’s GAAP income for the fiscal quarter ended             , 20     is $              (the minimum under Section 17.14 is $1.00.)

(f) Section 17.15. The Seller’s liquidity (unrestricted cash, Cash Equivalents and unused portion of the Purchase Value of the Purchased Loans), as of             , 20     is $             (the minimum under Section 17.15 is $6,500,000).

Liquidity

Unencumbered cash and cash equivalents:	$

Plus Unused availability against Purchased Loans (Purchase Value — Purchase Price):	$

LIQUIDITY:	$

Exhibit C: Annex A-3

5. Describe and give details regarding (a) notices received by the Seller requesting or demanding that the Seller repurchase (or pay indemnity or other compensation in respect of) Mortgage Loans previously sold or otherwise disposed of by the Seller to any Approved Investor or other Person pursuant to any express or implied repurchase or indemnity obligation as provided pursuant to Section 16.5, and (b) actual repurchase and indemnity payments made by the Seller to any Person.

	3/31/2009	6/30/2009	9/30/2009	12/31/2009	3/31/2010	6/30/2010
Loan Repurchase Requests
Reserve amount

Loan Repurchase Requests (net)

Reserve policy
Loan Repurchases
Reserve amount

Loan Repurchases (net)

Reserve policy
Loans Held for Investment
Reserve amount

Loans Held for Investment (net)

LHFI reserve policy
REO
Reserve amount

REO (net)

REO reserve policy

Exhibit C: Annex A-4

EXHIBIT D

TO MASTER REPURCHASE AGREEMENT

LIST OF SUBSIDIARIES OF THE SELLER AS OF THE EFFECTIVE DATE

None.

Ex D-1

EXHIBIT E

to MASTER REPURCHASE AGREEMENT

FORM OF RECORD LAYOUT

Types of Acceptable Formats:

1. Excel Workbooks (XLS)

2. Comma Separated Value (CSV or TXT)

3. Flat File (TXT)

4. Data File (DAT)

5. Other (Must be approved by Mortgage Banking Services)

6. XML

7. A test file must be submitted PRIOR to sending a live data transmission.

General Information:	Transmission Times are defined in your agreement

File Name:

Each file should be uniquely named beginning with your assigned client code:

Your Customer Code, Transmission Type (Wire, Check etc.), Date, Letter to indicate File # for the day

Example:

XYZWIMMDDYYYYA.XLS (first file of day)

XYZWIMMDDYYYYB.XLS (second file of day)

Generating File from your System:	Refer to File Layout tab for file layout and field requirements. Some fields require specific data, refer to the Legend tab for conversion details. Any change to the file requires testing & validation prior to going into production (contact Mortgage Banking for details).

Ex E-1

acquisition_cost	Acquisition Cost (%) Discount (1 Point = 99.000)	numeric	1	9	X

address	Property Street Address	varchar	10	60	X

address2	Property Street Address 2	varchar	70	30	X

amortization_code	Amortization Type (See Legend)	char	100	2	X

armindex	ARM Index (See Legend)	varchar	102	10	X

armlcap	Maximum Interest Rate on ARM	numeric	112	9	X	Required if ARM loan

armmargin	% as Indicated on Note which is added to the current index value to calculate the gross interest rate at the time of an interest rate change.	numeric	121	9	X	Required if ARM loan

balloon_flag	Balloon - (Yes or No)	smallint	130	2	X

bank_name	Receiving Bank Name for Wire Funding	varchar	132	30	X	Required if funding by wire

borr_1_first_name	Borrower One first name	varchar	162	20	X

borr_1_last_name	Borrower One last name	varchar	182	20	X

borr_2_first_name	Borrower Two first name	varchar	202	20	X

borr_2_last_name	Borrower Two last name	varchar	222	20	X

city	Property City	varchar	242	40	X

collateral_key	Loan Number	varchar	282	20	X

collateral_key_related	If Second Mortgage, Loan Number of First Mortgage	varchar	302	20	X	Required if Second Mortgage

construction_cost		numeric	322	9	X	Required if Construction loan

credit_grade_code	Credit Grade (See Legend)	varchar	331	20	X

curr_appraised_value	Current fair market value of mortgaged property as of recent date and determined in accordance with Title XI of FIRREA by a qualified appraiser who is a member of the American Institute of Real Estate Appraisers or other group of professional appraisers	numeric	351	9	X	Required if Current Appraised Value is different than Original Appraised Value

Exhibit E: Annex 1-1

curr_cltv	Combined loan to value ratio (%) at time of funding, calculation based on (1) the first and second mortgage amounts and (2) the appraised value of the property.	numeric	360	9	X	Required if there is a 1st and 2nd Mortgage and the Current CLTV if different than Original CLTV

curr_ltv	Loan to Value (%) ratio of the note amount to the appraised value of the mortgaged property.	numeric	369	9	X	Required if Current LTV is different than Original LTV

curr_rate	Current Interest Rate (%) of mortgage loan	numeric	378	9	X	Required if Current Rate is different than Original Rate

curr_upb	Current unpaid principal balance	numeric	387	9	X

debt_service_ratio	Ration (%) of the borrower’s total monthly obligations to monthly income.	numeric	396	9	X

doc_level_code	Document Level Code (See Legend)	varchar	405	20	X

fico_score	Numeric score provided by Fair Isaac & Co and used to evaluate the primary borrower’s credit history and underwrite the loan	smallint	425	2	X

firstdue	Date first Principal & Interest payment is due	datetime	427	8	X

funding_amount	Wire or Check Amount	numeric	435	9	X

funding_date	Date of Wire Transfer for funding	datetime	444	8	X	Required if Wire funding (Check funding will populate when check clears)

funding_id	Check or Draft #	varchar	452	20		Required if Funding by Check or Draft

funding_method_code	Wire or Check (1 = Wire 3 = Check)	char	472	2	X

interest_only_flag	Interest Only Loan (Yes or No)	smallint	474	2	X

interest_only_period	Specified the length of time (in months) which the Interest Only payments will apply.	smallint	476	2	X	Required if Interest Only loan

inv_commit_expire_date	Takeout commitment expiration date	datetime	478	8	X

inv_commit_price	Takeout commitment price (%)	numeric	486	9	X

Exhibit E: Annex 1-2

investor_code	Investor Code of investor committed to purchase the loan (See Legend)	varchar	495	4	X

is_ff_eligible	Indicates if the Loan meets the eligibility requirements for sale to Fannie Mae or Freddie Mac (Yes or No)	smallint	499	2	X

is_negam	Payment Option ARM allows borrowers to choose variety of monthly payment options within a specified period of time from the first payment due date at the interest rate in effect during the preceding month. Loan is subject to adjustments to the minimum monthly payment and/or recast at specified intervals. (Yes or No)	smallint	501	2	X

lien_position	Lien type of mortgage (1 = 1st Mortgage, 2 = 2nd Mortgage)	varchar	503	20	X

maturity	The date when the mortgage loan is due to be repaid in full	datetime	523	8	X

mers_flag	Registered on MERS (Yes or No)	smallint	531	2	X

mers_min	MIN # registered with MERS	varchar	533	20	X	Required if MERS flag = Yes

mtg_ins_pct	% of the mortgage covered by insurance (1st Mtg only)	numeric	553	9	X

occupancy_code	Occupancy Code (See Legend)	varchar	562	20	X

orig_appraised_value	Original fair market value of mortgaged property as of recent date and determined in accordance with Title XI of FIRREA by a qualified appraiser who is a member of the American Institute of Real Estate Appraisers or other group of professional appraisers	numeric	582	9	X

orig_rate	Initial Interest Rate (%) of mortgage loan	numeric	591	9	X

orig_upb	Note Amount	numeric	600	9	X

original_cltv	Original combined loan to value ratio (%) at time of funding, calculation based on (1) the first and second mortgage amounts and (2) the appraised value of the property.	numeric	609	9	X

Exhibit E: Annex 1-3

original_ltv	Original Loan to Value (%) ratio of the note amount to the appraised value of the mortgaged property.	numeric	618	9	X

original_term	Term of note in months	smallint	627	2	X

origination_date	Note Date	datetime	629	8	X

originator_code	If the loan was purchased from another entity and not closed in your name, (B = Broker, C = Correspondent)	varchar	637	20	X	Required if purchase from another entity

payee1_abanum	Receiving Bank ABA #	varchar	657	20	X	Required if Wire Funding

payee1_accountnum	Closing Buyer Account Number	varchar	677	128	X	Required if Wire Funding

payee1_address	Receiving Bank Street Address	varchar	805	60	X	Required if Wire Funding

payee1_city	Receiving Bank City	varchar	865	40	X	Required if Wire Funding

payee1_instruction1	Information for Beneficiary	varchar	905	60	X	Optional if Wire Funding

payee1_name	Closing Buyer Name	varchar	965	60	X	Required if Wire Funding

payee1_state	Receiving Bank State	varchar	1025	2	X	Required if funding by wire

payee2_accountnum	Beneficiary Bank Account # If Bene Bank different from Receiving Bank	varchar	1027	128	X	Required if funding by wire and if Bene BK is different than Receiving BK

payee2_instruction2	Repeat Code #	varchar	1155	60	X	Required if Wire Funding

payee2_name	Beneficiary Bank Name If Bene Bank different from Receiving Bank	varchar	1215	60	X	Required if funding by wire and if Bene BK is different than Receiving BK

pmt_change_frequency	# months between scheduled interest rate changes	smallint	1275	2	X	Required if ARM loan

prepay_penalty_flag	Prepayment Penalty (Yes or No)	smallint	1277	2	X

prepay_period	Stated in Months	smallint	1279	2	X	Required if Prepay Penalty Flag = Yes

product_code	Product Code (See Legend)	varchar	1281	20	X

property_type_code	Property Type Code (See Legend)	varchar	1301	20	X

purpose_code	Purpose Code (See Legend)	varchar	1321	20	X

Exhibit E: Annex 1-4

servicing_status_code	Servicing Status Code (See Legend)	char	1341	4	X

state	Property State	char	1345	2	X

units	Number of units purchased as stated on the mortgage documents	smallint	1347	2	X

wap_price	Weighted Average Price	numeric	1349	9	X	Required if specified in loan agreement

zip	Property Zip	varchar	1358	10	X

repeat_code	Repeat Code #	varchar	1368	10		Required for repeat wires

wire_type	Type of wire F = Freeform, S = Semi Repeat Code, R = Repeat Code	varchar	1378	1	X	Required

Amortization Types		Credit Grade Types		Document Level Codes		Occupancy Codes
Amortization Code	Amortization Description	Credit Grade	Credit Grade Description	Doc Level Code	Dec Level Description	Occupancy Code	Occupancy Description
1M	1 Month Arm	A	A	0	Alternative Documentation	N	Non - Owner Occupied
3M	3 Month Arm	A-	Alt-A	1	Full Documentation	O	Owner Occupied
A1	1 Year Arm	B	B	2	Limited	R	Rental / Investor Property
A2	2 Year Arm	B-	B-	3	Stated Income/Verified Assets (SISV)	S	Second Home / Vacation Home
A3	3 Year Arm	C	C	4	Stated Income/Stated Assets (SISA)
A5	5 Year Arm	C-	C-	5	No Doc
A6	6 Month Arm			6	No Ratio
A7	7 Year Arm			7	No Income / No Assets (NINA)
AT	10 Year Arm			8	No Income Verification (NIV)
B1	15 Year Balloon			9	Verified Income/Stated Assets (NAV)
B3	40 Year Lien with 30 Year Balloon			A	No Income/No Employment/Verified Assets
B5	5 Year Balloon			B	Reduced Documentation
B7	7 Year Balloon			C	No Doc / Verified Assets
LP	Level Pay
PA	Pay Option Arm

Exhibit E: Annex 1-5

Servicing Status Codes		Purpose Codes		Property Types		Product Codes
Status Code	Description	Purpose Code	Purpose Description	Property Type Code	Property Type Description	Product Code	Product Description
BOND	Bond	C	Cash Out	CNDO	Condominium	CEM	Consolidation, Extension, Modification
BRID	Bridge Loans	P	Purchase	COMM	Commercial Property	CONSTRUC	Construction Loan
FORE	Foreclosure	R	Refinance	COOP	CO-OP Loan	CONV	Convential Loan
INV	Investment			LOG	Log Home	FHA	FHA Loan
REO	Real Estate Owned			LOT	Lot Loan	HECM	Hoe Equity Conversion Mortgage
REPU	Repurchase			MANF	Manufactured Housing - Perm Attached	HELOC	Home Equity Line of Credit
S&D	Scratch & Dent			MOD	Manufactured Housing - Mobile	VA	Veterans Administration
				MODL	Model Home
				MODU	Modular Home
				MULT	Multifamily
				PUD	Planned Unit Development
				RESI	Residential
ARM Indexes				SF	Single Family
Index Code	Description			SPEC	Spec Home
1 YrTBill	One Year Treasury
1MthLibr	One Month Libor
3MthLibr	Three Month Libor
6MthLibr	Six Month Libor
1YrLibr	Twelve Month Libor
WklyPrime	Weekly Average Prime Rate
COFI	Fed District Cost of Funds

Exhibit E: Annex 1-6

EXHIBIT F

TO MASTER REPURCHASE AGREEMENT

TRUST RECEIPT

TEMPORARY RELEASE OF MORTGAGE NOTE

The undersigned hereby acknowledges receipt this              day of                     ,         , from U.S. Bank National Association (the “Buyer”) of the following described property (hereinafter called “Mortgage Note”):

Mortgage Note for Loan #              Mortgagor Name:

The undersigned represents, warrants and agrees that:

1. The undersigned has requested and obtained possession of the Mortgage Note from the Buyer for one of the purposes set forth below and for no other purpose:

Correction of:

2. The Mortgage Note and the proceeds thereof are and will remain the property of, and subject to the security interest held by, the Buyer and the undersigned will keep the Mortgage Note and any such proceeds segregated and identifiable and free and clear of all liens, charges and encumbrances.

3. The Mortgage Note will be redelivered to the Buyer or its designee as soon as the purpose for which possession was taken has been accomplished, and in any event within ten (10) Business Days from the date hereof.

4. In the event of any default in the performance of any term or condition of this Trust Receipt, all or any part of the obligations secured by the Mortgage Note may be declared immediately due and payable without notice or demand or the Buyer can require the undersigned to repurchase the Purchased Loan to which the Mortgage Note relates for the Repurchase Price.

5. Additional limitations, if any:

By
Its

Ex F-1

EXHIBIT G

to

MASTER REPURCHASE AGREEMENT

FORM FOR TRANSMITTAL OF TRAILING DOCUMENTS

To:	U.S. Bank National Association

10035 E. 40th Avenue

Denver, CO 80238

Attention: Mortgage Banking Services

Fax: (303) 561-9415

From:

SIRVA Mortgage, Inc.

6200 Oak Tree Blvd., Ste. 300

Independence, OH 44131

Attention:
Telephone:
Fax:

Ladies and Gentlemen:

Pursuant to the Section 3.4 of the Master Repurchase Agreement dated December 30, 2009 (as amended, the “Current Repurchase Agreement”) between SIRVA Mortgage, Inc. (the “Seller”) and U.S. Bank National Association (the “Buyer”), the Seller hereby submits the following Basic Papers for the following File, as trailing documents for placement in such File:

LOAN NO.	CUSTOMER’S NAME	ORIGINAL PRINCIPAL AMOUNT	BASIC PAPERS DELIVERED HEREWITH

Very truly yours,

SIRVA MORTGAGE, INC.

By:
Name:
Title:
Phone:
email:

Ex G-1

EXHIBIT H

to

MASTER REPURCHASE AGREEMENT

REPURCHASE REQUEST

Date:

To:	U.S. Bank National Association

10035 E. 40th Avenue

Denver, CO 80238

Attention: Mortgage Banking Services

Fax: (303) 561-9415

Ladies and Gentlemen:

Pursuant to Section 3.10 of the Master Repurchase Agreement dated December 30, 2009 (as amended, the “Current Repurchase Agreement”) between SIRVA Mortgage, Inc. (the “Seller”) and U.S. Bank National Association (the “Buyer”), the Seller elects to repurchase the following Purchased Loans:

LOAN NO.	CUSTOMER’S NAME	NOTE AMT.

Please either confirm that the aggregate Repurchase Price for the Purchased Loans to be repurchased is $             or advise the Seller of the correct aggregate Repurchase Price.

Upon receipt of payment of the aggregate Repurchase Price, please ship the Files either by                      or by such other courier service as we have designated to you as “approved”. The courier will act as an independent contractor bailee acting solely as our bailee for hire. We agree that you will not be responsible for any delays in shipment caused by the courier or any other actions or inactions of the courier, including, without limitation, any loss of any Loan Papers.

Ex H-1

Please have the courier bill us by using our acct #             . If you have any questions or need any additional documentation, please call                                      at (        )                     .

SIRVA MORTGAGE, INC.

By:
Name:
Title:

Ex H-2

EXHIBIT I

to

MASTER REPURCHASE AGREEMENT

SHIPPING REQUEST

(date)

To:	U.S. Bank National Association (Buyer)
10035 E. 40th Avenue
Denver, CO 80238
Attention: Mortgage Banking Services

From:	SIRVA Mortgage, Inc.
6200 Oak Tree Blvd., Ste. 300
Independence, OH 44131
Attention: ________________________
Telephone: ________________________
Fax: ________________________

Re:	Shipping Identified Purchased Loans to Buyer of (or to) Approved Investor for Securitization or Sale

Ladies and Gentlemen:

Capitalized terms used but not defined herein are defined in the Master Repurchase Agreement, dated December 30, 2009 (as amended, the “Current Repurchase Agreement”) between SIRVA Mortgage, Inc. (the “Seller”) and U.S. Bank National Association (the “Buyer”).

Pursuant to the Section 3.12 of the Current Repurchase Agreement, the Seller hereby requests the shipment of the Files specified on Annex A attached hereto or specified Basic Papers and/or Supplemental Papers from such File to the custodian/trustee of                      (an Approved Investor) or to the Approved Investor at the address below:

(Name of custodian/trustee of Approved Investor and/or of Approved Investor) (address)

(name of person or department to whose attention Files are to be sent) (Phone Number)

The Mortgage Notes so shipped shall be endorsed in the name of                     .

The Buyer is directed to use                                      (name of courier) and to charge Seller’s account number                                  with such courier for shipping charges.

EX I-1

The Seller requests shipment under the appropriate form of bailee letter from the Buyer to the custodian/trustee for the Approved Investor or to the Approved Investor.

The courier designated above will act as an independent contractor bailee acting solely on your behalf as agent for hire. We agree that you will not be responsible for any delays in shipment caused by the courier or any other actions or inactions of the courier, including, without limitation, any loss of any Loan Papers.

SIRVA MORTGAGE, INC.

By:
Name:
Title:

Ex I-2

Annex A to Shipping Request

Date: [Date]

Investor Name	Mortgagor Name	Loan Number	Loan Amount

Exhibit I: Annex A-1

SCHEDULE AI

TO MASTER REPURCHASE AGREEMENT

APPROVED INVESTORS LIST

as of December 30, 2009

Investor	S&P CP Rating	Moody’s CP Rating	Related Parent Company	Product Eligibility
Ally Bank (f/k/a GMAC Bank)	N/A	N/A		Conforming
Bank of America Corporation	A-1 +	P-1		Conforming/Non-Conforming
Branch Banking & Trust Co. (BB&T)	A-1 +	P-1		Conforming/Non-Conforming
Chase Manhattan Mortgage Corporation	A-1 +	P-1	JP Morgan Chase Bank, N.A.	Conforming/Non-Conforming
Citimortgage, Inc.	A-1	P-1	Citigroup, Inc.	Conforming/Non-Conforming
Fannie Mae	N/A	N/A	U.S. Treasury	Conforming
Freedom Mortgage Corporation	N/A	N/A		Conforming
Freddie Mac	N/A	N/A	U.S. Treasury	Conforming
JP Morgan Chase Bank	A-1 +	P-l		Conforming/Non-Conforming
SunTrust Mortgage, Inc.	A-1	P-1	Suntrust Banks, Inc.	Conforming/Non-Conforming
U.S. Bank Home Mortgage	A-1 +	P-1	U.S. Bank, N.A.	Conforming/Non-Conforming
Wells Fargo Bank, N.A.	A-1 +	P-1		Conforming/Non-Conforming

Schedule AI-1

SCHEDULE AR

TO MASTER REPURCHASE AGREEMENT

AUTHORIZED SELLER REPRESENTATIVES

LIST EFFECTIVE AS OF DECEMBER 30, 2009

Name	Title	Specimen Signature
Paul E. Klemme	President
Douglas V. Gathany	Treasurer
Jeffrey Margolis	Secretary, Legal Counsel
David Drozin	Controller
Michael Hougan	Director of Risk Management
Alan Flowers	Director of Operations

The above listed Persons are Authorized Seller Representatives, as defined in the Master Repurchase Agreement dated as of December 30, 2009 (as supplemented, amended or restated from time to time, the “Current Repurchase Agreement”) between SIRVA Mortgage, Inc. (the “Seller”) and U.S. Bank National Association (“U.S. Bank” or “Buyer”) as of the effective date of this list stated above. The Buyer shall be entitled to rely on this list for all purposes under the Master Repurchase Agreement until it is superseded by a newer list signed and furnished by the Seller to the Buyer.

SCHEDULE AR

TO MASTER REPURCHASE AGREEMENT

AUTHORIZED SELLER REPRESENTATIVES

LIST EFFECTIVE AS OF DECEMBER 30, 2009

Name	Title	Specimen Signature
Paul E. Klemme	President
Douglas V. Gathany	Treasurer
Jeffrey Margolis	Secretary, Legal Counsel
David Drozin	Controller
Michael Hougan	Director of Risk Management
Alan Flowers	Director of Operations

The above listed Persons are Authorized Seller/Representatives, as defined in the Master Repurchase Agreement dated as of December 30, 2009 (as supplemented, amended or restated from time to time, the “Current Repurchase Agreement”) between SIRVA Mortgage, Inc. (the “Seller”) and U.S. Bank National Association (“U.S. Bank” or “Buyer”) as of the effective date of this list stated above. The Buyer shall be entitled to rely on this list for all purposes under the Master Repurchase Agreement until it is superseded by a newer list signed and furnished by the Seller to the Buyer.

SCHEDULE BP

TO MASTER REPURCHASE AGREEMENT

LIST OF BASIC PAPERS

The following are the Basic Papers for Purchased Loans:

(a) the original Mortgage Note, bearing all intervening endorsements to negotiate it from the original payee named therein to the Seller and endorsed by the Seller as follows:

Pay To The Order Of

Without Recourse

[signature]

[name, title]

(b) the recorded original or a Certified Copy of the power of attorney for each maker of the Mortgage Note who (if any) did not personally execute the Mortgage Note and for whom the Mortgage Note was executed by an attorney-in-fact;

(c) the recorded original or a Certified Copy of the Mortgage securing such Mortgage Note;

(d) originals or Certified Copies of all intervening assignments (if any) reflecting a complete chain of assignment of such Mortgage from the original mortgagee to the Seller; provided that intervening assignments are not required for any Mortgage that has been originated in the name of MERS and registered under the MERS® System; and

(e) the signed original of a Mortgage Assignment assigning the Mortgage in blank in a form that is complete so as to be recordable in the jurisdiction where the Mortgaged Premises are located without the need for completion of any blanks or supplying of any other information; provided that no Mortgage Assignment is required for any Mortgage that has been originated in the name of MERS and registered under the MERS® System with U.S. Bank at Interim Funder.

Schedule BP-1

SCHEDULE DQ

TO MASTER REPURCHASE AGREEMENT

DISQUALIFIERS

“Disqualifier” means any of the following events; after the occurrence of any Disqualifier, unless the Buyer shall have waived it, or declared it cured, in writing, the Market Value of the affected Purchased Loan shall be deemed to be zero, and the Buyer shall be deemed to have marked such Purchased Loan to market:

1. Any event occurs, or is discovered to have occurred, after which the affected Purchased Loan fails to satisfy any element of the definition of “Eligible Loan”.

2. In respect of any Purchased Loan, for any reason whatsoever any of the Seller’s special representations concerning Purchased Loans set forth in Section 15.3 applicable to that type of Purchased Loan shall become untrue, or shall be discovered to be untrue, in any respect that is material to the value or collectibility of that Purchased Loan, considered either by itself or together with other Purchased Loans.

3. Any Purchased Loan shall become In Default.

4. Five (5) Business Days shall have elapsed after the Purchase Date upon which a Wet Loan has been sold to the Buyer without all of the Wet Loan’s Basic Papers having been received by the Buyer.

5. For any Purchased Loan, any Basic Paper shall have been sent to the Seller or its designee for correction, collection or other action and shall not have been returned to the Buyer on or before ten (10) Business Days after it was so sent to the Seller.

6. Any Purchased Loan shall be assumed by (or otherwise become the liability) of, or the real property securing it shall become owned by, any corporation, partnership or any other entity that is not a natural person or a trust for natural persons unless payment in full of such Purchased Loan is guaranteed by a natural person. The Buyer may rely on the Seller’s representation and warranty that no Purchased Loans have been so assumed by (or otherwise become the liability of) such a Person except as otherwise specified by written notice(s) to the Buyer.

7. Any Purchased Loan shall be assumed by (or otherwise become the liability of), or the real property securing it shall become owned by, an Affiliate of the Seller or any of the Seller’s or its Affiliates’ directors, managers, members or officers. The Buyer may rely on the Seller’s representation and warranty that no Purchased Loans have been so assumed by (or otherwise become the liability of) such a Person except as otherwise specified by written notice(s) to the Buyer.

8. Any Purchased Loan shipped to an Approved Investor shall not be paid for or returned to the Buyer on or before forty-five (45) days after it is shipped.

Schedule DQ-1

9. More than sixty (60) days shall have elapsed since the Purchase Date of a Conforming Mortgage Loan (other than a loan described below in paragraph 11), a High CLTV MIP Mortgage Loan, or a Low CLTV MIP Mortgage Loan.

10. More than sixty (60) days shall have elapsed since the Purchase Date of a Jumbo Mortgage Loan.

11. More than thirty (30) days shall have elapsed since the Purchase Date of an Ally Bank Loan.

12. Three (3) Business Days shall have elapsed after the Purchase Date upon which any Purchased Loan was sold to Buyer without such Purchased Loan being registered in the MERS System and the Buyer being designated as “interim funder” of such Purchased Loan in the MERS System.

13. Any Purchased Loan that is shipped to the Seller under a Trust Receipt for correction of one or more Basic Documents when the Market Value of all Purchased Loans so shipped to the Seller exceeds Two Million Dollars ($2,000,000).

14. Any Purchased Loan is listed on an Exception Report and the Buyer has not exercised its discretion to exclude such Purchased Loan from the list of Disqualifiers under Section 4.2 (for the avoidance of doubt, this means a Purchased Loan is subject to discrepancies, inconsistencies or has documents that are incomplete).

Schedule DQ-2

SCHEDULE EL

TO MASTER REPURCHASE AGREEMENT

ELIGIBLE LOANS

“Eligible Loans” means Single-family Loans that are amortizing Conforming Mortgage Loans with original terms to stated maturities of thirty (30) years or less and that satisfy all applicable requirements of this Agreement for Conforming Mortgage Loans, and shall also mean Single-family Loans that are Jumbo Mortgage Loans, Ally Bank Loans, High CLTV MIP Mortgage Loans, and Low CLTV MIP Mortgage Loans that otherwise meet all criteria for Eligible Loans set forth on this Schedule EL and are not subject to a Disqualifier. Each Mortgage Loan must be secured by a first priority Lien on its related Mortgaged Premises. It may bear interest at a fixed interest rate, at a fluctuating interest rate or at a fixed or fluctuating interest rate for part of its term followed, respectively, by a fluctuating or fixed interest rate for the remainder of its term. No Mortgage Loan shall be an Eligible Loan at any time:

(1) If the Mortgaged Premises securing it is a mobile home, manufactured housing, or cooperative housing unit.

(2) That contains or is otherwise subject to any contractual restriction or prohibition on the free transferability of such Mortgage Loan, all Liens securing it and all related rights (other than Legal Requirements requiring notification to its obligor(s) of any transfer of it or of its servicing or administration), either absolutely or as security.

(3) If any of its owners-mortgagors is a corporation, partnership or any other entity that is not a natural person or a trust for natural persons unless its full payment when due is guaranteed by a natural person.

(4) If any of its owner-mortgagors is an Affiliate of the Seller or any of the Seller’s or any such Affiliate’s directors, members, or appointed officers.

(5) Whose related Mortgaged Premises are not covered by a Hazard Insurance Policy.

(6) That is a construction, rehabilitation or commercial loan. The Buyer may rely on the Seller’s representation and warranty that no Purchased Loan is such a loan.

(7) In the case of a Jumbo Mortgage Loan, (i) has a cumulative loan-to-value ratio greater than 80%, (ii) has a FICO score less than 700, (iii) is not fully documented as to income or asset values, (iv) is not eligible for purchase by two Approved Investors with short-term unsecured obligations rated not lower than A-1/P-1, or (v) has not been prior approved by an Approved Investor for purchase.

(8) That was originated more than thirty (30) days before its Purchase Date.

(9) That is In Default or ever was In Default.

EL-1

(10) That contains any term or condition such that the repayment schedule results in the outstanding principal balance increasing over time, rather than amortizing, whether or not such Mortgage Loan is deemed to be an “option ARM”, “negative amortization” or “graduated payment” loan. The Buyer may rely on the Seller’s representation and warranty that any Mortgage Loan duly sold to the Buyer amortizes over time.

(11) In connection with the origination of which a policy of single-premium life insurance on the life of a mortgagor, borrower or guarantor was purchased.

(12) That (i) is subject to the special Truth-in-Lending disclosure requirements imposed by Section 32 of Regulation Z of the Federal Reserve Board (12 C.F.R. § 226.32) or any similar state or local Law relating to high interest rate credit or lending transactions or (ii) contains any term or condition, or involves any loan origination practice, that (a) has been defined as “high cost”, “high risk”, “predatory”, “covered”, “threshold” or a similar term under any such applicable federal, state or local law, (b) has been expressly categorized as an “unfair” or “deceptive” term, condition or practice in any such applicable federal, state or local law (or the regulations promulgated thereunder) or (c) by the terms of such Law exposes assignees of Mortgage Loans to possible civil or criminal liability or damages or exposes the Buyer to regulatory action or enforcement proceedings, penalties or other sanctions. The Buyer may rely on the Seller’s representation and warranty that no Purchased Loan is such a loan.

(13) That the Seller or any Affiliate has previously warehoused with any other Person, whether under a lending arrangement or an arrangement involving a sale in contemplation of a subsequent further sale to (or securitization by) a secondary mortgage market purchaser, whether with or without the Seller’s having any conditional repurchase or other recourse obligation, and that was rejected or became ineligible or disqualified to be lent against or purchased and held by such other Person. The Buyer may rely on the Seller’s representation and warranty that no Purchased Loan is such a loan.

(14) That the Seller or any Affiliate sold and transferred, or attempted to sell and transfer, to any other Person.

(15) That has a Cumulative Loan-to-Value Ratio greater than:

(a)	for qualifying FHA Loans and VA Loans, one hundred percent (100%);

(b)	for High CLTV MIP Mortgage Loans, one hundred five percent (105%);

(c)	for Low CLTV MIP Mortgage Loans, one hundred three percent (103%); and

(d)	for all other Mortgage Loans, eighty percent (80%).

Schedule EL-2

(16) That has a loan to value ratio greater than eighty percent (80%), unless such Mortgage Loan is a MIP Mortgage Loan or is guaranteed by VA or insured by FHA; provided, however, that a Conforming Mortgage Loan may have a loan to value ratio greater than 80% (but not more than 100%), so long as the portion of such Conforming Mortgage Loan in excess of 80% of the value of the related Mortgaged Premises is covered by mortgage insurance acceptable to the Buyer.

(17) Unless all of the Seller’s right, title and interest in and to the Purchased Loan is subject to a first priority perfected security interest in favor of the Buyer for the benefit of the Buyer subject to no other liens, security interests, charges or encumbrances other than the Seller’s right to repurchase the Purchased Loan hereunder.

(18) Unless all the representations and warranties set forth in this Agreement, including, without limitation, Section 15.3 and Schedule 15.4 are true and correct with respect to such Purchased Loan at all times on and after the related Purchase Date.

(19) That is not covered by an Investor Commitment or Hedge Agreement.

Schedule EL-3

SCHEDULE SP

TO MASTER REPURCHASE AGREEMENT

LIST OF SUPPLEMENTAL PAPERS

(a) Except for FHA or VA Loans for which the relevant Agency Guidelines specify that no Lender’s Title Insurance Policy is required, an original Lender’s Title Insurance Policy, a commitment to issue one or (if applicable) a Preliminary Title Report (and by submitting a Preliminary Title Report, the Seller will be deemed to warrant and represent to the Buyer that the real property covered by the relevant Mortgage is located in            ).

(b) Except for “stated value” Mortgage Loans for which no appraisal is required, a true and complete copy of the pages from the initial Appraisal Report for the Mortgaged Premises, together with such pages from the Appraisal Reports of all Current Appraisals or Current Broker’s Price Opinions therefor (if any) required by the Repurchase Agreement, that (i) identify the Mortgaged Premises, (ii) state the appraiser’s or broker’s opinion of their value and (iii) contain the appraiser’s or broker’s signed signature block.

(c) (i) For any FHA Mortgage Loan, the original or a copy of the HUD-1 Settlement Statement signed by the maker(s) of the Mortgage Note and by its escrow/settlement agent with the certifications by each that are required by HUD Mortgagee Letter 86-10 dated May 5, 1986, or (ii) for any other Mortgage Loan, a copy of the HUD-1 Settlement Statement accompanied by (or stamped with) a certification signed by the escrow/settlement agent stating substantially that the statement is an accurate account of the Mortgage Loan transaction (or a copy of such statement signed by the maker(s) of the Mortgage Note).

(d) (If applicable) the Purchase Commitment covering such Purchased Loan.

(e) A certificate of the Standard Hazard Insurance Policy for the related Mortgaged Premises (and, when received, the original policy of such insurance).

(f) A certificate of the Flood Insurance Policy covering the Mortgaged Premises or the Mortgage Loan’s originator’s (or its agent’s or contractor’s) written statement that no part of the Mortgaged Premises is in a special flood hazard area according to the relevant Federal Emergency Management Administration or Corps of Engineers flood map.

(g) (If applicable) the original assumption agreement.

(h) Except for Purchased Loans covered by a Purchase Commitment under the express terms of which the Approved Investor does not require mortgage insurance, for each conventional loan whose original loan-to-value ratio was greater than eighty percent (80%), a certificate of Primary Mortgage Insurance Policy covering such Mortgage Loan or a certificate of a Pool Insurance Policy covering a pool of Mortgage Loans of which such Purchased Loan is a part.

Schedule SP-1

(i) If applicable, evidence of Notice to Customer and Rescission required by the federal Truth-in-Lending Law and Federal Reserve Regulation Z, and evidence of all disclosure statements required by the Real Estate Settlement Procedures Act and implementing regulations.

(j) Evidence of completion or a certificate of completion, as appropriate under the circumstances.

(k) All other original papers related to such Purchased Loan.

As used in the this Schedule SP, the following terms have the following meanings:

“Appraisal Report” means a written report of an Appraisal or a Broker’s Price Opinion setting forth the appraiser’s or broker’s opinion and method of determination of the fair market value of the subject Mortgaged Premises, including a statement of all material assumptions made, and dated and signed by such appraiser or broker, who, and the form of which report, must comply with all relevant Agency guidelines.

“Flood Insurance Policy” means (a) any policy of insurance issued in accordance with the Flood Disaster Protection Act of 1973, as amended from time to time or, if repealed, any superseding legislation governing similar insurance coverage, or (b) any other policy of insurance providing similar coverage against loss sustained by floods or similar hazard that conforms to the flood insurance requirements prescribed by the Federal Insurance Administration.

“Lender’s Title Insurance Policy” means an American Land Title Association or California Land Title Association (extended coverage) form or a Texas Land Title Association form lender’s title insurance policy, including all riders or endorsements thereto, together with such additional endorsements as are required under relevant Agency guidelines or Approved Investor’s requirements, as applicable, in an amount not less than the original principal balance of the relevant Mortgage Loan, insuring the holder of the Mortgage Loan that the related Mortgage constitutes a valid Lien on the related Mortgaged Premises, subject only to (a) (if the Seller has represented the relevant Mortgage Loan to be a Second Lien Loan) the lien of a single senior Mortgage on the related Mortgage Premises, (b) liens for real estate taxes and governmental-improvement assessments not delinquent, (c) easements and restrictions that do not materially and adversely affect the marketability of title to such Mortgaged Premises or prohibit or interfere with their use as a Single-family residential dwelling, (d) (if such Mortgaged Premises constitute a unit in a condominium) a declaration of condominium or other similar document that evidences the creation of such condominium and a condominium endorsement, (e) reservations as to oil, gas or mineral rights, provided such rights do not include the right to remove buildings or other improvements on or near the surface of the related Mortgaged Premises or to mine or drill on the surface thereof or otherwise enter the surface for purposes of removing oil, gas or minerals, (f) agreements for the installation, maintenance or repair of public utilities, provided such agreements do not create or evidence liens on the Mortgaged Premises, or authorize or permit any Person to file or acquire claims of liens against the Mortgaged Premises, or (g) such other exceptions that are acceptable under the relevant Agency guidelines or Approved Investor’s requirements, as applicable.

Schedule SP-2

“Pool Insurance Policy” means a premium-paid policy of mortgage loan pool insurance issued by an insurance company having a AAA or AA rating from Standard & Poor’s (a division of The McGraw-Hill Companies, Inc.) or Fitch Ratings, or Aaa or Aa rating from Moody’s Investors Service, Inc. for claims-paying ability, in form and substance satisfactory to the Seller and insuring the holder of a pool of Mortgage Loans against all or a portion of the loss sustained by reason of a default by a Customer in the payment of principal and interest thereon.

“Preliminary Title Report” means a title report prepared by a company qualified to issue a Lender’s Title Insurance Policy that sets forth (a) the legal description of the Mortgaged Premises and (b) the status of title to the Mortgaged Premises as of the stated effective date of such title report.

“Primary Mortgage Insurance Policy” means a mortgage insurance policy, issued by a private mortgage insurance company having a claims-paying ability rating of AAA or AA from Standard & Poor’s (a division of The McGraw-Hill Companies, Inc.) or Fitch Ratings, or Aaa or Aa from Moody’s Investors Service, Inc., for claims-paying ability, in form and substance satisfactory to the Seller and insuring the holder of a Mortgage Loan against all or a portion of the loss sustained by reason of a default by a Customer in the payment of principal and interest thereon, together with all riders and endorsements thereto.

Schedule SP-3

SCHEDULE 1.2

TO MASTER REPURCHASE AGREEMENT

Account Numbers
Funding Account:
Operating Account:
Settlement Account:
Income Account:
Escrow Account:

Schedule 1.2-1

SCHEDULE 15.2(e)

TO MASTER REPURCHASE AGREEMENT

MATERIAL ADVERSE CHANGES AND CONTINGENT LIABILITIES

None.

Schedule 15.2(e)-1

SCHEDULE 15.2(f)

TO MASTER REPURCHASE AGREEMENT

PENDING LITIGATION

None.

Schedule 15.2(f)-1

SCHEDULE 15.2(l)

TO MASTER REPURCHASE AGREEMENT

EXISTING LIENS

None.

Schedule 15.2(l)-1

SCHEDULE 15.3

TO MASTER REPURCHASE AGREEMENT

SPECIAL REPRESENTATIONS AND WARRANTIES WITH RESPECT TO EACH

PURCHASED LOAN

As of the related Purchase Date, for each Purchased Loan the Seller makes the following representations and warranties:

(a) The information with respect to each Purchased Loan set forth in the related Mortgage Loan Transmission File is true and correct as of the date specified in all material respects.

(b) The Seller is the sole legal and equitable owner (except in the case of MERS Designated Loans, as to which MERS, as nominee for the Seller and its successors and assigns, is the record owner), free and clear of all Liens other than Permitted Encumbrances, of all Mortgage Loans to be sold to the Buyer by the Seller pursuant to this Agreement and has full right to sell such Mortgage Loans to the Buyer.

(c) All Purchased Loans, including Wet Loans, have been duly authorized and validly created.

(d) Each of the Purchased Loans sold to the Buyer by the Seller complies with all of the requirements of this Agreement and is genuine and what it purports to be.

(e) All information concerning each item or grouping of Purchased Loans listed in any Loan Schedule or in a Mortgage Loan Transmission File sent to the Buyer was, is and/or shall be (as applicable) true and complete in all material respects as of the date of such Loan Schedule or Mortgage Loan Transmission File.

(f) The Seller has complied and will continue to comply in all material respects with all Legal Requirements relating to each Purchased Loan.

(g) Each Mortgage Note and Mortgage related to a Purchased Loan, including Wet Loans, has been duly (i) endorsed or assigned to the Seller and (ii) endorsed or assigned by the Seller in blank (assignment of the Mortgage in blank is not required when MERS is designated in the Mortgage as the original mortgagee or the nominee of the original mortgagee, its successors and assigns) and delivered (or in the case of Wet Loans are in the process of being delivered) to the Buyer.

(h) All Basic Papers for each Purchased Loan (except Wet Loans) will be transmitted to the Buyer with the Mortgage Loan Transmission File with which it is submitted for purchase.

(i) Each assignment to the Buyer of the Lien securing any Purchased Loan will be in proper and sufficient form for recording in the appropriate government office in the U.S. jurisdiction where the related Mortgaged Premises are located (no such assignment is required for any Mortgage that has been originated in the name of MERS and registered under the MERS® System).

Schedule 15.3-1

(j) The Seller has and will continue to have the full right, power and authority to sell the Purchased Loans to the Buyer, and the Purchased Loans sold and to be sold to the Buyer by the Seller under this Agreement or pursuant to it may be further sold, resold, assigned and reassigned to any Person or Persons without any requirement for the further consent of the Seller or the consent of any other party to any of the Loan Papers or obligated in respect of the Purchased Loans.

(k) Each Purchased Loan is secured by a Lien having the priority represented by the Seller to the Buyer, subject only to the Permitted Encumbrances, until that Purchased Loan shall have been repurchased by the Seller.

(l) Each Purchased Loan is covered by an ALTA mortgage title insurance policy or such other form of title insurance as is acceptable to Fannie Mae or Freddie Mac, issued by and constituting the valid and binding obligation of a title insurer that is generally acceptable to prudent mortgage lenders who regularly originate or purchase Mortgage Loans comparable to the Purchased Loans that are for sale to prudent investors in the secondary market in which investors invest in Mortgage Loans such as the Purchased Loan insuring the Seller, its successors and assigns, as to the first priority (or, in the case of a second lien Loan, second priority) of the Lien of the Mortgage on the related Mortgaged Premises, in an amount equal to the original principal amount of such Purchased Loan. The Seller is the sole named insured of such mortgage title insurance policy, the assignment to the Buyer of the Seller’s interest in such policy does not require the consent of or notice to the insurer (or such consent has been obtained or notice given), and such policy is and will be in full force and effect and inure to the benefit of the Buyer as and when such Purchased Loan is sold to the Buyers. No claims have been made under such policy and no prior holder of the Purchased Loan, including the Seller, has done, by act or omission, anything that would impair the coverage of such policy.

(m) The Mortgaged Premises securing each Purchased Loan are capable of being lawfully occupied under applicable Laws, all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of such Mortgaged Premises and, with respect to the use and occupancy of the same, including certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate Governmental Authority.

(n) The Seller has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Premises or the Customer in respect of any Purchased Loan (other than the Customer’s credit standing) that can reasonably be expected to cause private institutional investors that regularly invest in Mortgage Loans similar to such Purchased Loan to regard such Purchased Loan as an unacceptable investment or adversely affect the value or marketability of such Purchased Loan to other similar institutional investors.

Schedule 15.3-2

(o) Each Purchased Loan’s Mortgage contains an enforceable provision for acceleration of the maturity of the unpaid principal balance thereof in the event that the Mortgaged Premises are sold or transferred without the prior written consent of the holder thereof.

(p) No Purchased Loan is a graduated payment Mortgage Loan or has a shared appreciation or other contingent interest feature.

(q) All interest rate adjustments, if any, in respect of each Purchased Loan have been made in strict compliance with applicable Law and the terms of the related Mortgage Note, and any interest required to be paid pursuant to applicable Law has been properly paid and credited.

(r) No Customer in respect of any Purchased Loan has notified the Seller, and the Seller has no knowledge, of any relief requested by or allowed to such Customer under the Servicemembers’ Civil Relief Act of 2003.

(s) The Seller used no selection procedures that identified the Eligible Loans relating to a Transaction as being less desirable or valuable than other comparable assets in the Seller’s portfolio on the related Purchase Date, and no Purchased Loan was selected for inclusion in a Transaction on any basis that was intended to have a material adverse effect on the Buyers or the Buyer.

(t) No Purchased Loan is subject to a bankruptcy plan.

(u) Each Purchased Loan is a “qualified mortgage” within the meaning of §860G(a)(3) of the Internal Revenue Code.

(v) All Purchased Loans and all related papers included in the Purchased Loans:

1 were originated by the Seller, a duly licensed mortgage lender in the ordinary course of its business;

2 have been made in compliance with all applicable requirements of the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the federal Truth-In-Lending Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, related statutes and regulations and all applicable Legal Requirements under usury, truth-in-lending, equal credit opportunity and all other Laws, and the continued compliance of the Purchased Loans is not affected by their sale to the Buyers;

3 are the legal, valid and binding obligations of the respective Customers who entered into them and are and will continue to be valid and enforceable in accordance with their terms, without any claim, right of rescission, counterclaim, defense or offset, including any claim or defense of usury, except as such enforceability may be limited by bankruptcy and other laws affecting the rights of creditors generally and by principles of equity, excepting rights that, by

Schedule 15.3-3

applicable law, cannot be waived, and neither the operation of any of their respective contract terms nor the exercise of any right thereunder will render any of them partly or wholly unenforceable or subject to any such claim, right of rescission, counterclaim, defense or offset, and no such claim, right of rescission, counterclaim, defense or setoff has been asserted;

4 have not been modified or amended and none of their requirements has been waived, except as expressly and completely reflected in the applicable Loan Papers furnished to the Buyer;

5 have fair market values equal to or greater than the Purchase Price respectively attributed or allocated to them under this Agreement on the Purchase Date;

6 comply and will continue to comply with the terms of this Agreement;

7 were not originated in, and are not subject to the laws of, any jurisdiction whose laws (i) make unlawful their sale to the Buyer pursuant to this Agreement, or (ii) render the Purchased Loans unenforceable;

8 are in full force and effect and have not been satisfied or subordinated in whole or in part or rescinded, and the residential real property securing each Purchased Loan has not been partially or completely released from the Lien of such Purchased Loan;

9 evidence and are each secured by a valid first Lien in favor of the Seller on real property securing the amount owed by the Customer(s) under the related Mortgage, subject only to Permitted Encumbrances;

10 are each executed in full accordance with all requirements of the applicable Laws of the jurisdiction in which the related Mortgaged Premises are located, with the Mortgage for each being (i) duly acknowledged and sealed by such official and in such manner and form as to be both recordable and effective under such Laws to give such constructive notice to all Persons as shall be necessary to establish and continue the Lien of such Mortgage with the priority that the Seller represents it has to the Buyer and (ii) so recorded (or in the process of being recorded), and with the Mortgage Note, Mortgage and all related papers executed with the genuine original signature(s) of the Customer(s) obligated on such Purchased Loan, and all parties to each such Purchased Loan had full legal capacity to execute it;

11 are secured by real property improved by a one-, two-, three- or four-family residence;

12 are the subject of a Current Appraisal or a Current Broker’s Price Opinion of which the Seller has possession and will make available to the Buyer on request, and the Seller has in its possession and will make available to the Buyer on request evidence of the Mortgaged Premises’ value and how it was determined;

Schedule 15.3-4

13 are not subject to the Home Ownership and Equity Protection Act of 1994;

(w) As to each Purchased Loan and its Loan Papers:

1 the Loan Papers contain customary and enforceable provisions so as to render the rights and remedies of their holder adequate for the realization against the Purchased Loan of the benefits of the security intended to be provided by it;

2 there is only one original executed Mortgage Note, and, except in the case of Wet Loans, that original has been delivered to the Buyer;

3 none of its makers or mortgagors is an Affiliate of the Seller or any of its or its Subsidiaries’ directors or officers; and

4 they do not contain any term or condition such that the repayment schedule results in the outstanding principal balance increasing over time, rather than amortizing, whether or not such Purchased Loan is deemed to be an “option ARM”, “negative amortization” or “graduated payment” loan. The Buyer may rely on the Seller’s representation and warranty that any Purchased Loan amortizes over time.

(x) Each Mortgage is a Lien on the premises and property described in it having the priority represented to the Buyer, and the description of the Mortgaged Premises in each Mortgage is legally adequate and each Purchased Loan has been fully advanced in its face amount.

(y) No Purchased Loan is In Default except as to which the Seller has given notice to the Buyer (by reporting Purchased Loans that are delinquent Mortgage Loans).

(z) The Mortgaged Premises in each Mortgage is insured by a fire and extended perils insurance policy and such other hazards as are customary in the area where the Mortgaged Property is located or customary under the Seller’s servicing procedures and the amount of the insurance is in the amount of the full insurable value of the Mortgaged Property on a replacement cost basis or the unpaid balance of the Mortgage Loans, whichever is less. If the Mortgaged Property is in an area identified by any federal governmental authority as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Insurance Administration is in effect. All such insurance policies (collectively, the “hazard insurance policy”) contain a standard mortgage clause naming the originator and its successors and assigns (including subsequent owners of the Mortgage Loan), as mortgagee.

Schedule 15.3-5

(aa) Each Purchased Loan is covered by an Investor Commitment or Hedge Agreement.

* * * * * * * *

As used in the this Schedule 15.3, the following terms have the following meanings:

“Appraisal” means an appraisal by a licensed appraiser selected in accordance with Agency guidelines and not identified to the Seller as an unacceptable appraiser by an Agency, and who is recognized and experienced in estimating the value of property of that same type in the community where it is located, and who, unless approved by the Buyer on a case-by-case basis, is not a member, manager, director, officer or employee of the Seller or any Affiliate of the Seller, or related as a parent, sibling, child or first cousin to any of the Seller’s or any such Affiliate’s respective directors or officers or any of their spouses, a signed copy of the written report of which appraisal is in the possession of the Seller or the applicable Servicer.

“Broker’s Price Opinion” means the written opinion of the value of a tract or parcel of real property improved by a one-, two-, three- or four-family residence securing a Mortgage Loan, issued by a real estate broker duly licensed as such by the jurisdiction in which the subject property is located that is reasonably acceptable to the Buyer and that is not an Affiliate of the Seller or a director, member, manager, officer or employee of the Seller or any of its Affiliates, selected reasonably and in good faith by the Seller.

“Current Appraisal” means an Appraisal dated no earlier than ninety (90) days (or such longer period, if any, as the Buyer shall approve) before the relevant Determination Date.

“Current Broker’s Price Opinion” means a Broker’s Price Opinion dated no earlier than ninety (90) days (or such longer period, if any, as the Buyer shall approve) before the relevant Determination Date.

Schedule 15.3-6